Exhibit 10.1

EXECUTION VERSION

PLAN SUPPORT AGREEMENT

This Plan Support Agreement (the “Agreement”) is made and entered into as of July 22, 2013, by and among (i) SP Special Opportunities, LLC (“SPSO”), (ii) the other undersigned lenders under the LP Credit Agreement (as defined below), exclusive of SPSO (each, a “Supporting LP Lender” and, together with SPSO, the “Plan Sponsors”), (iii) L-Band Acquisition, LLC (the “Stalking Horse Bidder”) and (iv) solely for the purposes of Section 7.11 hereof, DISH Network Corporation (“Parent Entity”). The Plan Sponsors, the Stalking Horse Bidder, and each other person that becomes a party to this Agreement in accordance with the terms hereof shall be referred to herein individually as a “Party” and collectively as the “Parties”; provided, however, that the Parent Entity shall not be deemed a Party for any purposes of any provision hereunder other than Section 7.11 of this Agreement.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan (as defined herein).

RECITALS

WHEREAS, on May 14, 2012 (the “Petition Date”), LightSquared Inc. and certain of its affiliates (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, the Debtors are operating their businesses as debtors in possession in jointly administered cases under chapter 11 of the Bankruptcy Code that are styled as In re LightSquared Inc., et. al., Case No. 12-12080 (SCC) (the “Chapter 11 Cases”);

WHEREAS, on May 18, 2012, the Ontario Superior Court of Justice (Commercial List) (the “Canadian Court” and the proceeding before the Canadian Court, the “CCAA Recognition Proceeding”) granted orders under Part IV of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c.C-36 (the “CCAA”) that, among other things, recognized the Chapter 11 Cases as a “foreign main proceeding” pursuant to Part IV of the CCAA;

WHEREAS, each Plan Sponsor is a holder of a Claim, as defined in section 101(5) of the Bankruptcy Code (each, an “LP Lender Claim”), arising under that certain Credit Agreement, dated as of October 1, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “LP Credit Agreement”), between LightSquared LP, as borrower,  LightSquared, Inc., LightSquared Investors Holdings Inc., LightSquared GP Inc. and TMI Communications Delaware, Limited Partnership, ATC Technologies, LLC, LightSquared Corp., LightSquared Inc. of Virginia, LightSquared Subsidiary LLC, SkyTerra Holdings (Canada) Inc. and SkyTerra (Canada) Inc., as guarantors, the lenders party thereto, UBS AG, Stamford Branch, as administrative agent,  Wilmington Trust FSB, as collateral trustee, and UBS Securities LLC, as arranger, syndication agent and documentation agent;

WHEREAS, one or more Plan Sponsors may also hold or acquire Claims against or equity interests in Debtor LightSquared LP and/or its Debtor subsidiaries (including, without limitation, the Series A Preferred Units issued by LightSquared LP) other than LP Lender Claims

(such claims and interests, the “Additional LP Claims and/or Interests” and, together with the LP Lender Claims, the “Covered Claims and/or Interests”);

WHEREAS, the Plan Sponsors have agreed to propose and support exclusively a plan of reorganization in these Chapter 11 Cases substantially in the form attached hereto as Exhibit A (as may be amended, supplemented and restated or otherwise modified from time to time with the approval of the Plan Sponsors, the “Plan”);

WHEREAS, the Stalking Horse Bidder has offered, pursuant to the Purchase Agreement annexed hereto as Exhibit B (the “Stalking Horse Agreement”), to purchase the Acquired Assets, subject to an auction process as set forth in the Plan and in accordance with the Bid Procedures (as defined herein); and

WHEREAS, in expressing their support for the Agreement and the Plan (pursuant to the terms and conditions of this Agreement), the Parties do not desire and do not intend in any way to derogate, diminish or violate, and intend to fully comply with, the solicitation requirements of applicable securities and bankruptcy law.

NOW, THEREFORE, in consideration of the foregoing and the promises, mutual covenants, and agreements set forth herein and for other good and valuable consideration, the Parties agree as follows:

Section 1.                                          Commitments of the Parties Under this Agreement.

1.1          Plan Sponsors’ Commitments.

(a)           As consideration for the Stalking Horse Bidder entering into this Agreement and the Stalking Horse Agreement, so long as this Agreement shall not have been terminated in accordance with Section 6 hereof, each Plan Sponsor agrees that, by having executed and become party to this Agreement, it:

(1)                                 Shall, collectively with the other Plan Sponsors, file with the Bankruptcy Court the Plan and a related disclosure statement (the “Disclosure Statement”), on July 23, 2013;

(2)                                 Shall, collectively with the other Plan Sponsors, file with the Bankruptcy Court, motions for approval of the Bid Procedures and the Disclosure Statement, on or before 12:00 p.m. (Eastern time) on July 29, 2013;

(3)                                 Shall use commercially reasonable efforts to obtain confirmation of, and consummate, the Plan;

(4)                                 Shall use commercially reasonable efforts to achieve each of the milestones set forth in Exhibit C attached hereto (the “Milestones”);

(5)                                 Shall, after entry of the Disclosure Statement Order and the solicitation of votes on the Plan in accordance therewith, vote all Covered Claims and/or

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Interests held by such Plan Sponsor to accept the Plan, provided, that the Plan and Disclosure Statement, including any amendments, supplements, changes and modifications thereto, shall be in form and substance satisfactory to the Plan Sponsors;

(6)                                 Shall not directly or indirectly seek, solicit, support, or vote in favor of any other plan, sale, proposal, or offer of dissolution, winding up, liquidation, reorganization, merger, or restructuring of the Debtors other than the Plan (each, an “Alternative Plan”);

(7)                                 Shall not directly or indirectly (a) engage in, continue, or otherwise participate in any negotiations regarding any Alternative Plan, (b) enter into a letter of intent, memorandum of understanding, agreement in principle, or other agreement relating to any Alternative Plan or (c) withhold, withdraw, qualify, or modify its approval or recommendation of this Agreement or the Plan, the Disclosure Statement, the Stalking Horse Agreement or the Bid Procedures;

(8)                                 Shall not directly or indirectly object to or otherwise commence any proceeding opposing any of the terms of the Plan or the Disclosure Statement; provided, that nothing contained herein shall limit the ability of any Plan Sponsor to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Cases, so long as such consultation, appearance or objection is not inconsistent with (i) such Plan Sponsor’s obligations under this Agreement or (ii) the terms of the Plan and the other transactions contemplated by and in accordance with this Agreement and the Plan;

(9)                                 Shall not, directly or indirectly, commence any proceeding or prosecute, join in, or otherwise support any action to oppose or object to entry of the Disclosure Statement Order, the order of the Bankruptcy Court approving the Bid Procedures, which shall be in form and substance acceptable to the Plan Sponsors and the Stalking Horse Bidder (the “Bid Procedures Order”), or the Confirmation Order (as defined below) or the entry of any order by the Canadian Court in the CCAA Recognition Proceeding recognizing any of the foregoing orders;

(10)                          Shall not, directly or indirectly, encourage any other entity to object to, delay, impede, appeal, or take any other action, directly or indirectly, to interfere with entry of the Disclosure Statement Order, the Bid Procedures Order or the Confirmation Order, or the entry of any order by the Canadian Court in the CCAA Recognition Proceeding recognizing any of the foregoing orders; and

(11)                          Shall not, directly or indirectly, take any action that is inconsistent with this Agreement or the Plan, or that would unreasonably delay beyond the

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date of any Milestone the approval of the Disclosure Statement or the confirmation and consummation of the Plan.

(b)           Nothing in this Agreement shall impair, prohibit, limit or restrict the rights of any Supporting LP Lender in connection with (i) the auction process to be conducted pursuant to the bid procedures related to the LP Sale set forth in Exhibit D attached hereto (the “Bid Procedures”), as approved by the Bankruptcy Court pursuant to the Bid Procedures Order, (ii) the Order Further Extending LightSquared’s Exclusive Periods to File a Plan of Reorganization and Solicit Acceptances Thereof [Docket No. 522], entered by the Bankruptcy Court on February 13, 2013, (iii) soliciting Potential Bidders (as defined in the Bid Procedures), or engaging in discussions and negotiations with Potential Bidders; or (iv) selecting the Successful Bidder (as defined in the Bid Procedures).

1.2          Stalking Horse Bidder’s Commitments.

As consideration for the Plan Sponsors entering into this Agreement, so long as this Agreement shall not have been terminated in accordance with Section 6 hereof, the Stalking Horse Bidder agrees that, by having executed and become party to this Agreement, it:

(a)                                 Shall use commercially reasonable efforts to effectuate and consummate the transactions contemplated by this Agreement, the Plan and the Stalking Horse Agreement;

(b)                                 Shall use commercially reasonable efforts to obtain the Confirmation Order;

(c)                                  Shall not directly or indirectly seek, solicit, support, or vote in favor of any Alternative Plan;

(d)                                 Shall not directly or indirectly (a) engage in, continue, or otherwise participate in any negotiations regarding any Alternative Plan, (b) enter into a letter of intent, memorandum of understanding, agreement in principle, or other agreement relating to any Alternative Plan, or (c) withhold, withdraw, qualify, or modify its approval or recommendation of this Agreement, the Plan, the Disclosure Statement, the Stalking Horse Agreement or the Bid Procedures;

(e)                                  Shall not encourage any other entity to object to, delay, impede, appeal, or take any other action, directly or indirectly, to interfere with entry of the Disclosure Statement Order or, after approval thereof, the Confirmation Order;

(f)                                   Shall not withdraw its offer made pursuant to the Stalking Horse Agreement;

(g)                                  Shall not take any action that is inconsistent with this Agreement, the Plan or the Stalking Horse Agreement, or that would unreasonably delay beyond the date of any Milestone the approval of the Disclosure Statement or the confirmation and consummation of the Plan; and

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(h)                                 Shall, in the event it acquires any Covered Claims and/or Interests, vote all Covered Claims and/or Interests it holds to accept the Plan when solicited pursuant to the Disclosure Statement Order.

1.3          Transfer of Claims and Interests.

Until the termination of this Agreement pursuant to the terms hereof, no Party shall (a) sell, transfer, assign, pledge, grant a participation interest in, or otherwise dispose of, directly or indirectly, its right, title, or interest in respect of any of its Covered Claims and/or Interests, in whole or in part, (b) grant any proxies, deposit any of its Covered Claims and/or Interests into a voting trust, or enter into a voting agreement with respect to any such claim or interest, or (c) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of its Covered Claims and/or Interests, whether any such transaction described in clause (a), (b) or (c) above is to be settled by delivery of Covered Claims and/or Interests, in cash or otherwise (collectively, the actions described in clauses (a), (b) and (c), a “Transfer”), unless such Transfer is to a Party or any other entity that first agrees in writing to be bound by the terms of this Agreement by executing and delivering to the other Parties transferee acknowledgments substantially in the form attached hereto as Exhibit E (the “Transferee Acknowledgment”) and is capable of fulfilling its obligations under this Agreement, as reasonably determined by the other Parties.  Copies of all Transferee Acknowledgements shall be served on all Parties in accordance with Section 7.14 hereof.  Any transferee shall be deemed to make all of the representations and warranties of a Plan Sponsor set forth in Section 2 of this Agreement.  Upon compliance with the foregoing, the transferor (other than in the case of the Stalking Horse Bidder) shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations.  Any Transfer made in violation of this Section 1.3 shall be deemed null and void and of no force or effect, regardless of any prior notice provided to the Parties hereunder (it being understood that the putative transferor shall continue to be bound by the terms and conditions set forth in this Agreement).

1.4          Further Acquisition of Claims and Interests.

This Agreement shall in no way be construed to preclude any Plan Sponsor or any of its affiliates (as defined in section 101(2) of the Bankruptcy Code) from acquiring additional Covered Claims and/or Interests following its execution of this Agreement.  Any such Covered Claims and/or Interests acquired by a Plan Sponsor shall automatically be deemed to be subject to the terms of this Agreement, and such acquiring Plan Sponsor shall promptly (and, in no event, later than two (2) business days) inform the other Plan Sponsors of such acquisition

1.5          Further Negotiation of Stalking Horse Agreement.

Each of the Parties acknowledges that, as of the date hereof, the Stalking Horse Agreement will be subject to further negotiation.  If at any time, based on diligence or otherwise, the Stalking Horse Bidder determines, in its sole discretion, that it will be unwilling or unable to enter into a final form of the Stalking Horse Agreement containing terms and conditions acceptable to it, it shall promptly, but in no event later than one (1) business day after making such determination, notify each of the Plan Sponsors of such determination in accordance with

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Section 7.14 hereof.  Upon receiving such notification, notwithstanding anything to the contrary herein (including Section 1.1(a)(6) hereof), the Plan Sponsors shall be permitted to engage in negotiations regarding an Alternative Plan with any party, including, without limitation, the Debtors and/or their affiliates.

Section 2.                                          Representations and Warranties of the Plan Sponsors.

Each Plan Sponsor hereby severally but not jointly represents and warrants that, as of the date hereof:

(a)                                 Authority.  (i) Such Plan Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all the requisite corporate, partnership or other power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated herein; and (ii) the execution, delivery and performance by such Plan Sponsor of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action (corporate, partnership or otherwise) on the part of such Plan Sponsor and no other proceedings on the part of such Plan Sponsor are necessary to authorize and approve this Agreement or any of the transactions contemplated herein.

(b)                                 Validity.  This Agreement has been duly executed and delivered by such Plan Sponsor and constitutes the legal, valid and binding agreement of such Plan Sponsor, enforceable against such Plan Sponsor in accordance with its terms.

(c)                                  No Conflict.  The execution, delivery and performance by such Plan Sponsor (when such performance is due) of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or, in the case of an entity, any of its subsidiaries or its or their certificates of incorporation or bylaws or other organizational documents, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it, or, applicable, any of its subsidiaries is a party.

(d)                                 Authorization of Governmental Authorities and Creditors.  No action by (including any authorization, consent or approval), in respect of, or filing with, any governmental authority is required for, or in connection with, the valid and lawful authorization, execution, delivery and performance by such Plan Sponsor of this Agreement.

(e)                                  No Reliance.  Such Plan Sponsor (i) is a sophisticated party with respect to the subject matter of this Agreement, (ii) has been represented and advised by legal counsel in connection with this Agreement, (iii) has adequate information concerning the matters that are the subject of this Agreement and (iv) has independently and without reliance upon the Stalking Horse Bidder or any officer, employee, agent or representative thereof, and based on such information as such Plan Sponsor has deemed appropriate, made its own analysis and decision to enter

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into this Agreement, and such Plan Sponsor acknowledges that it has entered into this Agreement voluntarily and of its own choice and not under coercion or duress.

(f)                                   Title.  Such Plan Sponsor is the beneficial owner of, or the nominee for beneficial holders of, the Covered Claims and/or Interests in the aggregate principal amount or face amount (as applicable) set forth below such Plan Sponsor’s name on the signature page hereof (and in the case of a nominee, it has due and proper authorization to act on behalf of, and to bind, the beneficial owner of such Covered Claims and/or Interests).  Such Plan Sponsor’s interest in Covered Claims and/or Interests is free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would adversely affect in any way such Plan Sponsor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

Section 3.                                          Representations and Warranties of the Stalking Horse Bidder.

The Stalking Horse Bidder hereby represents and warrants that, as of the date hereof:

(a)                                 Authority.  The Stalking Horse Bidder (i) has the power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated herein and (ii) the execution, delivery and performance by the Stalking Horse Bidder under this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary action on the part of the Stalking Horse Bidder.

(b)                                 Validity.  This Agreement has been duly executed and delivered by the Stalking Horse Bidder and constitutes the legal, valid and binding agreement of the Stalking Horse Bidder, enforceable against the Stalking Horse Bidder in accordance with its terms.

(c)                                  No Conflict.  The execution, delivery and performance by the Stalking Horse Bidder (when such performance is due) of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or, in the case of an entity, any of its subsidiaries or its or their certificates of incorporation or bylaws or other organizational documents, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under its certificate of incorporation or by-laws (or other organizational documents).

(d)                                 Authorization of Governmental Authorities.  No action by (including any authorization, consent or approval), in respect of, or filing with, any governmental authority is required for, or in connection with, the valid and lawful authorization, execution, delivery and performance by the Stalking Horse Bidder of this Agreement.

(e)                                  No Reliance.  The Stalking Horse Bidder (i) is a sophisticated party with respect to the matters that are the subject of this Agreement, (ii) has had the opportunity

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to be represented and advised by legal counsel in connection with this Agreement, (iii) has adequate information concerning the matters that are the subject of this Agreement and (iv) has independently and without reliance upon the Plan Sponsors, and based on such information as the Stalking Horse Bidder has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that the Stalking Horse Bidder has relied upon the Plan Sponsors’ express representations, warranties and covenants in this Agreement, which it enters, or as to which it acknowledges and agrees, voluntarily and of its own choice and not under coercion or duress.

(f)                                   Financial Capability.  The Stalking Horse Bidder (i) has, as of the date of this Agreement, and will have on the Funding Date (as defined in the Stalking Horse Agreement) access to sufficient funds available to pay the Purchase Price and any expenses incurred by the Stalking Horse Bidder in connection with the Sale, and (ii) has as of the date of this Agreement and will have on the Funding Date the resources and capabilities (financial or otherwise) to perform its obligations under the Stalking Horse Agreement.

(g)                                  No Claim or Interest.  As of the date hereof, the Stalking Horse Bidder does not hold any claim against, or interest in, any of the Debtors.

Section 4.                                          No Waiver of Participation and Preservation of Rights.

Except as expressly provided in this Agreement, nothing herein is intended to, does or shall be deemed in any manner to waive, limit, impair, or restrict the ability of each of the Plan Sponsors to protect and preserve its rights, remedies, and interests, including, but not limited to, its claims against or interests in any of the Debtors, any liens or security interests it may have in any assets of any of the Debtors, or its full participation in the Chapter 11 Cases so long as such actions are not inconsistent with the Plan Sponsor’s obligations hereunder.  Without limiting the foregoing sentence in any way, if the transactions contemplated by this Agreement or otherwise set forth in the Plan are not consummated as provided herein or therein, if this Agreement is terminated for any reason, the Parties each fully reserve any and all of their respective rights, remedies and interests.

Section 5.                                          Acknowledgement.

THIS AGREEMENT, THE PLAN, THE STALKING HORSE AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED HEREIN AND THEREIN, ARE THE PRODUCT OF NEGOTIATIONS BETWEEN THE PARTIES AND THEIR RESPECTIVE REPRESENTATIVES.  EACH PARTY HEREBY ACKNOWLEDGES THAT THIS AGREEMENT IS NOT AND SHALL NOT BE DEEMED TO BE A SOLICITATION OF VOTES FOR THE ACCEPTANCE OF A CHAPTER 11 PLAN FOR THE PURPOSES OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR OTHERWISE.  THE PLAN SPONSORS WILL NOT SOLICIT ACCEPTANCES OF THE PLAN FROM HOLDERS OF COVERED CLAIMS AND/OR INTERESTS (OR ANY OTHER PERSON OR ENTITY) UNTIL SUCH HOLDERS (OR ANY OTHER PERSON OR ENTITY) HAVE BEEN PROVIDED WITH A COPY OF A DISCLOSURE STATEMENT APPROVED BY THE

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BANKRUPTCY COURT.  EACH PARTY FURTHER ACKNOWLEDGES THAT NO SECURITIES OF ANY DEBTOR ARE BEING OFFERED OR SOLD HEREBY AND THAT THIS AGREEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF ANY DEBTOR.  NOTWITHSTANDING THE FOREGOING PROVISIONS, NOTHING IN THIS AGREEMENT SHALL REQUIRE ANY PARTY TO TAKE ANY ACTION PROHIBITED BY THE BANKRUPTCY CODE, THE SECURITIES ACT OF 1933 (AS AMENDED), THE SECURITIES EXCHANGE ACT OF 1934 (AS AMENDED), ANY RULE OR REGULATIONS PROMULGATED THEREUNDER, OR BY ANY OTHER APPLICABLE LAW OR REGULATION OR BY AN ORDER OR DIRECTION OF ANY COURT OR ANY STATE OR FEDERAL GOVERNMENTAL AUTHORITY.

Section 6.                                          Termination.

6.1          Termination Events.

This Agreement may be terminated:

(a)                                 immediately upon the written agreement of all the Parties to terminate this Agreement;

(b)                                 by any Party, solely as to such party, immediately upon the failure of the third Milestone set forth on Exhibit C to be satisfied;

(c)                                  by any Party, solely as to such Party, immediately following the occurrence of any event described in clause (1) or (2) below:

(1)                           any of the Chapter 11 Cases relating to a Debtor that owns material assets to be purchased pursuant to the Stalking Horse Agreement is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code; or

(2)                           the Confirmation Order is vacated pursuant to Section 11.4 of the Plan;

(d)                                 by any Supporting LP Lender, upon three (3) business days written notice to each of the other Parties following the occurrence of any event described in clause (1) or (2) below:

(1)                                 the Plan has not been consummated by December 31, 2013 and the holders of LP Lender Claims shall not have received their Plan Consideration; or

(2)                                 there has been a material breach of any representation, warranty or covenant contained in this Agreement by SPSO or the Stalking Horse Bidder.

(e)                                  by SPSO, upon three (3) business days written notice to each of the other Parties following the occurrence of a material breach of any representation, warranty or covenant contained in this Agreement by any of the Supporting LP Lenders.

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(f)                                   by the Stalking Horse Bidder, upon three (3) business days written notice to each of the other Parties following the occurrence of any event described in clause (1), (2), (3), (4) or (5) below:

(1)                           a Milestone has not been met;

(2)                           there has been a material breach of any representation, warranty or covenant contained in this Agreement by any of the Supporting LP Lenders;

(3)                           consummation of the transactions contemplated by the Stalking Horse Agreement has become legally impossible as the result of an event or occurrence specified in Section 8.1(b) of the Stalking Horse Agreement;

(4)                           the Plan Sponsors have withdrawn the Plan or publicly announced their intention not to support the Plan or provided written notice to the Stalking Horse Bidder of their intention to do so; or

(5)                           any court has entered a final, non-appealable judgment or order declaring this Agreement or any material portion hereof to be unenforceable.

The provisions of this Section 6.1 are intended solely for the Parties; provided, however, that no Party to this Agreement may seek to terminate this Agreement based upon a material breach or a failure of a condition (if any) in this Agreement arising out of its own actions or omissions.  Any such termination (or partial termination) of this Agreement shall not restrict the Parties’ rights and remedies for any breach of this Agreement by any Party, including, but not limited to, the reservation of rights set forth in Section 4 hereof, and the right of specific performance set forth in Section 7.11.

Further, notwithstanding anything to the contrary contained in this Agreement, to the extent any Debtor or any of Harbinger Capital Partners LLC or its affiliates (“Harbinger Parties”) takes or has taken any action or failed to take any action that (a) may result in a condition set forth in this Agreement or the Stalking Horse Agreement to not be satisfied or (b) may give rise to a termination right pursuant to Section 6.1 hereof or under the Stalking Horse Agreement (as the case may be, a “Debtor/Harbinger Impediment”), then the Parties shall prepare and file with the Bankruptcy Court a joint motion (“Motion to Compel”), in form and substance reasonably satisfactory to each Party, to remedy a Debtor/Harbinger Impediment, and each Party shall support any other Parties’ request that such Motion to Compel be heard by the Bankruptcy Court on an expedited basis.  In the event that a Motion to Compel is filed by the Parties in accordance with this paragraph, no Party shall terminate this Agreement or the Stalking Horse Agreement until the Bankruptcy Court enters an order with respect to the Motion to Compel, and if the Bankruptcy Court grants the Motion to Compel, this Agreement and/or the Stalking Horse Agreement may not be terminated based on the Debtor/Harbinger Impediment that was the subject of the Motion to Compel; provided, however, that notwithstanding the foregoing, nothing herein shall be deemed to modify or otherwise affect the right of the Stalking Horse Bidder to terminate this Agreement in accordance with Section 6.1(f)(1) hereof.

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6.2                               Effects of Termination.

In the event this Agreement is terminated (or is terminated with respect to any Party), the Parties hereto (or the Parties with respect to which this Agreement has been terminated, as applicable) shall not have any continuing liability or obligation under this Agreement and each Party (or each Party with respect to which this Agreement has been terminated, as applicable) shall have all the rights and remedies available to it under applicable law; provided, however, that no such termination shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of termination.

Section 7.                                          Miscellaneous Terms.

7.1                               Binding Effect.

This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors, assigns, heirs, transferees, executors, administrators, and representatives, in each case solely as such parties are permitted under this Agreement.  The agreements, representations, warranties, covenants, and obligations of each Party contained in this Agreement are, in all respects, several, but not joint.

7.2                               Assignment.

No rights or obligations of any Party under this Agreement may be assigned or transferred to any other entity except as provided in Section 1.3 hereof.

7.3                               Further Assurances.

The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occurs before or after the date of this Agreement.

7.4                               Headings.

The headings of all sections of this Agreement are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.  References to sections, unless otherwise indicated, are references to sections of this Agreement.

7.5                               Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

By execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees that the Bankruptcy Court shall have exclusive

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jurisdiction of all matters arising out of or in connection with this Agreement, and waives any objection it may have to venue or the convenience of the forum.

7.6                               Incorporation of Exhibits.

The Plan, the Stalking Horse Agreement, the Milestones, the Bid Procedures, and the Transferee Acknowledgement (collectively, the “Exhibits”) are expressly incorporated herein by reference and are made part of this Agreement.  References to “the Agreement,” “this Agreement,” “herein” or “hereof” include this Agreement and each of the Exhibits.

7.7                               Entire Agreement.

This Agreement (including, for the avoidance of doubt, the Exhibits) constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, warranties, and understandings of the Parties, whether oral, written, or implied, as to the subject matter hereof; provided, however, that any confidentiality agreement or waivers executed by any Party shall survive this Agreement and shall remain in full force and effect in accordance with its terms.

7.8                               Interpretation.

This Agreement is the product of negotiation by and among the Parties.  Any Party enforcing or interpreting this Agreement shall interpret it in a neutral manner.  There shall be no presumption concerning whether to interpret this Agreement for or against any Party by reason of that Party having drafted this Agreement, or any portion thereof, or caused it or any portion thereof to be drafted.  To the extent there is any conflict between the terms of this Agreement and the terms of the Exhibits, the terms and conditions as set forth in this Agreement shall govern.

7.9                               Amendment and Waiver.

Except as otherwise specifically provided herein, this Agreement may not be modified, waived, amended, or supplemented unless such modification, waiver, amendment, or supplement is in writing and has been signed by each of the Parties.  No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver (unless such waiver expressly provides otherwise).

7.10                        Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.  The signatures of all of the Parties need not appear on the same counterpart.  Delivery of an executed signature page of this Agreement by facsimile or electronic mail shall be effective as delivery of a manually executed signature page of this Agreement.

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7.11                        Remedies.

(a)                                 Each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting a bond.  NO PARTY (OR ITS AFFILIATES OR REPRESENTATIVES) SHALL, UNDER ANY CIRCUMSTANCE, BE LIABLE TO ANY OTHER  PARTY (OR ITS AFFILIATES OR REPRESENTATIVES) FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES CLAIMED BY SUCH OTHER PARTY UNDER THE TERMS OF OR DUE TO ANY BREACH OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF REVENUE OR INCOME, DAMAGES BASED ON ANY MULTIPLIER OF PROFITS OR OTHER VALUATION METRIC, COST OF CAPITAL, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY.

(b)                                 If any Plan Sponsor breaches any obligation, term or provision of this Agreement, (i) such Party shall not be liable for money damages, and (ii) each non-breaching Party shall be entitled solely to specific performance and injunctive or other equitable relief as a remedy for any such breach.

(c)                                  To the extent the Bankruptcy Court determines, by a final nonappealable order, that the Stalking Horse Bidder is liable to another Party for a breach of this Agreement and that such Party is entitled to money damages from the Stalking Horse Bidder for such breach, Parent Entity and the Stalking Horse Bidder shall be  jointly and severally liable for such money damages.

7.12                        No Admissions.

This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever.  Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.  No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party or any person or entity, and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon any Party any obligations in respect of this Agreement except as expressly set forth herein.  This Agreement (including all Exhibits hereto) is part of a proposed settlement of a dispute among the Parties.  Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement (including all Exhibits hereto) and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding involving enforcement of the terms of this Agreement.

7.13                        Consideration.

Each Party hereby acknowledges that no consideration, other than that specifically described herein or the Plan, shall be due or paid to any Plan Sponsor for its agreement to file the

13

Plan with the Bankruptcy Court or to vote to accept the Plan in accordance with the terms and conditions of this Agreement, other than the Plan Sponsors’ representations, warranties and agreement to use commercially reasonable efforts to seek to effectuate and consummate the Plan.

7.14                        Notices.

All notices hereunder (including copies of Transferee Acknowledgments in accordance with Section 1.3 of this Agreement) shall be deemed given if in writing and hand-delivered or sent by courier, by registered or certified mail (return receipt requested), or by electronic mail to the following addresses (or at such other addresses as shall be specified by like notice):

(a)                                 if to SPSO or the Stalking Horse Bidder, to: Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, Attn: Rachel C. Strickland (rstrickland@willkie.com); and

(b)                                 if to any other Party, including a transferee thereof, to: (i) White & Case LLP, Southeast Financial Center, 200 South Biscayne Boulevard, Suite 4900, Miami, Florida 33131, Attn.: Thomas E. Lauria (tlauria@miami.whitecase.com), and (ii) White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, Attn.: Glenn Kurtz (gkurtz@whitecase.com).

Any notice given by hand-delivery, courier, mail, or electronic mail shall be effective when received.

7.15                        Consents and Other Actions By the Plan Sponsors.

To the extent any provision of this Agreement or the Plan contemplates the provision of consent or other actions by the Plan Sponsors, such consent shall only be provided and/or such actions shall only be taken if supported by (a) SPSO and (b) Supporting LP Lenders holding over 50% in principal amount of the aggregate principal amount of LP Lender Claims held by the Supporting LP Lenders.

7.16                        Third Party Beneficiaries.

This Agreement shall be solely for the benefit of the Parties hereto (or any other party that may become a party to this Agreement pursuant to Section 1.3 or Section 1.4 of this Agreement) and no other person or entity shall be a third-party beneficiary hereof.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have entered into this Agreement on the day and year first above written.

DISH NETWORK CORPORATION, AS MANAGING MEMBER OF L-BAND ACQUISITION, LLC, as Stalking Horse Bidder

By:
Name:	R. Stanton Dodge
Title:	Executive Vice President, General Counsel and Secretary

Signature Page to Plan Support Agreement

DISH NETWORK CORPORATION, as Parent Entity, solely for the purposes of Section 7.11

By:
Name:	R. Stanton Dodge
Title:	Executive Vice President, General Counsel and Secretary

Signature Page to Plan Support Agreement

SP SPECIAL OPPORTUNITIES HOLDINGS, LLC, AS MANAGING MEMBER OF SP SPECIAL OPPORTUNITIES, LLC

By:
Name:	Charles Ergen
Title:	Managing Member

Holder of $824,323,097.83 in outstanding principal amount of LP Lender Claims

Signature Page to Plan Support Agreement

SUPPORTING LP LENDERS:

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:
Name:
Title:

Holder of $331,180,992.57 in outstanding principal amount of LP Lender Claims

Signature Page to Plan Support Agreement

CYRUS CAPITAL PARTNERS, L.P., IN ITS CAPACITY AS INVESTMENT MANAGER TO CERTAIN FUNDS THAT ARE SUPPORTING LP LENDERS

By:
Name:
Title:

Holder of $134,496,193.66 in outstanding principal amount of LP Lender Claims

Signature Page to Plan Support Agreement

INTERMARKET CORPORATION

By:
Name:
Title:

Holder of $19,606,166.68 in outstanding principal amount of LP Lender Claims

Signature Page to Plan Support Agreement

UBS AG, STAMFORD BRANCH

By:
Name:
Title:

By:
Name:
Title:

Holder of $37,000,000.00 in outstanding principal amount of LP Lender Claims

Signature Page to Plan Support Agreement

EXHIBIT A

PLAN

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
LIGHTSQUARED, INC., et al.,	)	Case No. 12-12080 (SCC)
)
	)	Jointly Administered
Debtors.(1))
)

JOINT CHAPTER 11 PLAN FOR LIGHTSQUARED LP,
ATC TECHNOLOGIES, LLC, LIGHTSQUARED CORP., LIGHTSQUARED INC. OF VIRGINIA, LIGHTSQUARED SUBSIDIARY LLC, LIGHTSQUARED FINANCE CO., LIGHTSQUARED NETWORK LLC, LIGHTSQUARED BERMUDA LTD., SKYTERRA HOLDINGS (CANADA) INC., AND SKYTERRA (CANADA) INC., PROPOSED
BY THE AD HOC SECURED GROUP OF LIGHTSQUARED LP LENDERS

Nothing contained herein shall constitute an offer, acceptance or a legally binding obligation of the Debtors or any other party in interest and this Plan is subject to approval of the Bankruptcy Court and other customary conditions.  This Plan is not an offer with respect to any securities.  This is not a solicitation of acceptances or rejections of the Plan.  Acceptances or rejections with respect to this Plan may not be solicited until a disclosure statement has been approved by the United States Bankruptcy Court for the Southern District of New York. Such a solicitation will only be made in compliance with applicable provisions of securities and/or bankruptcy laws.

Dated:	New York, New York
July 23, 2013

WHITE & CASE LLP
1155 Avenue of the Americas
New York, New York 10036
(212) 819-8200
Counsel for the Ad Hoc Secured Group of LightSquared LP Lenders

(1)  The debtors in these chapter 11 cases, along with the last four digits of each debtor’s federal or foreign tax or registration identification number, are: LightSquared Inc. (8845), LightSquared Investors Holdings Inc. (0984), One Dot Four Corp. (8806), One Dot Six Corp. (8763), SkyTerra Rollup LLC (N/A), SkyTerra Rollup Sub LLC (N/A), SkyTerra Investors LLC (N/A), TMI Communications Delaware, Limited Partnership (4456), LightSquared GP Inc. (6190), LightSquared LP (3801), ATC Technologies, LLC (3432), LightSquared Corp. (1361), LightSquared Finance Co. (6962), LightSquared Network LLC (1750), LightSquared Inc. of Virginia (9725), LightSquared Subsidiary LLC (9821), Lightsquared Bermuda Ltd. (7247), SkyTerra Holdings (Canada) Inc. (0631), SkyTerra (Canada) Inc. (0629) and One Dot Six TVCC Corp. (0040).

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7.6.	Continued Corporate Existence and Vesting of Assets	12
7.7.	Existing Officers; Existing Boards	13
7.8.	Corporate Governance	13
7.9.	Wind Down of the LP Debtors and Their Estates	13
7.10.	Power and Authority of the Existing Boards	14
7.11.	Assumed Liabilities	15
7.12.	Cancellation of Certain Existing Security Interests	15
7.13.	Corporate Action	15
7.14.	Intercompany Equity Interests	16

ARTICLE VIII. PLAN DISTRIBUTION PROVISIONS		16

8.1.	The Disbursing Agent	16
8.2.	Postpetition Interest	16
8.3.	Timing of Plan Distributions	17
8.4.	Distribution Record Date	17
8.5.	Address for Delivery of Plan Distributions/Unclaimed Plan Distributions	17
8.6.	Time Bar to Cash Payments	18
8.7.	No Distribution in Excess of Amount of Allowed Claim	18
8.8.	Setoffs and Recoupments	18
8.9.	Fractional Cents and De Minimis Distributions	19
8.10.	Manner of Payment Under the Plan	19
8.11.	Requirement to Give a Bond or Surety	19
8.12.	Withholding and Reporting Requirements	19
8.13.	Cooperation with Disbursing Agent	20

ARTICLE IX. PROCEDURES FOR RESOLVING DISPUTED CLAIMS		20

9.1.	Objections to Claims	20
9.2.	Amendment to Claims	20
9.3.	Settlement of Claims and Causes of Action	20
9.4.	Estimation of Claims	21
9.5.	Disputed Claims Reserves	21
9.6.	No Recourse	23

ARTICLE X. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		23

10.1.	General Treatment	23
10.2.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	24
10.3.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	25
10.4.	Compensation and Benefit Programs	26
10.5.	Post-Petition Contracts and Leases	26

ARTICLE XI. CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE OCCURRENCE OF THE EFFECTIVE DATE		27

11.1.	Conditions Precedent to Confirmation	27
11.2.	Conditions Precedent to the Occurrence of the Effective Date	27
11.3.	Waiver of Conditions	27
11.4.	Effect of Non-Occurrence of the Effective Date	28

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ARTICLE XII. RETENTION OF JURISDICTION		28

ARTICLE XIII. MISCELLANEOUS PROVISIONS		30

13.1.	Releases	30
13.2.	Exculpation and Limitation of Liability	32
13.3.	Injunctions	32
13.4.	Substantial Consummation	33
13.5.	Satisfaction of Claims	33
13.6.	Special Provisions Regarding Insured Claims	33
13.7.	Third Party Agreements; Subordination	34
13.8.	Status Reports	34
13.9.	Notices	34
13.10.	Headings	35
13.11.	Governing Law	35
13.12.	Section 1125(e) of the Bankruptcy Code	35
13.13.	Inconsistency	36
13.14.	Avoidance and Recovery Actions	36
13.15.	Expedited Determination	36
13.16.	Exemption from Transfer Taxes	36
13.17.	Notice of Entry of Confirmation Order and Relevant Dates	36
13.18.	Termination of Professionals	36
13.19.	Interest and Attorneys’ Fees	37
13.20.	Amendments	37
13.21.	Revocation or Withdrawal of this Plan	37
13.22.	No Successor Liability	38
13.23.	Allocation of Plan Distributions Between Principal and Interest	38
13.24.	Compliance with Tax Requirements	38
13.25.	Rates	38
13.26.	Binding Effect	38
13.27.	Successors and Assigns	39
13.28.	Time	39
13.29.	Severability	39
13.30.	Reservation of Rights	39

EXHIBITS

Exhibit A - Glossary of Defined Terms

SCHEDULES

Schedule 1 — Plan Sponsors

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INTRODUCTION

The Plan Sponsors, certain holders of LP Facility Secured Claims who are members of the Ad Hoc LP Secured Group, hereby propose the following joint chapter 11 plan for the resolution of the Claims against and Equity Interests in LightSquared LP, ATC Technologies, LLC, LightSquared Corp., LightSquared Inc. of Virginia, LightSquared Subsidiary LLC, LightSquared Finance Co., LightSquared Network LLC, LightSquared Bermuda Ltd., SkyTerra Holdings (Canada) Inc., and SkyTerra (Canada) Inc., certain of the debtors and debtors in possession in the above-captioned cases.

Reference is made to the Disclosure Statement, including the exhibits, schedules and supplements thereto, for a discussion of the Debtors’ history, business, properties and operations, risk factors, a summary and analysis of this Plan, and certain related matters including, among other things, certain tax matters and the consideration to be issued and/or distributed under this Plan.  Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019, and Sections 13.20 and 13.21 of this Plan, the Plan Sponsors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

The only Persons that are entitled to vote on this Plan are the holders of LP Facility Secured Claims, General LP Unsecured Claims, LP Preferred Unit Interests and LP Common Equity Interests.  Such Persons are encouraged to read in their entirety the Plan, the Disclosure Statement, their respective exhibits and schedules, and all other materials approved by the Bankruptcy Court in connection with solicitation of this Plan before voting to accept or reject the Plan.

ARTICLE I.
DEFINITIONS AND INTERPRETATION

1.1.                            Definitions

The capitalized terms used herein shall have the respective meanings set forth in the Glossary of Defined Terms attached hereto as Exhibit “A” (such meanings to be equally applicable to both the singular and plural).

1.2.                            Interpretation; Application of Definitions and Rules of Construction

Unless otherwise specified, all section or exhibit references in this Plan are to the respective section in, or exhibit to, this Plan.  The words “herein,” “hereof,” “hereto,” “hereunder,” and other words of similar import refer to this Plan as a whole and not to any particular section, subsection, or clause contained therein.  Whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural.  Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.  Except for the rules of construction contained in section 102(5) of the Bankruptcy Code, which shall not apply, the rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan.  Any reference in this Plan to a contract, instrument, release, indenture, or other agreement or documents being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions, and any reference in this Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented.  Subject to the provisions of any contract, certificates or articles of incorporation, by-laws, instruments, releases, or other agreements or documents entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules.  The captions and headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.  Any reference to an entity as a holder of a Claim or Equity Interest includes that entity’s successors and assigns.  In the event of any ambiguity or conflict between the Plan and the Disclosure Statement, the provisions of the Plan shall govern.

1.3.                            Appendices and Plan Documents

All exhibits, supplements, appendices, and schedules to the Plan are incorporated into the Plan by this reference and are a part of the Plan as if set forth in full herein.  All Plan Documents shall be filed with the Bankruptcy Court as part of the Plan Supplement not less than five (5) calendar days prior to the Voting Deadline; provided, however, that any Plan Document that is or may be subject to confidentiality provisions or otherwise contain confidential or proprietary information may be filed in redacted form or under seal.

Holders of Claims and Equity Interests may obtain a copy of the Plan, once filed, at https://www.kccllc.net/LightSquared or by written request sent to the following address:

LightSquared LP Ballot Processing Center

c/o Kurtzman Carson Consultants LLC

2335 Alaska Avenue

El Segundo, CA 90245

ARTICLE II.
RESOLUTION OF CERTAIN INTER-DEBTOR ISSUES

2.1.                            Substantive Consolidation of the LP Debtors for Purposes of Voting, Confirmation and Distribution

This Plan provides for substantive consolidation of the LP Debtors’ Estates, but solely for purposes of voting, confirmation, and making distributions to the holders of Allowed Claims and Allowed Equity Interests under the Plan.  Notwithstanding anything herein to the contrary, the LP Debtors shall not be merged or consolidated and shall maintain their pre-Effective Date corporate structure.  On the Effective Date: (i) all guarantees by any LP Debtor of the payment, performance or collection by another LP Debtor with respect to Claims against such second LP Debtor, and all Claims based on such guarantees, shall be deemed eliminated, cancelled, released and of no further force and effect; (ii) any obligation of any LP Debtor and all guarantees by another LP Debtor with respect to Claims of the first LP Debtor shall be treated as a single obligation; (iii) each Claim against any LP Debtor shall be deemed to be against the consolidated LP Debtors and shall be deemed a single Claim against, and a single obligation of, the consolidated LP Debtors; and (iv) all Intercompany Claims shall be deemed eliminated as a

2

result of the substantive consolidation of the LP Debtors, and therefore holders thereof shall not be entitled to vote on the Plan, or receive any Plan Distributions or other allocations of value under the Plan.  Except as set forth in this Section 2.1, such substantive consolidation shall not (other than for purposes related to the Plan) (x) affect the legal and corporate structure of the LP Debtors or (y) affect any obligations under any leases or contracts assumed in the Plan or otherwise after the Petition Date.

2.2.                            Inc. Entity General Unsecured Claims

On or before the Inc. Entity General Unsecured Claims Bar Date, any Inc. Entity that asserts an Inc. Entity General Unsecured Claim against any of the LP Debtors shall file a proof of such Claim with the Claims Agent by hand delivery, overnight courier, or first class mail to LightSquared Claims Processing Center, c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, CA 90254, and serve a copy of such proof of Claim on the Plan Sponsors.  Any timely filed Allowed Inc. Entity General Unsecured Claim shall receive the treatment set forth in Class 4 — General LP Unsecured Claims, unless otherwise ordered by the Bankruptcy Court.

ARTICLE III.
PROVISIONS FOR TREATMENT OF UNCLASSIFIED CLAIMS

3.1.                            Unclassified Claims

As provided by section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims against the LP Debtors shall not be classified under the Plan, and shall instead be treated separately as unclassified Claims on the terms set forth in this Article III.  Holders of such Claims are not entitled to vote on this Plan.

3.2.                            Treatment of Administrative Claims

(a)                                 Time for Filing Administrative Claims

Each holder of an Administrative Claim, other than (i) a Fee Claim, (ii) a liability incurred and payable in the ordinary course of business by any LP Debtor (and not past due), (iii) an Administrative Claim that has become an Allowed Claim on or before the Effective Date, or (iv) any claim by the Stalking Horse Bidder for payment of the Break-Up Fee or Expense Reimbursement under the Stalking Horse Agreement must file with the Bankruptcy Court and serve on (a) the LP Debtors, (b) the Office of the U.S. Trustee, and (c) the Plan Sponsors notice of such Administrative Claim within thirty (30) days after service of the Notice of Effective Date.  Such notice of Administrative Claim must include, at a minimum, (i) the name of the holder of the Administrative Claim, (ii) the amount of the Administrative Claim, and (iii) a detailed description of the basis for the Administrative Claim.  Failure to file and serve such notice timely and properly shall result in the Administrative Claim being forever barred and discharged.

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(b)                                 Allowance of Administrative Claims

An Administrative Claim with respect to which notice has been properly filed and served pursuant to Section 3.2(a) of this Plan shall become an Allowed Administrative Claim if no objection is filed within thirty (30) days after the later of (i) the Effective Date, (ii) the date of service of the applicable notice of Administrative Claim, or (iii) such later date as may be (a) agreed to by the holder of such Administrative Claim or (b) approved by the Bankruptcy Court on motion of a party in interest, without notice or a hearing.  If an objection is filed within such thirty (30) day period (or any extension thereof) and is not otherwise resolved, the Administrative Claim shall become an Allowed Administrative Claim only to the extent allowed by Final Order.  For the avoidance of doubt, any claim by the Stalking Horse Bidder for the Break-Up Fee or Expense Reimbursement shall be deemed an Allowed Administrative Expense Claim in accordance with the Bid Procedures Order, and the Stalking Horse Bidder shall not be required to file any notice of Administrative Claim in accordance with Section 3.2(a) of this Plan or any other proof of claim or administrative expense in respect of any claim for the Break-Up Fee or Expense Reimbursement.

(c)                                  Payment of Allowed Administrative Claims

On the Plan Distribution Date, each holder of an Allowed Administrative Claim shall receive, (i) the amount of such holder’s Allowed Administrative Claim in one payment of Plan Consideration in the form of Cash (to the extent not previously paid by the LP Debtors) or (ii) such other treatment as may be agreed upon in writing by (a) the LP Debtors (or, if after the Effective Date, the Disbursing Agent), and (b) such holder; provided, that such treatment shall not provide a recovery to such holder having a present value as of the Effective Date in excess of such holder’s Allowed Administrative Claim; provided, further, that an Administrative Claim representing a liability incurred in the ordinary course of business of any of the LP Debtors may be paid by the respective LP Debtor (or, if after the Effective Date, the Disbursing Agent), as applicable, in the ordinary course of business; provided, further, that the Break-Up Fee and Expense Reimbursement shall be paid in accordance with the terms of the Stalking Horse Agreement and Bid Procedures Order; and provided, further, that any Allowed Administrative Claim accrued or incurred prior to the Effective Date, but not paid on or prior to the Effective Date, shall be paid from the reserve established pursuant to Section 9.5(b) of this Plan (and, to the extent that amounts deposited in the reserve established pursuant to Section 9.5(b) of this Plan are insufficient to pay such Allowed Administrative Claim, the LP Debtors may withdraw Cash from the Wind Down Reserve to pay such Allowed Administrative Claim).

(d)                                 Ad Hoc LP Secured Group Fee Claims and Plan Sponsor Fee Claims

In the case of the Ad Hoc LP Secured Group Fee Claims and Plan Sponsor Fee Claims, such Ad Hoc LP Secured Group Fee Claims and Plan Sponsor Fee Claims will be paid in full in Plan Consideration in the form of Cash on the Effective Date for all reasonable fees and expenses incurred up to the Effective Date (to the extent not previously paid), subject to the LP Debtors’ prior receipt of invoices and reasonable documentation in connection therewith and without the requirement to file a Fee Application with the Bankruptcy Court.  In the event that the LP Debtors dispute all or a portion of the Ad Hoc LP Secured Group Fee Claims or Plan Sponsor Fee Claims, the LP Debtors shall pay the undisputed amount of such Ad Hoc LP Secured Group Fee Claims or Plan Sponsor Fee Claims (as applicable), and segregate the

4

remaining portion of such Ad Hoc LP Secured Group Fee Claims or Plan Sponsor Fee Claims (as applicable) until such dispute is resolved by the parties or by the Bankruptcy Court.

3.3.                            Treatment of Fee Claims

(a)                                 Time for Filing Fee Claims

Each Professional Person who holds or asserts a Fee Claim against the LP Debtors shall be required to file with the Bankruptcy Court, and serve on all parties required to receive notice, a final Fee Application within forty (40) days after the Effective Date or such other date as may be fixed by the Bankruptcy Code.  The failure to timely file and serve such final Fee Application shall result in the Fee Claim being forever barred and discharged.

(b)                                 Allowance of Fee Claims

A Fee Claim in respect of which a Fee Application has been properly filed and served pursuant to Section 3.3(a) of this Plan shall become an Allowed Fee Claim only to the extent allowed by Final Order.

(c)                                  Treatment of Fee Claims

Each holder of an Allowed Fee Claim shall receive, in full satisfaction of such Allowed Fee Claim, (i) on the date such Fee Claim becomes an Allowed Fee Claim, or as soon thereafter as is practicable, Plan Consideration in the form of Cash in an amount equal to such Allowed Fee Claim (less any amounts previously paid on account of such Fee Claim by the LP Debtors) or (ii) such other treatment as may be agreed to by such holder of an Allowed Fee Claim; provided, that such treatment shall not provide a recovery to such holder having a present value as of the Effective Date in excess of such holder’s Allowed Fee Claim; provided, further, that any Allowed Fee Claim accrued or incurred prior to the Effective Date, but not paid on or prior to the Effective Date, shall be paid from the reserve established pursuant to Section 9.5(b) of this Plan (and, to the extent that amounts deposited in the reserve established pursuant to Section 9.5(b) of this Plan are insufficient to pay such Allowed Fee Claim, the LP Debtors may withdraw Cash from the Wind Down Reserve to pay such Allowed Fee Claim).

3.4.                            Treatment of U.S. Trustee Fees

The Disbursing Agent, on behalf of each of the LP Debtors, shall pay all outstanding U.S. Trustee Fees of such LP Debtor on an ongoing basis on the later of: (i) the Effective Date; and (ii) the date such U.S. Trustee Fees become due, until such time as a final decree is entered closing the applicable Chapter 11 Case or the applicable Chapter 11 Case is converted or dismissed, or the Bankruptcy Court orders otherwise.  Any deadline for filing Administrative Claims shall not apply to U.S. Trustee Fees.

3.5.                            Treatment of Priority Tax Claims

Each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction of such Allowed Priority Tax Claim:  (a) Plan Consideration in the form of Cash in the amount of such Allowed Priority Tax Claim (to the extent not previously paid by the LP Debtors) on the later of

5

(i) the applicable Plan Distribution Date and (ii) as soon as practicable after such Priority Tax Claim becomes an Allowed Priority Tax Claim or (b) such other treatment as may be agreed to by such holder of an Allowed Priority Tax Claim; provided, that such treatment shall not provide a recovery to such holder having a present value as of the Effective Date in excess of such holder’s Allowed Priority Tax Claim.

ARTICLE IV.
CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

4.1.                            Classification/Impairment of Claims and Equity Interests

The following table designates the Classes of Claims and Equity Interests, and specifies which Classes are: (i) impaired or unimpaired by this Plan; (ii) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code; and (iii) deemed to accept this Plan pursuant to section 1126(f) of the Bankruptcy Code.

Class	Designation	Impairment	Entitled to Vote
Class 1	Priority Non-Tax Claims	No	No (deemed to accept)
Class 2	Other LP Secured Claims	No	No (deemed to accept)
Class 3	LP Facility Secured Claims	Yes	Yes
Class 4	General LP Unsecured Claims	Yes	Yes
Class 5	LP Preferred Unit Interests	Yes	Yes
Class 6	LP Common Equity Interests	Yes	Yes

4.2.                            Separate Classification of Other LP Secured Claims

Other LP Secured Claims have been classified together for each LP Debtor solely for purposes of describing treatment under the Plan.  Each Other LP Secured Claim, to the extent secured by a Lien on Collateral different than that securing any other Other LP Secured Claim, shall be treated as being in a separate sub-Class for the purpose of receiving Plan Distributions.

ARTICLE V.
TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

5.1.                            Class 1 — Priority Non-Tax Claims

(a)                                 Treatment: The legal, equitable and contractual rights of the holders of Priority Non-Tax Claims are unaltered by this Plan.  Except to the extent that a holder of an Allowed Priority Non-Tax Claim agrees to different treatment, on the applicable Plan Distribution Date, each holder of an Allowed Priority Non-Tax Claim shall receive Plan Consideration in the form of Cash in an amount equal to such Allowed Claim.

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(b)                                 Voting: The Priority Non-Tax Claims are not impaired Claims.  In accordance with section 1126(f) of the Bankruptcy Code, the holders of Priority Non-Tax Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Priority Non-Tax Claims.

5.2.                            Class 2 — Other LP Secured Claims

(a)                                 Treatment: The legal, equitable and contractual rights of the holders of Other LP Secured Claims are unaltered by this Plan.  Except to the extent that a holder of an Allowed Other LP Secured Claim agrees to different treatment, on the applicable Plan Distribution Date, each holder of an Allowed Other LP Secured Claim shall receive, at the election of the Plan Sponsors or Disbursing Agent, as applicable: (i) Plan Consideration in the form of Cash in an amount equal to such Allowed Other LP Secured Claim; or (ii) such other treatment that will render the Other LP Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code.  Each holder of an Allowed Other LP Secured Claim shall retain the Liens securing its Allowed Other LP Secured Claim as of the Effective Date until (A) full and final payment of such Allowed Other LP Secured Claim is made as provided herein or (B) the Collateral securing such Liens is sold and such Liens shall attach to the respective proceeds of such sale to the extent attributable to such Collateral and with the same validity, priority, force and effect. Upon the full payment or other satisfaction of such Claims in accordance with the Plan, the Liens securing such Allowed Other LP Secured Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person.

(b)                                 Voting: The Other LP Secured Claims are not impaired Claims. In accordance with section 1126(f) of the Bankruptcy Code, the holders of Other LP Secured Claims are conclusively presumed to accept this Plan and are not entitled to vote to accept or reject the Plan, and the votes of such holders will not be solicited with respect to such Allowed Other LP Secured Claims.

(c)                                  Deficiency Claims: To the extent that the value of the Collateral securing each Other LP Secured Claim is less than the allowed amount of such Other LP Secured Claim, the undersecured portion of such Allowed Claim shall be treated for all purposes under this Plan as an Allowed General LP Unsecured Claim and shall be classified as a General LP Unsecured Claim.

5.3.                            Class 3 — LP Facility Secured Claims

(a)                                 Allowance:  On the Effective Date, the LP Facility Secured Claims shall be Allowed Claims.

(b)                                 Treatment:  In full satisfaction, settlement, release and discharge of, and in exchange for, LP Facility Secured Claims, and except to the extent that a holder of an Allowed LP Facility Secured Claim agrees to less favorable treatment, each holder of an LP Facility Secured Claim shall receive, on the Effective Date, its Pro Rata Share of Plan Consideration remaining after (A) payment in full of Unclassified Claims pursuant to Article III, (B) payment

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in full of Priority Non-Tax Claims and Other LP Secured Claims pursuant to Sections 5.1 and 5.2 of this Plan, respectively, and (C) payment of the General LP Unsecured Claims Distribution; provided, that, in the event that the Stalking Horse Bid is selected as the Successful Bid and the Effective Date occurs, the Plan Consideration distributed to the holders of Allowed LP Facility Secured Claims, in full satisfaction, settlement, release and discharge of, and in exchange for, such Claims, shall equal $2,102,000,000 in the aggregate; and provided, further, in no event, shall any distribution to a holder of an Allowed LP Facility Secured Claim pursuant to this Section 5.3(b) be in excess of 100% of the amount of such holder’s Allowed LP Facility Secured Claim.

(c)                                  Voting:  The LP Facility Secured Claims are impaired Claims.  Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such LP Facility Secured Claims.

5.4.                            Class 4 — General LP Unsecured Claims

(a)                                 Treatment: In complete and final satisfaction, settlement, release, and discharge of, and in exchange for, General LP Unsecured Claims, and except to the extent that a holder of an Allowed General LP Unsecured Claim agrees to less favorable treatment, on the applicable Plan Distribution Date, each holder of an Allowed General LP Unsecured Claim shall receive such holder’s Pro Rata Share of (A) the General LP Unsecured Claims Distribution, and (B) to the extent Allowed General LP Unsecured Claims exceed the General LP Unsecured Claims Distribution, Plan Consideration remaining, if any, after payment in full of all Allowed LP Facility Secured Claims and Allowed Other LP Secured Claims; provided, in no event shall such distribution(s) be in excess of 100% of the amount of its Allowed General LP Unsecured Claim.

(b)                                 Voting:  The General LP Unsecured Claims are impaired Claims.  Holders of such Claims are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such General LP Unsecured Claims.

5.5.                            Class 5 — LP Preferred Unit Interests

(a)                                 Treatment:  In complete and final satisfaction, settlement, release, and discharge of, and in exchange for, LP Preferred Unit Interests, on the Effective Date, the LP Preferred Unit Interests shall be cancelled and, except to the extent that a holder of an Allowed LP Preferred Unit Interest agrees to less favorable treatment, on the applicable Plan Distribution Date, each holder of a LP Preferred Unit Interest shall receive its Pro Rata Share of Plan Consideration remaining, if any, after payment in full of the Allowed General LP Unsecured Claims, including the amount (if any) of the General LP Unsecured Claims Distribution in excess of all Allowed General LP Unsecured Claims; provided, in no event shall such distribution(s) be in excess of 100% of the amount of its Allowed LP Preferred Unit Interest.

(b)                                 Voting:  The LP Preferred Unit Interests are impaired Equity Interests.  Holders of such Equity Interests are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such LP Preferred Unit Interests.

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5.6.                            Class 6 — LP Common Equity Interests

(a)                                 Treatment:  In complete and final satisfaction, settlement, release, and discharge of, and in exchange for, LP Common Equity Interests, on the Effective Date, LP Common Equity Interests shall be cancelled (except as set forth in Section 7.14 of this Plan) and, on the applicable Plan Distribution Date, each holder of an LP Common Equity Interest shall receive its Pro Rata Share of the Plan Consideration remaining, if any, after payment in full of the LP Preferred Unit Interests.

(b)                                 Voting:  The LP Common Equity Interests are impaired Equity Interests.  Holders of such Equity Interests are entitled to vote to accept or reject the Plan, and the votes of such holders will be solicited with respect to such LP Common Equity Interests.

ARTICLE VI.
ACCEPTANCE OR REJECTION OF THE PLAN

6.1.                            Classes of Claims Deemed to Accept the Plan

Class 1 — Priority Non-Tax Claims and Class 2 — Other LP Secured Claims are unimpaired under the Plan and are therefore deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

6.2.                            Class Acceptance Requirement

A Class of Claims shall have accepted the Plan if it is accepted by the holders of at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such Class that have voted on the Plan.  A Class of Equity Interests shall have accepted the Plan if it is accepted by holders of at least two-thirds (2/3) in amount of the Equity Interests in such Class that actually vote on the Plan.

6.3.                            Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code or “Cramdown”

If all applicable requirements for confirmation of the Plan are met as set forth in section 1129(a) of the Bankruptcy Code, except subsection (8) thereof, the Plan shall be treated as a request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code, notwithstanding the failure to satisfy the requirements of section 1129(a)(8), on the basis that the Plan is fair and equitable and does not discriminate unfairly with respect to each Class of Claims or Equity Interests that is impaired under, and has not accepted, the Plan.

6.4.                            Elimination of Vacant Classes

Any Class of Claims that does not have a holder of an Allowed Claim or a Claim temporarily allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

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6.5.                            Voting Classes; Deemed Acceptance by Non-Voting Classes

If a Class contains Claims or Equity Interests eligible to vote and no holders of Claims or Equity Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the holders of such Claims or Equity Interests in such Class.

ARTICLE VII.
MEANS FOR IMPLEMENTATION OF THE PLAN

7.1.                            Plan Funding

Plan Distributions shall be made from Plan Consideration (which excludes, for the avoidance of doubt, Cash in the Wind Down Reserve) as of the Effective Date.  Such Plan Consideration shall be used (i) first, to satisfy Allowed Administrative Claims, Allowed Fee Claims, U.S. Trustee Fees, Allowed Priority Tax Claims, Allowed Priority Non-Tax Claims and Allowed Other LP Secured Claims in Cash (or, with respect to Other LP Secured Claims, as otherwise permitted under Section 5.2 of this Plan); (ii) second, to fund the General LP Unsecured Claims Distribution in Cash; and (iii) third, to satisfy the LP Debtors’ other obligations with regards to payment of Allowed Claims and Allowed Equity Interests under this Plan, in accordance with the terms hereof.  The issuance or delivery of any Plan Distributions that are securities shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

On the Effective Date, Cash from the LP Sale Proceeds in an amount equal to $[            ](2) million, or such other amount as may be (a) mutually agreed by the Plan Sponsors and the LP Debtors or (b) ordered by the Bankruptcy Court, shall be deposited in a segregated account to be held by the LP Debtors (the “Wind Down Reserve”), which proceeds shall be used to provide funding for reasonable expenses incurred or accrued by the LP Debtors on or after the Effective Date that are directly related to the Wind Down, including, without limitation, professional fees and expenses incurred by the LP Debtors in connection therewith.  To the extent that amounts deposited in the Wind Down Reserve are insufficient to pay such expenses, the LP Debtors may withdraw Cash from the Disputed Claims Reserves established under Section 9.5 of this Plan, in an amount not to exceed $1,000,000.  For the avoidance of doubt, Purchaser shall not be responsible for the payment of any expenses associated with the Wind Down in the event that the Wind Down Reserve is insufficient to pay such expenses.

7.2.                            The LP Sale

The Confirmation Order shall approve a sale of the Acquired Assets under sections 105(a), 1123(a)(5), 1123(b)(4), 1129(b)(2)(A), 1141, 1142(b), 1145 and 1146(a) of the Bankruptcy Code pursuant to a sale process under the terms and conditions of the Asset Purchase Agreement and the Bid Procedures Order free and clear of any Claims, Liens, interests, or encumbrances.  The LP Sale Proceeds shall include a Cash component in an amount sufficient for the Disbursing Agent to make all Plan Distributions required to be in the form of Cash, and for the LP Debtors to fund the Wind Down Reserve and Disputed Claims Reserves, and to pay all amounts due to be paid to the Stalking Horse Bidder pursuant to the terms of the Bid

(2)  To be inserted prior to solicitation.

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Procedures Order in the event the Stalking Horse Bidder is not the Purchaser, including the Break-Up Fee and Expense Reimbursement.  Upon entry of the Confirmation Order, the LP Debtors shall be (a) authorized to, among other things, sell, assume, assign and/or transfer the Acquired Assets, subject to applicable law and the terms and conditions of the Asset Purchase Agreement (including, without limitation, receipt of the Specified Regulatory Approvals to the extent applicable), and take any and all actions necessary to consummate the LP Sale; and (b) authorized and directed to execute the Asset Purchase Agreement (to the extent not executed as of the Confirmation Date).  Actions necessary to consummate the LP Sale may include, among others, (a) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any Asset, property, rights, liability, duty or obligation on terms consistent with the terms of the Asset Purchase Agreement and the Plan and having such other terms to which the LP Debtors and the Purchaser may agree and (b) all other actions that are necessary and appropriate in connection with such transactions, including making such filings or recordings that may be required by or appropriate under applicable state law.  Nothing in the Plan or Confirmation Order authorizes the transfer or assignment of the Acquired Assets to the Purchaser without the Purchaser’s compliance with applicable non-bankruptcy laws regarding the transfer, assignment, or ownership of such Assets.

7.3.                            Distribution Account

The Distribution Account shall be established to receive on the Effective Date the Plan Consideration, which shall vest in the Distribution Account on the Effective Date free and clear of any and all claims, encumbrances, or interests in accordance with section 1141 of the Bankruptcy Code, but subject to the rights of holders of Claims and Equity Interests to obtain the distributions provided for in this Plan.  Upon the distribution of all Plan Consideration in the Distribution Account, the Distribution Account shall be extinguished.  Upon the transfer of the Plan Consideration into the Distribution Account, the LP Debtors and the Purchaser will have no interest in, or with respect to, the Plan Consideration in the Distribution Account, except as otherwise provided herein.

7.4.                            Cancellation of Credit Agreements, Existing Securities and Agreements

Except for the purpose of evidencing a right to distribution under this Plan, and except as otherwise set forth herein, on the Effective Date all agreements, instruments, and other documents evidencing any Claim or Equity Interest and any rights of any holder in respect thereof, shall be deemed cancelled, discharged and of no force or effect.  Notwithstanding the foregoing, the applicable provisions of the LP Facility Credit Documents shall continue in effect solely for the purposes of permitting the LP Facility Agent and/or the Disbursing Agent to make distributions pursuant to this Plan on account of Allowed LP Facility Secured Claims and to effectuate any charging Liens permitted under the LP Facility Credit Agreement, and to assert any rights the holders of LP Facility Secured Claims may have with respect to any guaranty of such LP Facility Secured Claims by a Person other than an LP Debtor.  Except as otherwise set forth herein, the holders of or parties to such cancelled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities and other documentation or the cancellation thereof, except the rights provided for pursuant to the Plan.  Except as provided pursuant to this Plan, the LP Facility Agent and its agents, successors

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and assigns shall be discharged of all of their obligations associated with the LP Facility Credit Documents upon payment in full of the LP Facility Secured Claims.

7.5.                            Comprehensive Settlement of Claims and Controversies

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under this Plan, the provisions of this Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the rights (including any subordination rights) that a holder of a Claim or Equity Interest may have with respect to any Allowed Claim or Allowed Equity Interest or any distribution to be made pursuant to this Plan on account of any Allowed Claim or Allowed Equity Interest.  The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are: (a) in the best interests of the LP Debtors and their respective Estates and property, and of holders of Claims or Equity Interests; and (b) fair, equitable and reasonable.

7.6.                            Continued Corporate Existence and Vesting of Assets

(a)                                 Except as otherwise provided in this Plan, the LP Debtors will continue to exist after the Effective Date as separate corporate entities, in accordance with the applicable laws of the respective jurisdictions in which they are incorporated or organized, for the purposes of satisfying their obligations under the Asset Purchase Agreement and the Plan, including making or assisting the Disbursing Agent in making distributions as required under the Plan, maintaining the Acquired Assets and the LP Debtors’ business in accordance with the requirements of the Asset Purchase Agreement, and effectuating the Wind Down.  On or after the Effective Date, each LP Debtor, in its sole and exclusive discretion, but subject to and in accordance with the terms and conditions of the Asset Purchase Agreement, and subject to receipt of any required governmental or regulatory approvals (if any), may take such action as permitted by applicable law as such LP Debtor may determine is reasonable and appropriate, including, but not limited to, causing: (i) an LP Debtor to be merged into another LP Debtor, or its subsidiary or Affiliate; (ii) an LP Debtor to be dissolved without the necessity for any other or further actions to be taken by or on behalf of such dissolving LP Debtor or any payments to be made in connection therewith subject to the filing of a certificate of dissolution with the appropriate governmental authorities; (iii) the legal name of an LP Debtor to be changed; or (iv) the closing of an LP Debtor’s Chapter 11 Case on the Effective Date or any time thereafter.

(b)                                 On and after the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, and except as otherwise provided in this Plan or in the Confirmation Order, all property of the LP Debtors’ Estates (other than the Plan Consideration), including all claims, rights and Causes of Action shall vest in each respective LP Debtor free and clear of all Claims, Liens, charges, other encumbrances and interests (other than (a) the rights of the Purchaser with respect to the Acquired Assets, and (b) with respect to the Retained Assets, any Liens, charges or other encumbrances created under the Asset Purchase Agreement).  On and after the Effective Date, the LP Debtors shall maintain the Acquired Assets and comply with all of their obligations under the Asset Purchase Agreement.  In addition, subject to the terms and conditions of the Asset Purchase Agreement and this Plan (including, without limitation, Article IX hereof), the LP Debtors shall effectuate the Wind Down of the LP Debtors’ Estates, and may use, acquire and

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dispose of property and prosecute, compromise or settle any Claims (including any Administrative Claims) and Causes of Action (in each case that are not Acquired Assets or Assumed Liabilities), as well as disputes relating to allowance of any Equity Interest, without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules other than restrictions expressly imposed by this Plan or the Confirmation Order.  Without limiting the foregoing, the LP Debtors may pay, from the proceeds of the Wind Down Reserve, the charges that they incur on or after the Effective Date for Professional Persons’ fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

7.7.                            Existing Officers; Existing Boards

(a)                                 Existing Officers.  The Existing Officers shall continue in their positions with the LP Debtors on and after the Effective Date, in accordance with their respective existing employment agreements with the LP Debtors (to the extent assumed by the LP Debtors in accordance with Section 10.1 of this Plan) or any new employment agreement entered into by the LP Debtors and the applicable Existing Officer on or prior to the Effective Date.  To the extent the employment of any of the Existing Officers with the LP Debtors is terminated on or after the Effective Date, the LP Debtors shall replace such terminated Existing Officer in accordance with the terms and conditions of the Asset Purchase Agreement.  The Existing Officers shall be entitled to indemnification for claims, losses, expenses and liabilities arising on or after the Effective Date pursuant to the terms and conditions of the articles of incorporation, by-laws, or similar organizational documents of the applicable LP Debtor in place as of the Effective Date.

(b)                                 Existing Boards.  The members of the Existing Boards shall continue in their positions with the LP Debtors on and after the Effective Date.  In the event that a vacancy arises on any Existing Board on or after the Effective Date (as a result of a Person’s termination, resignation, removal or otherwise), such vacancy shall be filled in accordance with the terms and conditions of the Asset Purchase Agreement.  The members of the Existing Boards shall be entitled to indemnification for claims, losses, expenses and liabilities arising on or after the Effective Date pursuant to the terms and conditions of the articles of incorporation, by-laws, or similar organizational documents of the applicable LP Debtor in place as of the Effective Date.

7.8.                            Corporate Governance

From and after the Effective Date, each of the LP Debtors shall be managed and administered by the Existing Boards, who shall have full authority to administer the provisions of the Plan and the Asset Purchase Agreement, subject to the terms of the Asset Purchase Agreement.  Each Existing Board may, subject to the terms of the Asset Purchase Agreement, authorize its applicable Existing Officers to take any actions contemplated by this Plan or the Asset Purchase Agreement on behalf of the applicable LP Debtor to the extent permitted by the articles of incorporation, by-laws, or similar organizational documents of such LP Debtor in place as of the Effective Date.

7.9.                            Wind Down of the LP Debtors and Their Estates

(a)                                 The Existing Boards shall oversee the Wind Down, subject to the terms and conditions of the Asset Purchase Agreement and this Plan, and shall make distributions to, and

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otherwise hold all property of the LP Debtors’ Estates for the benefit of, holders of Allowed Claims and Allowed Equity Interests consistent and in accordance with the Plan and the Confirmation Order.  The LP Debtors shall not be required to post a bond in favor of the United States.

(b)                                 Following the Effective Date, the LP Debtors shall not engage in any business activities or take any actions, except those necessary to effectuate the Plan, the Wind Down and compliance with their obligations under the Asset Purchase Agreement.  On and after the Effective Date, the LP Debtors may take such action and settle and compromise Claims or Equity Interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than any restrictions expressly imposed by the Plan, the Confirmation Order and/or the Asset Purchase Agreement (including, without, limitation, Article IX of this Plan).

7.10.                     Power and Authority of the Existing Boards

The Existing Boards shall have the power and authority to perform the following acts on behalf of the LP Debtors, in addition to any powers granted by law or conferred by any other provision of the Plan and orders of the Bankruptcy Court, but in each case subject to the terms and conditions of the Asset Purchase Agreement and this Plan (including, without limitation, Article IX hereof):  (i) take all steps and execute all instruments and documents necessary to make or assist the Disbursing Agent in making distributions to holders of Allowed Claims and Allowed Equity Interests; (ii) object to Claims and Equity Interests as provided in this Plan and prosecute such objections; (iii) resolve, compromise and/or settle any objections to the amount, validity, priority, treatment, allowance or priority of Claims, Administrative Claims, or Equity Interests; (iv) comply with this Plan and the obligations hereunder; (v) if necessary, employ, retain, or replace professionals to assist the LP Debtors in compliance with their obligations under the Asset Purchase Agreement and/or the Wind Down; (vi) establish, replenish or release reserves as provided in this Plan, as applicable; (vii) take all actions necessary or appropriate to enforce the LP Debtors’ rights under the Asset Purchase Agreement and any related document and to fulfill, comply with or otherwise satisfy the LP Debtors’ covenants, agreements and obligations under the Asset Purchase Agreement and any related document; (viii) make all determinations on behalf of the LP Debtors under the Asset Purchase Agreement; (ix) prepare and file applicable tax returns for any of the LP Debtors; (x) liquidate any of the Retained Assets; (xi) deposit the LP Debtors’ Estate funds, draw checks and make disbursements consistent with the terms of this Plan; (xii) purchase or continue insurance protecting the LP Debtors and property of the LP Debtors’ Estates; (xiii) seek entry of a final decree in any of the Chapter 11 Cases at the appropriate time; (xiv) prosecute, resolve, compromise and/or settle any litigation; (xv) abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization (as such term is described in Internal Revenue Code section 501(c)(3) (whose contributions are deductible under Internal Revenue Code section 170)) of the LP Debtors’ choice, any LP Debtors’ Estate Assets that are of no material benefit; and (xvi) take such other action as the LP Debtors may determine to be necessary or desirable to carry out the purpose of this Plan and/or consummation of the LP Sale in accordance with the Asset Purchase Agreement.

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7.11.                     Assumed Liabilities

In accordance with the terms of the Asset Purchase Agreement, upon and after the Closing of the LP Sale pursuant to the Asset Purchase Agreement, the Purchaser (or, if applicable, the Alternative Purchaser) shall be responsible for payment and satisfaction of all Assumed Liabilities.  Upon and after the Closing of the LP Sale pursuant to the Asset Purchase Agreement, all Persons holding Claims and Equity Interests arising out of or concerning an Assumed Liability, shall be forever barred, estopped and permanently enjoined from asserting against the LP Debtors and any of their property, such Claims or Equity Interests, as applicable.  The Purchaser (or, if applicable, the Alternative Purchaser) is not assuming, and shall not become liable for the payment or performance of, any liabilities or other obligations of any of the LP Debtors of any nature whatsoever, whether accrued or unaccrued, other than the Assumed Liabilities.

7.12.                     Cancellation of Certain Existing Security Interests

Upon the full payment or other satisfaction of an Allowed Other LP Secured Claim, or promptly thereafter, the holder of such Allowed Other LP Secured Claim shall deliver to the LP Debtors any Collateral or other property of the LP Debtors held by such holder, and any termination statements, instruments of satisfactions, or releases of all security interests with respect to its Allowed Other LP Secured Claim that may be reasonably required in order to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens; provided, however, any such Collateral that is an Acquired Asset received by the LP Debtors from the holder of such Allowed Claim shall be delivered promptly to the Purchaser (or, if applicable, the Alternative Purchaser) following the Closing.

7.13.                     Corporate Action

(a)                                 The LP Debtors shall serve on the U.S. Trustee quarterly reports of the disbursements made until such time as a final decree is entered closing the applicable Chapter 11 Case or the applicable Chapter 11 Case is converted or dismissed, or the Bankruptcy Court orders otherwise.  The deadline for filing Administrative Claims set forth in Section 3.2(a) of this Plan shall not apply to fees payable pursuant to section 1930 of title 28 of the United States Code.

(b)                                 Entry of the Confirmation Order shall establish conclusive corporate and other authority (and evidence of such corporate and other authority) required for each of the LP Debtors to undertake any and all acts and actions required to implement or contemplated by the Plan (including, without limitation, the execution and delivery of the Asset Purchase Agreement), and such acts and actions shall be deemed to have occurred and shall be in effect pursuant to applicable non-bankruptcy law and the Bankruptcy Code, without the need for board or shareholder vote and without any requirement of further action by the stockholders, directors or managers of the LP Debtors (if any).

(c)                                  On the Effective Date, the Existing Boards are authorized and directed to execute and/or deliver, as the case may be, the agreements, documents and instruments contemplated by the Plan, the Plan Supplement and the Asset Purchase Agreement and any schedules, exhibits or

15

other documents attached thereto or contemplated thereby in the name and on behalf of the LP Debtors.

(d)                                 Upon entry of a final decree in each Chapter 11 Case, if not previously dissolved, the applicable LP Debtor shall be deemed dissolved and wound up without any further action required by such LP Debtor.

7.14.                     Intercompany Equity Interests

No Equity Interest held by an LP Debtor in another LP Debtor shall be cancelled by the terms of this Plan, and all such Equity Interests shall continue in place following the Effective Date solely for the purpose of maintaining the existing corporate structure of the LP Debtors.  For the avoidance of doubt, Equity Interests held by any Inc. Entity in any LP Debtor shall be cancelled in accordance with Section 5.6 of this Plan.

ARTICLE VIII.
PLAN DISTRIBUTION PROVISIONS

8.1.                            The Disbursing Agent

All Plan Distributions under this Plan shall be made by the Disbursing Agent on and after the Effective Date as provided herein.  The Disbursing Agent shall be empowered to: (a) take all steps and execute all instruments and documents necessary to make Plan Distributions to holders of Allowed Claims and Equity Interests; (b) comply with the Plan and the obligations thereunder; (c) make periodic reports regarding the status of distributions under the Plan to the holders of Allowed Claims that are outstanding at such time, with such reports to be made available upon request to the holder of any Disputed Claim; and (d) exercise such other powers as may be vested in the Disbursing Agent pursuant to the Plan, the Plan Documents, the Confirmation Order, or any other order of the Bankruptcy Court.  Except as otherwise ordered by the Bankruptcy Court, and subject to the written agreement of the LP Debtors if the Disbursing Agent is a Person other than the LP Debtors, the amount of any reasonable documented fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including, without limitation, taxes) and any reasonable compensation and expense reimbursement Claims (including, without limitation, reasonable attorney and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the LP Debtors from the Wind Down Reserve.

8.2.                            Postpetition Interest

Postpetition interest shall be paid on Allowed LP Facility Secured Claims as set forth in this Plan.  In addition, postpetition interest and/or dividends shall be paid on Allowed LP Preferred Unit Interests to the extent that (a) there is sufficient LP Cash to make a Plan Distribution to holders of LP Common Equity Interests after giving effect to all other Plan Distributions contemplated by this Plan and (b) payment of such amounts is permitted under applicable bankruptcy or non-bankruptcy law.  With respect to all Claims and Equity Interests other than Allowed LP Facility Secured Claims and Allowed LP Preferred Unit Interests, postpetition interest shall not accrue or be paid, and no holder of a Claim or Equity Interest shall be entitled to interest accruing on such Claim or Equity Interest after the Petition Date, except as

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otherwise specifically provided for in the Confirmation Order or other order of the Bankruptcy Court, or required by applicable bankruptcy or non-bankruptcy law.

8.3.                            Timing of Plan Distributions

Unless otherwise provided herein, any distributions and deliveries to be made hereunder shall be made on the applicable Plan Distribution Date or as soon thereafter as is practicable, provided that the LP Debtors or the Disbursing Agent, as applicable, may utilize periodic distribution dates to the extent appropriate and not otherwise inconsistent with the Plan.  In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

8.4.                            Distribution Record Date

(a)                                 As of the close of business on the Distribution Record Date, the various lists of holders of Claims and Equity Interests in each of the Classes, as maintained by the LP Debtors, or their agents, shall be deemed closed and there shall be no further changes in the record holders of any of the Claims and Equity Interests.  Neither the LP Debtors nor the Disbursing Agent shall have any obligation to recognize any transfer of Claims or Equity Interests occurring after the close of business on the Distribution Record Date.  Additionally, with respect to payment of any Cure Costs or any Cure Disputes in connection with the assumption and/or assignment of the LP Debtors’ executory contracts and leases, the LP Debtors shall have no obligation to recognize or deal with any party other than the non-LP Debtor party to the underlying executory contract or lease, even if such non-LP Debtor party has sold, assigned or otherwise transferred its Claim for a Cure Cost.

(b)                                 Plan Distributions to be made on account of Allowed LP Facility Secured Claims shall be made by the Disbursing Agent to the LP Facility Agent, who shall distribute such Plan Distributions to holders of Allowed LP Facility Secured Claims in accordance with the terms of the LP Facility Credit Agreement.  The LP Facility Agent shall cooperate and assist the Disbursing Agent in connection with such distributions to the holders of Allowed LP Facility Secured Claims.  The LP Debtors, through the Disbursing Agent, shall pay the LP Facility Agent’s reasonable documented fees and expenses incurred in providing any such cooperation or assistance from the Wind Down Reserve.

(c)                                  Plan Distributions to be made on account of Allowed Claims and Equity Interests other than LP Facility Secured Claims shall be made directly by the Disbursing Agent to the holders of such Claims and Equity Interests.

8.5.                            Address for Delivery of Plan Distributions/Unclaimed Plan Distributions

Subject to Bankruptcy Rule 9010, any Plan Distribution or delivery to a holder of an Allowed Claim or Equity Interest shall be made at the address of such holder as set forth in the latest-dated of the following actually held or received by the Disbursing Agent prior to the Effective Date:  (a) the Schedules; (b) the Proof of Claim filed by such holder; (c) any notice of

17

assignment filed with the Bankruptcy Court with respect to such Claim or Equity Interest pursuant to Bankruptcy Rule 3001(e);  (d) any notice served by such holder giving details of a change of address; or (e) the transfer ledger in respect of the LP Preferred Unit Interests and LP Common Equity Interests.  If any Plan Distribution sent to the holder of a Claim or Equity Interest is returned to the Disbursing Agent as undeliverable, no Plan Distributions shall be made to such holder unless the Disbursing Agent is notified of such holder’s then current address within one hundred and twenty (120) days after such Plan Distribution was returned.  After such date, if such notice was not provided, such holder shall have forfeited its right to such Plan Distribution, and the undeliverable Plan Distribution shall revert to the Distribution Account.  Upon such reversion, the Claim or Equity Interest of any holder or its successors with respect to such property shall be cancelled, discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

8.6.                            Time Bar to Cash Payments

Checks issued in respect of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the date of issuance thereof.  Requests for reissuance of any voided check shall be made directly to the Disbursing Agent by the holder of the Allowed Claim to whom such check was originally issued.  Any claim in respect of such a voided check shall be made within one hundred and twenty (120) days after the date of issuance of such check.  If no request is made as provided in the preceding sentence, any claims in respect of such voided check shall be discharged and forever barred and such unclaimed Plan Distribution shall revert to the Distribution Account.

8.7.                            No Distribution in Excess of Amount of Allowed Claim

Notwithstanding anything to the contrary herein, no holder of an Allowed Claim shall, on account of such Allowed Claim, receive a Plan Distribution (of a value set forth herein) in excess of the allowed amount of such Claim plus postpetition interest on such Claim, to the extent interest is permitted under Section 8.2 of this Plan.

8.8.                            Setoffs and Recoupments

Each LP Debtor, or such entity’s designee as instructed by such LP Debtor, may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off and/or recoup against any Allowed Claim (other than an Allowed LP Facility Secured Claim) or any Allowed Equity Interest, and the Plan Distributions on account of such Allowed Claim or Allowed Equity Interest, any and all claims, rights and Causes of Action that an LP Debtor or its successors may hold against the holder of such Allowed Claim or Allowed Equity Interest after the Effective Date; provided, however, that neither the failure to effect a setoff or recoupment nor the allowance of any Claim or Equity Interest (other than an Allowed LP Facility Secured Claim) hereunder will constitute a waiver or release by an LP Debtor or its successor of any and all claims, rights and Causes of Action that an LP Debtor or its successor may possess against such holder; and provided, further, that any proposed setoff or recoupment of the LP Debtors’ rights or Causes of Action against an Allowed Inc. Entity General Unsecured Claim shall be subject to Bankruptcy Court approval as a settlement of such Allowed Inc. Entity General Unsecured Claim pursuant to Section 9.3 of this Plan.

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8.9.                            Fractional Cents and De Minimis Distributions

Notwithstanding any other provision of the Plan to the contrary, (i) no payment of fractions of cents will be made; and (ii) the Disbursing Agent shall not have any obligation to make a Plan Distribution that is less than or $40.00 in Cash.  Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole cent.

8.10.                     Manner of Payment Under the Plan

Unless the Person receiving a Plan Distribution agrees otherwise, any Plan Distribution to be made in Cash under the Plan shall be made, at the election of the Disbursing Agent, by check drawn on a domestic bank or by wire transfer from a domestic bank.  Cash payments to foreign creditors may be, in addition to the foregoing, made at the option of the Disbursing Agent in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.  The issuance or delivery of any Plan Distribution that is a security shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code.

8.11.                     Requirement to Give a Bond or Surety

The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court and, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the applicable LP Debtor.  Furthermore, any such Person required to give a bond shall notify the Bankruptcy Court and the U.S. Trustee in writing before terminating any such bond that is obtained.

8.12.                     Withholding and Reporting Requirements

In connection with this Plan and all distributions hereunder, the LP Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority, and all Plan Distributions hereunder shall be subject to any such withholding and reporting requirements.  The LP Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of any Plan Distribution to generate sufficient funds to pay applicable withholding taxes or establishing any other mechanisms the LP Debtors or the Disbursing Agent believe are reasonable and appropriate, including requiring a holder of a Claim or Equity Interest to submit appropriate tax and withholding certifications.  Notwithstanding any other provision of this Plan: (a) each holder of an Allowed Claim and/or an Allowed Equity Interest that is to receive a distribution under this Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations on account of such distribution; and (b) no Plan Distributions shall be required to be made to or on behalf of such holder pursuant to this Plan if, after 120 days from the date of transmission of a written request to the holder of an Allowed Claim or Allowed Equity Interest, the LP Debtors do not receive a valid, completed IRS form from such holder of an Allowed Claim or Allowed Equity Interest, which is otherwise required for reporting purposes, and such holder shall be treated as if their Claims or Equity Interests had been disallowed.

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8.13.                     Cooperation with Disbursing Agent

The LP Debtors and their Professional Persons shall use all commercially reasonable efforts to provide the Disbursing Agent with the amount of Claims and Equity Interests and the identity and addresses of holders of Claims and Equity Interests, in each case, as set forth in the LP Debtors’ books and records. The LP Debtors and their Professional Persons shall cooperate in good faith with the Disbursing Agent to comply with any of its reporting and withholding requirements.

ARTICLE IX.
PROCEDURES FOR RESOLVING DISPUTED CLAIMS

9.1.                            Objections to Claims

Other than with respect to Fee Claims (to which any party in interest may object) and Inc. Entity General Unsecured Claims (to which the Ad Hoc LP Secured Group or any member thereof may object), only the LP Debtors shall be entitled to object to Claims after the Effective Date.  Any objections to Claims (other than Administrative Claims), shall be served and filed on or before the later of:  (a) one-hundred twenty (120) days after the Effective Date; and (b) such other date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clause (a) hereof.  Any Claims filed after the applicable bar date (including Inc. Entity General Unsecured Claims filed after the Inc. Entity General Unsecured Claims Bar Date), shall be deemed disallowed and expunged in their entirety without further order of the Bankruptcy Court or any action being required on the part of the LP Debtors unless the Person wishing to file such untimely Claim has received Bankruptcy Court authority to do so.  Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the claimant if the objecting party effects service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) by first class mail, postage prepaid, on the signatory on the Proof of Claim as well as all other representatives identified in the Proof of Claim or any attachment thereto; or (iii) if counsel has agreed to or is otherwise deemed to accept service, by first class mail, postage prepaid, on any counsel that has appeared on the claimant’s behalf in the Chapter 11 Cases (so long as such appearance has not been subsequently withdrawn).

9.2.                            Amendment to Claims

Except with respect to Administrative Expense Claims and Fee Claims, from and after the Effective Date, no Claim may be filed to increase or assert additional Claims not reflected in an already filed Claim (or Claim scheduled, unless superseded by a filed Claim, on the applicable LP Debtor’s Schedules) asserted by such claimant and any such Claim shall be deemed disallowed and expunged in its entirety without further order of the Bankruptcy Court or any action being required on the part of the LP Debtors unless the claimant has obtained the Bankruptcy Court’s prior approval to file such amended or increased Claim.

9.3.                            Settlement of Claims and Causes of Action

Notwithstanding any requirements that may be imposed pursuant to Bankruptcy Rule 9019, from and after the Effective Date, the LP Debtors shall have authority to settle or

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compromise all Claims (to the extent not previously compromised, settled and released under the Plan) without further review or approval of the Bankruptcy Court; provided, that notwithstanding the foregoing, the LP Debtors may not settle or compromise any Inc. Entity General Unsecured Claim without approval of the Bankruptcy Court, which the LP Debtors may seek on fourteen (14) calendar days’ notice to the Ad Hoc LP Secured Group and Plan Sponsors.

9.4.                            Estimation of Claims

The LP Debtors (or any of them, as applicable), may at any time request that the Bankruptcy Court estimate any Disputed Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the LP Debtors (or any of them, as applicable) has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection.  In the event that the Bankruptcy Court estimates any Disputed Claim, that estimated amount shall constitute the allowed amount of such Claim for all purposes under the Plan except with respect to Plan Distributions, and with respect to Plan Distributions, the estimated amount shall constitute the maximum allowed amount of such Claim.  All of the objection, estimation, settlement, and resolution procedures set forth in the Plan are cumulative and not necessarily exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

9.5.                            Disputed Claims Reserves

(a)                                 No Plan Distributions Pending Allowance.  Except as provided in this Section 9.5, Disputed Claims shall not be entitled to any Plan Distributions unless and until such Claims become Allowed Claims.

(b)                                 Disputed Unclassified Claims Reserve.  On the Effective Date or as soon thereafter as is reasonably practicable, the LP Debtors shall set aside and reserve, for the benefit of each holder of a Disputed Claim that is an Administrative Claim or Priority Tax Claim, Plan Consideration in the form of Cash in an amount equal to (i) the amount of such Claim as estimated by the Bankruptcy Court pursuant to an Estimation Order, (ii) if no Estimation Order has been entered with respect to such Claim, the amount in which such Disputed Claim is proposed to be allowed in any pending objection filed with respect to such Claim, or (iii) if no Estimation Order has been entered with respect to such Claim, and no objection to such Claim is pending on the Effective Date, (A) the amount listed in the Schedules or (B) if the amount listed in the Schedules is less than the amount set forth in a timely filed Proof of Claim or application for payment filed with the Bankruptcy Court or Claims Agent, the amount set forth in such timely filed Proof of Claim or application for payment, as applicable.  In addition, on the Effective Date or as soon thereafter as is reasonably practicable, the LP Debtors shall set aside and reserve, for the benefit of each holder of an Administrative Claim (including a Fee Claim) incurred or accrued by the LP Debtors prior to the Effective Date that are not paid on or prior to the Effective Date, Plan Consideration in the form of Cash in amount equal to such Administrative Claim (based on the Plan Sponsors’ best estimate of the allowable amount of such Claim); provided that, to the extent that amounts deposited in the reserve established pursuant to this Section 9.5(b) are insufficient to pay any such Allowed Administrative Claim,

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the LP Debtors may withdraw Cash from the Wind Down Reserve to pay such Allowed Administrative Claim.

(c)                                  Disputed Priority-Non Tax Claims and Disputed Other LP Secured Claims Reserve.  On the Effective Date or as soon thereafter as is reasonably practicable, the LP Debtors shall set aside and reserve, for the benefit of each holder of a Disputed Claim that is a Priority Non-Tax Claim or Other LP Secured Claim, Plan Consideration in the form of Cash in an amount equal to (i) the amount of such Claim as estimated by the Bankruptcy Court pursuant to an Estimation Order, (ii) if no Estimation Order has been entered with respect to such Claim, the amount in which such Disputed Claim is proposed to be allowed in any pending objection filed with respect to such Claim, or (iii) if no Estimation Order has been entered with respect to such Claim, and no objection to such Claim is pending on the Effective Date, (A) the amount listed in the Schedules or (B) if the amount listed in the Schedules is less than the amount set forth in a timely filed Proof of Claim or application for payment filed with the Bankruptcy Court or Claims Agent, the amount set forth in such timely filed Proof of Claim or application for payment, as applicable.

(d)                                 Disputed General LP Unsecured Claims Reserve.  On the Effective Date or as soon thereafter as is reasonably practicable, the LP Debtors shall set aside and reserve, for the benefit of each holder of a Disputed Claim that is a General LP Unsecured Claim, Plan Consideration in an amount equal to (i) the General LP Unsecured Claims Distribution minus the amount of Allowed General LP Unsecured Claims as of the Effective Date, or (ii) such other amount as may be ordered by the Bankruptcy Court on or prior to the Confirmation Date.  Further, so long as the Allowed LP Facility Secured Claims have been paid in full on the Effective Date as set forth in Section 5.3 of this Plan, and only to the extent the aggregate amount of Disputed General LP Unsecured Claims (as calculated hereunder) exceeds the Cash set aside and reserved pursuant to the first sentence of this Section 9.5(d), the LP Debtors shall, on the Effective Date or as soon thereafter as is reasonably practicable, set aside and reserve, for the benefit of each holder of a Disputed General LP Unsecured Claim, Cash in an amount equal to (i) the amount of such Claim as estimated by the Bankruptcy Court pursuant to an Estimation Order, (ii) if no Estimation Order has been entered with respect to such Claim, the amount in which such Disputed Claim is proposed to be allowed in any pending objection filed by the LP Debtors, or (iii) if no Estimation Order has been entered with respect to such Claim, and no objection to such Claim is pending on the Effective Date, (A) the amount listed in the Schedules or (B) if the amount listed in the Schedules is less than the amount set forth in a timely filed Proof of Claim or application for payment filed with the Bankruptcy Court or Claims Agent, the amount set forth in such timely filed Proof of Claim or application for payment, as applicable.

(e)                                  Plan Distributions to Holders of Subsequently Allowed Claims.  On each Plan Distribution Date (or such earlier date as determined by the LP Debtors or the Disbursing Agent in their sole discretion but subject to this Section 9.5), the Disbursing Agent will make Plan Distributions from the applicable Disputed Claims Reserve on account of any Disputed Claim that has become an Allowed Claim since the occurrence of the previous Plan Distribution Date.  The Disbursing Agent shall distribute from the applicable Disputed Claims Reserve in respect of such newly Allowed Claims the Plan Distributions to which holders of such Claims would have been entitled under this Plan if such newly Allowed Claims were fully or partially Allowed, as

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the case may be, on the Effective Date, less direct and actual expenses, fees, or other direct costs of maintaining Cash on account of such Disputed Claims.

(f)                                   Distribution from Disputed Claims Reserves Upon Disallowance.  Except as otherwise provided in this Plan, to the extent any Disputed Claim has become a Disallowed Claim in full or in part (in accordance with the procedures set forth in the Plan), any Cash held in any Disputed Claim Reserve by the LP Debtors on account of, or to pay, such Disputed Claim, shall revert to the Distribution Account and be distributed to holders of Allowed Claims or Allowed Equity Interests in accordance with Article V.

9.6.                            No Recourse

Notwithstanding that the allowed amount of any particular Disputed Claim is (a) reconsidered under the applicable provisions of the Bankruptcy Code and Bankruptcy Rules or (b) allowed in an amount for which after application of the payment priorities established by this Plan there is insufficient value to provide a recovery equal to that received by other holders of Allowed Claims or Allowed Equity Interests in the respective Class, no Claim or Equity Interest holder shall have recourse against the Disbursing Agent, the LP Debtors, the Purchaser (and, if applicable, the Alternative Purchaser) or any of their respective professionals, consultants, officers, directors, employees or members or their successors or assigns, or any of their respective property.  However, nothing in the Plan shall modify any right of a holder of a Claim under section 502(j) of the Bankruptcy Code, nor shall it modify or limit the ability of claimants (if any) to seek disgorgement to remedy any unequal distribution from parties other than those released under this section.  For the avoidance of doubt, and notwithstanding anything to the contrary herein, except as expressly provided in the Asset Purchase Agreement, the Purchaser (and, if applicable, the Alternative Purchaser) shall not be liable for the payment of any Administrative Claims (including Fee Claims) accrued or incurred prior to the Effective Date under any circumstances, including in the event that the reserve for such claims established under Section 9.5(b) of this Plan is insufficient to pay such Administrative Claims in full as provided in Section 3.2 of this Plan.  The estimation of Claims and the establishment of reserves under the Plan may limit the distribution to be made on individual Disputed Claims and other Claims contemplated to be paid from the reserves established under Section 9.5 of this Plan, regardless of the amount finally allowed on account of such Claims.

ARTICLE X.
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

10.1.                     General Treatment

(a)                                 As of and subject to the occurrence of the Effective Date and payment (or provision of the adequate assurance of payment) of the applicable Cure Costs, to the fullest extent permitted under applicable law, all executory contracts and unexpired leases of the LP Debtors (including the Designated Contracts) shall be deemed to be assumed by the applicable LP Debtor as of the Effective Date, except for any executory contract or unexpired lease that: (i) previously has been assumed, assumed and assigned, or rejected pursuant to a Final Order of the Bankruptcy Court; (ii) is designated specifically or by category as a contract or lease to be rejected on the Schedule of Rejected Executory Contracts and Unexpired Leases; or (iii) is the subject of a separate motion to assume and assign to a Person other than the Purchaser (or, if

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applicable, the Alternative Purchaser) or to reject under section 365 of the Bankruptcy Code pending on the Effective Date.  Listing a contract or lease in the Schedule of Rejected Executory Contracts and Unexpired Leases shall not constitute an admission by the applicable LP Debtor that the applicable LP Debtor has any liability thereunder.

(b)                                 To the extent that an executory contract or unexpired lease is a Designated Contract, any such Designated Contract will be assumed by the LP Debtors, as applicable, on the Effective Date and assigned by the LP Debtors to the Purchaser (or, if applicable, the Alternative Purchaser, subject to Section 10.3(e) of this Plan) at the Closing.  Each executory contract or unexpired lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall revest in and be fully enforceable by the applicable contracting LP Debtor in accordance with its terms, except as such terms may have been modified by such order.

(c)                                  Notwithstanding anything to the contrary in the Plan, but subject to the terms and conditions of the Asset Purchase Agreement, the LP Debtors reserve the right to alter, amend, modify or supplement the Schedule of Rejected Executory Contracts and Unexpired Leases at any time before the Confirmation Date; provided, that to the extent that, as of the Confirmation Date, there is any pending dispute between one or more of the LP Debtors and a counterparty to an executory contract or unexpired lease regarding the Cure Costs payable under such contract or lease, the LP Debtors shall reserve the right to add the applicable contract or lease to the Schedule of Rejected Executory Contracts and Unexpired Leases following the resolution of such dispute, in which event such contract or lease shall be deemed rejected.

(d)                                 Entry of the Confirmation Order shall, subject to the occurrence of the Effective Date, constitute the approval, pursuant to sections 365(a) and 1123(b) of the Bankruptcy Code, of:  (i) subject to Section 10.3(e) of this Plan, the assumptions and rejections of executory contracts and unexpired leases pursuant to Section 10.1(a) of this Plan; and (ii) the assumption and assignment of the Designated Contracts pursuant to Section 10.1(b) of this Plan.

10.2.                     Claims Based on Rejection of Executory Contracts or Unexpired Leases

(a)                                 All Claims arising from the rejection of executory contracts or unexpired leases, if any, will be treated as General LP Unsecured Claims.  Upon receipt of their applicable Plan Distribution pursuant to Section 5.4 of this Plan, all such Claims shall be discharged on the Effective Date, and shall not be enforceable against the LP Debtors, the Purchaser (and, if applicable, the Alternative Purchaser, subject to Section 10.3(e) of this Plan) or their respective properties or interests in property (and shall not, for the avoidance of doubt, constitute Assumed Liabilities).

(b)                                 Each Person who is a party to a contract or lease rejected under the Plan must file with the Bankruptcy Court and serve on the LP Debtors, not later than thirty (30) days after the Effective Date, a Proof of Claim for damages alleged to arise from the rejection of the applicable contract or lease or be forever barred from filing a Claim, or sharing in distributions under the Plan, related to such alleged rejection damages.

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10.3.                     Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

(a)                                 No later than the applicable deadline set forth in the Bid Procedures Order, the LP Debtors shall serve a notice (the “Assumption Notice”) on counterparties to the executory contracts and unexpired leases that are then anticipated to be Designated Contracts (or otherwise assumed pursuant to the Plan) and the amount, if any, that the LP Debtors contend is the amount needed to cure any defaults and pecuniary losses with respect to such contracts or leases (the “Cure Costs”).  To the extent a counterparty to an executory contract or unexpired lease does not receive an Assumption Notice, the Cure Cost for such executory contract or unexpired lease shall be $0.00.  If the LP Debtors identify additional executory contracts and unexpired leases that might be assumed by the LP Debtors, the LP Debtors will promptly send a supplemental Assumption Notice to the applicable counterparties to such contract or lease.

(b)                                 Except to the extent that less favorable treatment has been agreed to by the non-LP Debtor party or parties to each such executory contract or lease, monetary defaults arising under each executory contract and lease to be assumed, or assumed and assigned, pursuant to the Plan shall be cured, in accordance with section 365(b)(1) of the Bankruptcy Code, by payment of the Cure Cost on the later of: (i) the Effective Date or as soon thereafter as is reasonably practicable; and (ii) the date on which the Cure Cost has been resolved (either consensually or through judicial decision, subject, in any such case, to the terms and conditions of the Asset Purchase Agreement) or as soon thereafter as is reasonably practicable.

(c)                                  Any party that fails to object to the applicable Cure Cost listed on the Assumption Notice, or the assumption of the applicable executory contract or unexpired lease, by 5:00 p.m. (prevailing Eastern time) on the date that is seven (7) calendar days prior to the Confirmation Hearing (or, with respect to any objection to a supplemental Assumption Notice, on the date that is seven (7) calendar days after service of such supplemental Assumption Notice on such party):  (i) shall be forever barred, estopped and enjoined from (x) disputing the Cure Cost relating to any executory contract or unexpired lease set forth on the Assumption Notice or, if no Assumption Notice is received and such executory contract or unexpired lease is not listed on the Schedule of Rejected Executory Contracts and Unexpired Leases, a Cure Cost of $0.00, and (y) asserting any Claim against the applicable LP Debtor arising under section 365(b)(1) of the Bankruptcy Code other than as set forth on the Assumption Notice or, if no Assumption Notice is received and such executory contract or unexpired lease is not listed on the Schedule of Rejected Executory Contracts and Unexpired Leases, a Claim in the amount of $0.00; and (ii) subject to Section 10.3(e) of this Plan, shall be deemed to have consented to the assumption and assignment of such executory contract and unexpired lease and shall be forever barred and estopped from asserting or claiming against the LP Debtors, the Purchaser or any other assignee of the relevant executory contract or unexpired lease (including, if applicable, the Alternative Purchaser) that any additional amounts are due or defaults exist, or conditions to assumption and assignment of such executory contract or unexpired lease must be satisfied (pursuant to section 365(b)(1) of the Bankruptcy Code or otherwise).  Any objection relating to the Cure Cost shall specify the Cure Cost proposed by the counterparty to the applicable contract or lease.

(d)                                 In the event of a dispute (each, a “Cure Dispute”) regarding:  (i) any Cure Cost; (ii) the ability of the LP Debtors or the Purchaser to demonstrate “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under any contract or

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lease to be assumed; or (iii) any other matter pertaining to the proposed assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made at the times set forth in Section 10.3(b) of this Plan following the entry of a Final Order resolving such Cure Dispute and approving the assumption.  To the extent a Cure Dispute relates solely to a Cure Cost, the applicable LP Debtor may assume and assign the applicable contract or lease prior to the resolution of the Cure Dispute provided that a reserve is established containing Cash in an amount sufficient to pay the full amount asserted as cure payment by the non-LP Debtor party to such contract or lease (or such smaller amount as may be fixed or estimated by the Bankruptcy Court).  To the extent the Cure Dispute is resolved or determined unfavorably to the LP Debtors, the LP Debtors may, subject to the terms and conditions of the Asset Purchase Agreement, reject the applicable executory contract or unexpired lease after such determination.  Any Cure Disputes not consensually resolved prior to the Confirmation Hearing shall be heard at the Confirmation Hearing (or such other hearing as requested by the LP Debtors and determined appropriate by the Bankruptcy Court), including any disputed Cure Costs or objections to assumption and assignment, and/or objections to the adequacy of assurance of future performance being provided.

(e)                                  Notwithstanding anything to the contrary herein, in the event that there is an Alternative Sale under the Asset Purchase Agreement:  (i) the assumption and assignment of any executory contract or unexpired lease to the Alternative Purchaser shall be subject to further approval by the Bankruptcy Court, which approval the LP Debtors may seek on no less than fourteen (14) calendar days’ notice; and (ii) counterparties to any executory contract or unexpired lease proposed to be assumed and assigned to such Alternative Purchaser shall be entitled to object to such proposed assumption on assignment on the grounds that the LP Debtors or such Alternative Purchaser are unable to demonstrate “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), but not on any other grounds.

10.4.                     Compensation and Benefit Programs

All employment and severance policies, and all compensation and benefit plans, policies, and programs of the LP Debtors applicable to their respective employees, retirees and non-employee directors including, without limitation, all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, incentive plans, and life, accidental death and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be listed on the Schedule of Rejected Executory Contracts and Unexpired Leases and will be rejected unless any of the foregoing is an Acquired Asset and the counterparty thereto receives an Assumption Notice, in which case the same shall be assumed and assigned to the Purchaser (or, if applicable, the Alternative Purchaser) pursuant to the Asset Purchase Agreement and in accordance with sections 365 and 1123 of the Bankruptcy Code.

10.5.                     Post-Petition Contracts and Leases

Except to the extent set forth on the Schedule of Rejected Executory Contracts and Unexpired Leases, all contracts, agreements and leases that were entered into or assumed by the LP Debtors after the Petition Date (other than the Asset Purchase Agreement) shall be deemed assumed by the LP Debtors on the Effective Date, and, with respect to any such contracts, agreements or leases that are Designated Contracts, assigned to the Purchaser (or, if applicable,

26

the Alternative Purchaser) at Closing, without a need for any consent or approval of, or notice to, the counterparty to any such contract, agreement or lease (subject to, with respect to any assignment to an Alternative Purchaser, Section 10.3(e) of this Plan).

ARTICLE XI.
CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE OCCURRENCE OF THE EFFECTIVE DATE

11.1.                     Conditions Precedent to Confirmation

The following are conditions precedent to confirmation of the Plan:

(a)                                 the Bankruptcy Court shall have entered the Disclosure Statement Order and the Bid Procedures Order, and the Canadian Court shall have entered the Disclosure Statement Recognition Order and the Bid Procedures Recognition Order;

(b)                                 the Auction shall have been completed; and

(c)                                  the Bankruptcy Court shall have entered the Confirmation Order, which shall, among other things, approve the LP Sale if not approved by a separate order of the Bankruptcy Court.

11.2.                     Conditions Precedent to the Occurrence of the Effective Date

The following are conditions precedent to the occurrence of the Effective Date:

(a)                                 each of the Confirmation Order and the Confirmation Recognition Order shall have become a Final Order;

(b)                                 the Plan Documents being executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by an LP Debtor that the Effective Date has occurred) contained therein having been satisfied or waived in accordance therewith;

(c)                                  the LP Debtors having paid in full in Cash all undisputed Ad Hoc LP Secured Group Fee Claims; and

(d)                                 the Funding having occurred in accordance with the terms and conditions of the Asset Purchase Agreement.

11.3.                     Waiver of Conditions

The Plan Sponsors may waive, without further order of the Bankruptcy Court, any one or more of the conditions set forth in this Article XI.  Further, the stay of the Confirmation Order, pursuant to Bankruptcy Rule 3020(e), shall be deemed waived by the Confirmation Order.

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11.4.                     Effect of Non-Occurrence of the Effective Date

If all of the conditions precedent to the occurrence of the Effective Date have not been satisfied or duly waived (as provided in Section 11.3 of this Plan) on or before the first Business Day that is more than sixty (60) days after the Confirmation Date, or by such later date as set forth by the Plan Sponsors in a notice filed with the Bankruptcy Court prior to the expiration of such period, then the Plan Sponsors may file a motion to vacate the Confirmation Order before all of the conditions have been satisfied or duly waived.  It is further provided that notwithstanding the filing of such a motion, the Confirmation Order shall not be vacated if all of the conditions precedent to the Effective Date set forth in Section 11.2 of this Plan are either satisfied or duly waived before the Bankruptcy Court enters an order granting the relief requested in such motion.  If the Confirmation Order is vacated pursuant to this Section 11.4, this Plan shall be null and void in all respects, the Confirmation Order shall be of no further force or effect, no distributions under this Plan shall be made, the LP Debtors and all holders of Claims and Equity Interests in the LP Debtors shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and upon such occurrence, nothing contained in this Plan shall:  (a) constitute a waiver or release of any Claims against or Equity Interests in the LP Debtors; (b) prejudice in any manner the rights of the holder of any Claim against or Equity Interest in the LP Debtors; or (c) constitute an admission, acknowledgment, offer or undertaking by any LP Debtor or any other Person with respect to any matter set forth in the Plan.

ARTICLE XII.
RETENTION OF JURISDICTION

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall retain and shall have exclusive jurisdiction, pursuant to 28 U.S.C. §§ 1334 and 157, over any matter, other than Avoidance Actions (excluding any Avoidance Actions that are Acquired Assets under the Asset Purchase Agreement), over which the Bankruptcy Court shall have concurrent jurisdiction, (a) arising under the Bankruptcy Code, (b) arising in or related to the Chapter 11 Cases of the LP Debtors, or the Plan, or (c) that relates to the following:

(i)                                     To determine any and all adversary proceedings, applications, motions, and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, may be instituted by the LP Debtors after the Effective Date;

(ii)                                  To hear and determine any objections to the allowance of Claims, whether filed, asserted, or made before or after the Effective Date, including, without express or implied limitation, to hear and determine any objections to the classification of any Claim and to allow, disallow or estimate any Disputed Claim in whole or in part;

(iii)                               To ensure that distributions to holders of Allowed Claims or Allowed Equity Interests are accomplished as provided herein;

(iv)                              To consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, including any Administrative Claim;

(v)                                 To consider Equity Interests or the allowance, compromise or distributions

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on account of any Equity Interest;

(vi)                              To enter, implement, or enforce such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

(vii)                           To issue such orders in aid of execution of the Plan to the extent authorized or contemplated by section 1142 of the Bankruptcy Code;

(viii)                        To consider any modifications of the Plan, remedy any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(ix)                              To hear and determine all Fee Applications;

(x)                                 To resolve disputes concerning any reserves with respect to Disputed Claims or the administration thereof;

(xi)                              To hear and determine all controversies, suits and disputes that may relate to, impact upon, or arise in connection with the LP Sale or its interpretation, implementation, enforcement or consummation (subject to the terms thereof);

(xii)                           To recover all Assets of the LP Debtors and property of the Estates, wherever located (other than any Acquired Assets, after the occurrence of the Closing of the LP Sale);

(xiii)                        To hear and determine all controversies, suits and disputes that may relate to, impact upon or arise in connection with the Plan, the Plan Documents or their interpretation, implementation, enforcement or consummation;

(xiv)                       To hear and determine all controversies, suits and disputes that may relate to, impact upon, or arise in connection with the Confirmation Order (and all exhibits to the Plan) or its interpretation, implementation, enforcement or consummation;

(xv)                          To the extent that Bankruptcy Court approval is required and to the extent not released pursuant to the Plan, to consider and act on the compromise and settlement of any Claim by, on behalf of, or against the LP Debtors or their Estates;

(xvi)                       To hear and determine such other matters that may be set forth in the Plan, or the Confirmation Order, or that may arise in connection with the Plan, or the Confirmation Order;

(xvii)                    To hear and determine matters concerning state, local and federal taxes, fines, penalties or additions to taxes for which the LP Debtors may be liable, directly or indirectly;

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(xviii)                 To hear and determine all controversies, suits and disputes that may relate to, impact upon, or arise in connection with any setoff and/or recoupment rights of the LP Debtors or any Person under the Plan;

(xix)                       To hear and determine all controversies, suits, and disputes that may relate to, impact upon, or arise in connection with Causes of Action of the LP Debtors (including Avoidance Actions) commenced by the LP Debtors, or any third parties, as applicable, before or after the Effective Date, except to the extent such Causes of Action are compromised, settled and released under the Plan or constitute Acquired Assets under the Asset Purchase Agreement;

(xx)                          To hear and determine all controversies, suits, or disputes that may arise in relation to the rights and obligations of the Disbursing Agent;

(xxi)                       To enter an order or final decree closing the Chapter 11 Case of any LP Debtor;

(xxii)                    In the event of an Alternative Sale, to determine whether the assignment of any Designated Contract to the Alternative Purchaser satisfies and provide such other authorizations and approvals as may be reasonably necessary to consummate an Alternative Sale;

(xxiii)                 To issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of the Plan or the Confirmation Order; and

(xxiv)                To hear and determine any other matters related hereto and not inconsistent with chapter 11 of the Bankruptcy Code.

ARTICLE XIII.
MISCELLANEOUS PROVISIONS

13.1.                     Releases

(a)                                 Releases by the LP Debtors.  For good and valuable consideration, the adequacy of which is hereby confirmed, and except as otherwise provided in this Plan or the Confirmation Order, as of the Effective Date, the LP Debtors, in their individual capacities and as debtors in possession shall be deemed to forever release, waive and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities (other than the rights of the LP Debtors to enforce this Plan, the contracts, instruments, releases, indentures and other agreements or documents delivered thereunder and the Asset Purchase Agreement) against the Released Parties, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the LP Debtors, the parties released pursuant to this Section 13.1, the Chapter 11 Cases, this

30

Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the LP Debtors or their Estates, whether directly, indirectly, derivatively or in any representative or any other capacity.

(b)                                 Releases by Holders of Claims and Equity Interests.  Except as otherwise provided in this Plan or the Confirmation Order, on the Effective Date: (i) each of the Released Parties; (ii) each holder of a Claim or Equity Interest entitled to vote on the Plan that did not “opt-out” of the releases provided in this Section 13.1 in a timely submitted Ballot; and (iii) to the fullest extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, all holders of Claims and Equity Interests, in consideration for the obligations of the LP Debtors under this Plan and the other contracts, instruments, releases, agreements or documents executed and delivered in connection with this Plan, and each Person (other than the LP Debtors) that has held, holds or may hold a Claim or Equity Interest, as applicable, will be deemed to have consented to this Plan for all purposes and the restructuring embodied herein and deemed to forever release, waive and discharge all claims, demands, debts, rights, Causes of Action or liabilities (other than the right to enforce the obligations of any party under this Plan and the contracts, instruments, releases, agreements and documents delivered under or in connection with this Plan, including, without limitation, the Asset Purchase Agreement) against the Released Parties, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act or omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the LP Debtors, the LP Debtors’ Chapter 11 Cases, the LP Sale, the transactions contemplated by the Asset Purchase Agreement, this Plan or the Disclosure Statement.

(c)                                  Notwithstanding anything to the contrary contained herein: (i)  except to the extent permissible under applicable law, as such law may be extended or interpreted subsequent to the Effective Date, the releases provided for in this Section 13.1 shall not release any LP Debtor from any liability arising under (x) the Internal Revenue Code or any state, city or municipal tax code, or (y) any criminal laws of the United States or any state, city or municipality; and (ii) the releases set forth in this Section 13.1 shall not release any (x) LP Debtor’s claims, right, or Causes of Action for money borrowed from or owed to an LP Debtor or its subsidiary by any of its directors, officers or former employees, as set forth in such LP Debtor’s or subsidiary’s books and records, (y) any claims against any Person to the extent such Person asserts a crossclaim, counterclaim and/or claim for setoff which seeks affirmative relief against an LP Debtor or any of its officers, directors, or representatives and (z) claims against any Person arising from or relating to such Person’s fraud, gross negligence or willful misconduct, each as determined by a Final Order of the Bankruptcy Court.

(d)                                 Notwithstanding anything to the contrary contained herein, nothing herein: (i) discharges, releases, or precludes any (x) environmental liability that is not a Claim; (y) environmental claim of the United States that first arises on or after the Confirmation Date, or (z) other environmental claim or environmental liability that is not otherwise dischargeable under the Bankruptcy Code; (ii) releases the LP Debtors from any

31

environmental liability that an LP Debtor may have as an owner or operator of real property owned or operated by an LP Debtor on or after the Confirmation Date; (iii) releases or precludes any environmental liability to the United States on the part of any Persons other than the LP Debtors; or (iv) enjoins the United States from asserting or enforcing any liability described in this paragraph.

13.2.                     Exculpation and Limitation of Liability

None of the Released Parties shall have or incur any liability to any holder of any Claim or Equity Interest or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys, or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, or arising out of the LP Debtors’ Chapter 11 Cases, the Asset Purchase Agreement, the Disclosure Statement, the solicitation of votes for and the pursuit of confirmation of this Plan, the consummation of the Plan, or the implementation or administration of the Plan, the transactions contemplated by the Plan or the property to be distributed under the Plan, including, without limitation, all documents ancillary thereto, all decisions, actions, inactions and alleged negligence or misconduct relating thereto and all prepetition activities leading to the promulgation and confirmation of this Plan, except for fraud, willful misconduct or gross negligence as finally determined by a Final Order of the Bankruptcy Court, and, in all respects shall be entitled to rely upon the advice of counsel and all information provided by other exculpated Persons herein without any duty to investigate the veracity or accuracy of such information with respect to their duties and responsibilities under the Plan.

13.3.                     Injunctions

(a)                                 Except as otherwise provided in this Plan or the Confirmation Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Equity Interests in the LP Debtors or their Estates are, with respect to any such Claims or Equity Interests, permanently enjoined after the Confirmation Date from:  (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the LP Debtors, their Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against the LP Debtors, or their Estates or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the LP Debtors, or their Estates or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons (iv) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of this Plan to the full extent permitted by applicable law; and (v) commencing or continuing,

32

in any manner or in any place, any action that does not comply with or is inconsistent with the provisions of this Plan; provided, however, that nothing contained herein shall preclude such Persons from exercising their rights, or obtaining benefits, pursuant to and consistent with the terms of this Plan; and provided, further, that nothing contained herein shall preclude the Purchaser from exercising any rights and remedies under the Asset Purchase Agreement.

(b)                                 By accepting distributions pursuant to this Plan, each holder of an Allowed Claim or Equity Interest will be deemed to have specifically consented to the injunctions set forth in this Section 13.3.

(c)                                  The Confirmation Order shall permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released pursuant to this Plan, including but not limited to the claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action or liabilities released in Sections 13.1 and 13.2 of this Plan.  Such injunction shall extend to successors of the LP Debtors and their respective properties and interests in property.

13.4.                     Substantial Consummation

On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

13.5.                     Satisfaction of Claims

The rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Equity Interests of any nature whatsoever against the LP Debtors and their Estates, Assets, properties and interests in property.  Except as otherwise provided herein, on the Effective Date, all Claims and Equity Interests shall be satisfied, discharged and released in full.  Neither the Disbursing Agent nor the Purchaser shall be responsible for any pre-Effective Date obligations of the LP Debtors, except those expressly assumed by the Purchaser (if any), or as otherwise provided in the Plan.  Except as otherwise provided herein, all Persons shall be precluded and forever barred from asserting against the Disbursing Agent or Purchaser, or their successors or assigns, Assets, properties, or interests in property any event, occurrence, condition, thing, or other or further Claims or Causes of Action based upon any act, omission, transaction, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date in connection with the LP Debtors, whether or not the facts of or legal bases therefor were known or existed prior to the Effective Date.

13.6.                     Special Provisions Regarding Insured Claims

The Plan Distributions to each holder of an Allowed Insured Claim against the LP Debtors shall be made in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified; except, that there shall be deducted from any Plan Distribution on account of an Insured Claim, for purposes of calculating the allowed amount of such Claim, the amount of any insurance proceeds actually received by such holder in

33

respect of such Allowed Insured Claim.  Nothing in this Section 13.6 shall (i) constitute a waiver of any Claim, right, or Cause of Action of the LP Debtors or their Estates may hold against any Person, including any insurer, or (ii) provide for the allowance of any Insured Claim.  Pursuant to section 524(e) of the Bankruptcy Code, nothing in the Plan shall release or discharge any insurer from any obligations to any Person under applicable law or any policy of insurance under which any of the LP Debtors is an insured or a beneficiary.

13.7.                     Third Party Agreements; Subordination

Except as otherwise provided in the Plan, the Plan Distributions to the various Classes of Claims and Equity Interests hereunder shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such Plan Distributions by reason of any claimed subordination rights or otherwise.  All such rights and any agreements relating thereto shall remain in full force and effect.  The right of the LP Debtors to seek subordination of any Claim or Equity Interest pursuant to section 510 of the Bankruptcy Code is fully reserved, and the treatment afforded any Claim or Equity Interest that becomes a subordinated Claim or Equity Interest at any time shall be modified to reflect such subordination.

13.8.                     Status Reports

Following entry of the Confirmation Order, the LP Debtors shall file post-confirmation quarterly status reports with the Bankruptcy Court in accordance with Rule 3021-1 of the Local Bankruptcy Rules for the Southern District of New York and shall meet all Post-Confirmation Operating Report requirements of the U.S. Trustee’s Operating Guidelines and Reporting Requirements (unless the Bankruptcy Court orders otherwise).

13.9.                     Notices

In order to be effective, all notices, requests, and demands to or upon the LP Debtors or the Plan Sponsors (or the Ad Hoc LP Secured Group) shall be in writing (including by facsimile transmission) and, unless otherwise provided herein, shall be deemed to have been duly given or made only when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

If to the LP Debtors:
LightSquared LP Attention: Marc Montagner 450 Park Avenue, Suite 2201 New York, NY 10022 Telephone: (877) 678-2920 E-mail: Marc.Montagner@lightsquared.com with a copy to:
Milbank, Tweed, Hadley & McCloy LLP Attention: Matthew S. Barr One Chase Manhattan Plaza New York, NY 10005-1413 Telephone: (212) 530-5000 Facsimile: (212) 822-5194

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E-mail: mbarr@milbank.com

If to the Plan Sponsors (or Ad Hoc LP Secured Group):

White & Case LLP

Attention:  Glenn M. Kurtz
Andrew Ambruoso

1155 Avenue of the Americas

New York, NY 10036

Telephone: (212) 819-8200

Facsimile: (212) 354-8113

E-mail:                      gkurtz@whitecase.com
andrew.ambruoso@whitecase.com

White & Case LLP
Attention: Thomas E Lauria
                                                          Matthew Brown
Southeast Financial Center, Suite 4900
200 South Biscayne Blvd.
Miami, FL 33131
Telephone: (305) 995-5282
Facsimile: (305) 358-5744

E-mail:                      tlauria@whitecase.com
mbrown@whitecase.com

13.10.              Headings

The headings used in the Plan are inserted for convenience only, and neither constitute a portion of the Plan nor in any manner affect the construction of the provisions of the Plan.

13.11.              Governing Law

Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an Plan Document or exhibit or schedule to the Plan provides otherwise, the rights, duties, and obligations arising under this Plan and the Plan Documents shall be governed by, and construed and enforced in accordance with, the laws of the state of New York, without giving effect to the principles of conflict of laws thereof.

13.12.              Section 1125(e) of the Bankruptcy Code

The Plan Sponsors have and, upon confirmation of this Plan shall be deemed to have, solicited acceptances of this Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and therefore are not and will not be liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan.

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13.13.              Inconsistency

In the event of any inconsistency among the Plan, the Disclosure Statement, the Plan Documents, any exhibit to the Plan or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern; provided, that, notwithstanding the foregoing, in the event of any inconsistency among the Asset Purchase Agreement and any other document (including the Plan), the Asset Purchase Agreement shall govern.

13.14.              Avoidance and Recovery Actions

Effective as of the Effective Date, the LP Debtors retain the right to prosecute any avoidance or recovery actions under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code except for any such actions that are Acquired Assets.

13.15.              Expedited Determination

The LP Debtors are hereby authorized to file a request for expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed with respect to the LP Debtors.

13.16.              Exemption from Transfer Taxes

To the fullest extent permitted by applicable law, all sale transactions consummated by the LP Debtors and approved by the Bankruptcy Court on and after the Confirmation Date through and including the Effective Date, including any transfers effectuated under this Plan, the sale by the LP Debtors of any owned property pursuant to section 1123(b)(4) of the Bankruptcy Code, and any assumption, assignment, and/or sale by the LP Debtors of their interests in unexpired leases of non-residential real property or executory contracts pursuant to section 365(a) of the Bankruptcy Code, shall constitute a “transfer under a plan” within the purview of section 1146 of the Bankruptcy Code, and shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax.

13.17.              Notice of Entry of Confirmation Order and Relevant Dates

Promptly upon entry of the Confirmation Order, the LP Debtors shall publish as directed by the Bankruptcy Court and serve on all known parties in interest and holders of Claims and Equity Interests, notice of the entry of the Confirmation Order and all relevant deadlines and dates under the Plan, including, but not limited to, the deadline for filing notice of Administrative Claims, and the deadline for filing rejection damage Claims.

13.18.              Termination of Professionals

On the Effective Date, the engagement of each Professional Person retained by the LP Debtors, if any, shall be terminated without further order of the Bankruptcy Court or act of the parties; provided, however, such Professional Persons shall be entitled to prosecute their respective Fee Claims and represent their respective constituents with respect to applications for payment of such Fee Claims and the LP Debtors shall be responsible for the fees, costs and expenses associated with the prosecution of such Fee Claims.  Nothing herein shall preclude any

36

LP Debtor from engaging a Professional Person on and after the Effective Date in the same capacity as such Professional Person was engaged prior to the Effective Date.

13.19.              Interest and Attorneys’ Fees

Interest accrued after the applicable Petition Date will accrue and be paid on Claims only to the extent specifically provided for in this Plan, the Plan Documents, the Confirmation Order, or as otherwise required by the Bankruptcy Court or by applicable law.  No award or reimbursement of attorneys’ fees or related expenses or disbursements shall be allowed on, or in connection with, any Claim, except as set forth in the Plan or as ordered by the Bankruptcy Court.

13.20.              Amendments

(a)           Plan Modifications. This Plan may be amended, modified, or supplemented by the Plan Sponsors, in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, without additional disclosure pursuant to section 1125 of the Bankruptcy Code, except as otherwise ordered by the Bankruptcy Court.  In addition, after the Confirmation Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims and Allowed Equity Interests pursuant to this Plan, the Plan Sponsors may remedy any defect or omission or reconcile any inconsistencies in this Plan, the Plan Documents and/or the Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of this Plan, and any holder of a Claim or Equity Interest that has accepted this Plan shall be deemed to have accepted this Plan as amended, modified, or supplemented.

(b)           Other Amendments. Prior to the Effective Date, the Plan Sponsors may make appropriate technical adjustments and modifications to this Plan without further order or approval of the Bankruptcy Court; provided, however, that, such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests under the Plan.

13.21.              Revocation or Withdrawal of this Plan

The Plan Sponsors reserve the right to revoke or withdraw this Plan prior to the Effective Date.  If the Plan Sponsors revoke or withdraw this Plan prior to the Effective Date as to any or all of the LP Debtors, or if confirmation or consummation as to any or all of the LP Debtors does not occur, then, with respect to such LP Debtors: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise embodied in this Plan (including the fixing or limiting to an amount certain any Claim or Equity Interest or Class of Claims or Equity Interests), assumption, assumption or assignment, or rejection of executory contracts or leases affected by this Plan, and any document or agreement executed pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims by or against, or any Equity Interests in, such LP Debtors or any other Person, (ii) prejudice in any manner the rights of such LP Debtors or any other Person or (iii) constitute an admission of any sort by the LP Debtors or any other Person.

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13.22.              No Successor Liability

Except as otherwise expressly provided in the Plan or the Asset Purchase Agreement, the Purchaser and any Alternative Purchaser do not, pursuant to this Plan or otherwise, assume, agree to perform, pay or indemnify or otherwise have any responsibilities for any liabilities or obligations of the LP Debtors or any other party relating to or arising out of the operations of or Assets of the LP Debtors, whether arising prior to, on, or after the Effective Date.  The Purchaser and any Alternative Purchaser are not, and shall not be, successors to any of the LP Debtors by reason of any theory of law or equity, and it shall not have any successor or transferee liability of any kind or character, except that the Purchaser (or, if applicable, the Alternative Purchaser) shall assume the Assumed Liabilities under the terms and subject to the conditions set forth in the Asset Purchase Agreement.

13.23.              Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution shall be allocated first to the principal amount of the Claim (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.

13.24.              Compliance with Tax Requirements

In connection with the Plan, the Disbursing Agent shall comply with all withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities and all Plan Distributions hereunder shall be subject to such withholding and reporting requirements.  Notwithstanding the foregoing, each holder of an Allowed Claim that is to receive a Plan Distribution shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any government unit, including income, withholding and other tax obligations, on account of such Plan Distribution.  The Disbursing Agent has the right, but not the obligation, to not make a Plan Distribution until such holder has made arrangements satisfactory to the Disbursing Agent for payment of any such tax obligations.

13.25.              Rates

The Plan does not provide for the change of any rate that is within the jurisdiction of any governmental regulatory commission after the occurrence of the Effective Date.  Where a Claim has been denominated in foreign currency on a Proof of Claim, the allowed amount of such Claim shall be calculated in legal tender of the United States based upon the conversion rate in place as of the Petition Date and in accordance with section 502(b) of the Bankruptcy Code.

13.26.              Binding Effect

Except as otherwise provided in section 1141(d)(3) of the Bankruptcy Code and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of this Plan shall be binding upon the LP Debtors, the holders of all Claims and Equity Interests and inure to the benefit of and be binding on such holder’s respective successors and assigns,

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whether or not the Claim or Equity Interest of any holder is impaired under this Plan and whether or not such holder has accepted this Plan.

13.27.              Successors and Assigns

The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person.

13.28.              Time

In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

13.29.              Severability

If, prior to the entry of the Confirmation Order, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Plan Sponsors shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

13.30.              Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by the Plan Sponsors or the Stalking Horse Bidder with respect to this Plan shall be or shall be deemed to be, an admission or waiver of any rights of the Plan Sponsors or the Stalking Horse Bidder with respect to any Claims or Equity Interests prior to the Effective Date.

[The remainder of this page is intentionally left blank.]

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Dated: July 23, 2013
New York, New York

WHITE & CASE LLP

	By:	/s/ Glenn M. Kurtz
Glenn M. Kurtz
Andrew C. Ambruoso
1155 Avenue of the Americas
New York, NY 10036
Telephone: (212) 819-8200
Facsimile: (212) 354-8113
gkurtz@whitecase.com
andrew.ambruoso@whitecase.com

-and-

Thomas E Lauria (admitted pro hac vice)
Matthew Brown (admission pro hac vice pending)
Southeast Financial Center, Suite 4900
200 South Biscayne Blvd.
Miami, FL 33131
Telephone: (305) 371-2700
Facsimile: (305) 358-5744
tlauria@whitecase.com
mbrown@whitecase.com

Counsel to the Ad Hoc Secured Group of LightSquared LP Lenders

EXHIBIT “A”

GLOSSARY OF DEFINED TERMS

“Acquired Assets” means the LP Debtors’ Assets to be sold pursuant to the terms and conditions of the Asset Purchase Agreement and the Bid Procedures Order.

“Ad Hoc LP Secured Group” means that certain Ad Hoc Group of LightSquared LP Lenders comprised of holders, advisors or affiliates of advisors to holders, or managers of various accounts with investment authority, contractual authority or voting authority, of the loans under the LP Facility Credit Agreement, each of which is acting as a Plan Sponsor under this Plan.

“Ad Hoc LP Secured Group Advisors” means White & Case LLP, as counsel to the Ad Hoc LP Secured Group, and Blackstone Advisory Partners L.P., as financial advisor to the Ad Hoc LP Secured Group.

“Ad Hoc LP Secured Group Fee Claims” means all Claims for: (a) the reasonable documented fees and expenses of the Ad Hoc LP Secured Group Advisors; and (b) reasonable out-of-pocket expenses incurred by members of the Ad Hoc LP Secured Group in their capacities as such, including reasonable documented fees and expenses of LightSquared LP Lender Advisors.

“Administrative Claim” means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases of the LP Debtors under sections 503(b) and 507(a)(2) of the Bankruptcy Code (other than a Fee Claim or U.S. Trustee Fees), including, without limitation, (i) any actual and necessary expenses of preserving the Estates of the LP Debtors, (ii) any actual and necessary expenses of operating the businesses of the LP Debtors, (iii) any indebtedness or obligations incurred or assumed by the LP Debtors in connection with the conduct of their business from and after the Petition Date, all Fee Claims, all compensation and reimbursement of expenses to the extent allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code, (iv) any fees and charges assessed against the Estates of the LP Debtors under section 1930 of chapter 123 of title 28 of the United States Code, (v) the Ad Hoc LP Secured Group Fee Claims, and (vi) the Break-Up Fee and Expense Reimbursement, to the extent payable in accordance with the terms of the Stalking Horse Agreement and the Bid Procedures Order.

“Affiliate” means, with respect to any Person, all Persons that would fall within the definition assigned to such term in section 101(2) of the Bankruptcy Code, if such Person were a debtor in a case under the Bankruptcy Code.

“Allowed Claim” or “Allowed [          ] Claim” (with respect to a specific type of Claim, if specified) means: (a) any Claim (or a portion thereof) as to which no action to dispute, deny, equitably subordinate or otherwise limit recovery with respect thereto, or alter priority thereof, has been sought within the applicable period of limitation fixed by this Plan or applicable law, except to the extent the LP Debtors object to the enforcement

i

of such Claim or, if an action to dispute, deny, equitably subordinate or otherwise limit recovery with respect thereto, or alter priority thereof, has been sought, to the extent such Claim has been allowed (whether in whole or in part) by a Final Order of a court of competent jurisdiction with respect to the subject matter; or (b) any Claim or portion thereof that is allowed (i) in any contract, instrument, indenture or other agreement entered into in connection with the Plan, (ii) pursuant to the terms of the Plan, (iii) by Final Order of the Bankruptcy Court, or (iv) with respect to an Administrative Claim only (x) that was incurred by a LP Debtor in the ordinary course of business during the Chapter 11 Cases to the extent due and owing without defense, offset, recoupment or counterclaim of any kind, and (y) that is not otherwise disputed.

“Allowed Equity Interest” or “Allowed [          ] Equity Interest” means a valid and enforceable Equity Interest, as determined by the Disbursing Agent based on the LP Debtors’ books and records and any applicable registries of holders of Equity Interests.

“Alternative Purchaser” means the purchaser in any Alternative Sale.

“Alternative Sale” has the meaning given to such term in the Asset Purchase Agreement.

“Asset Purchase Agreement” means either (i) the Stalking Horse Agreement or (ii) if the Stalking Horse Bidder is not the Purchaser, an asset purchase agreement by and among the LP Debtors, as sellers, and the Purchaser, as buyer, which asset purchase agreement shall comply with the requirements of the Bid Procedures Order.

“Assets” means all rights, title and interest of any nature in property of any kind, wherever located, as specified in section 541 of the Bankruptcy Code.

“Assumed Liabilities” means the liabilities of the LP Debtors assumed by the Purchaser pursuant to the Asset Purchase Agreement and the Bid Procedures Order.

“Assumption Notice” has the meaning set forth in Section 10.3(a) of this Plan.

“Auction” means the auction conducted in connection with the LP Sale and in accordance with the Bid Procedures Order.

“Avoidance Actions” means all Causes of Action of the Estates of the LP Debtors that arise under section 544, 545, 547, 548, 549, 550, 551 and/or 553 of the Bankruptcy Code.

“Ballot” means the form distributed to holders of impaired Claims or Equity Interests entitled to vote on the Plan on which is to be indicated the acceptance or rejection of the Plan approved by the Bankruptcy Court.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified at title 11 of the United States Code, as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York, or such other United States Bankruptcy Court having jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court pursuant to section 2075 of title 28 of the United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and any Local Rules of the Bankruptcy Court.

“Bar Date Notice” means the Notice of Deadlines for Filing Proofs of Claim that was approved pursuant to, and served in accordance with, the Bar Date Order.

“Bar Date Order” means the Order Pursuant to 11 U.S.C. § 502(b)(9) and Fed. R. Bankr. P. 2002 and 3003(c)(3) Establishing Deadlines for Filing Proofs of Claim and Procedures Relating Thereto and Approving Form and Manner of Notice Thereof entered as Docket No. 266 in the Chapter 11 Cases.

“Bid Procedures Order” means an order granting the Motion of the Plan Sponsors for Entry of an Order (I) Approving Bid Procedures for the Sale of LightSquared LP Assets, (II) Scheduling an Auction, (III) Approving the Form and Scope of Notice of the Bid Procedures and Auction, (IV) Approving Procedures for Assumption and Assignment of Certain Executory Contracts and Unexpired Leases, and (V) Granting Related Relief, dated                , 2013, in form and substance acceptable to the Plan Sponsors.

“Bid Procedures Recognition Order” means the order of the Canadian Court, which shall be in form and substance acceptable to the Plan Sponsors, recognizing the entry of the Bid Procedures Order.

“Break-Up Fee” has the meaning given to such term in the Bid Procedures Order.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close for business in New York, New York.

“Canadian Court” means the Ontario Superior Court of Justice (Commercial List) having jurisdiction over the proceedings commenced by Debtors SkyTerra Holdings (Canada) Inc., SkyTerra (Canada) Inc., and LightSquared Corp. pursuant to Part IV of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c.C-36.

“Cash” means legal tender of the United States of America and equivalents thereof.

“Causes of Action” means all claims, rights, actions, causes of action (including avoidance actions), liabilities, obligations, suits, debts, remedies, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, foreseen or unforeseen, asserted or unasserted, arising in law, equity or otherwise including intercompany claims.

“Chapter 11 Cases” means the voluntary cases commenced by the Debtors under chapter 11 of the Bankruptcy Code, which are being jointly administered and are currently pending before the Bankruptcy Court, styled In re LightSquared Inc., et al., Case No. 12-12080 (SCC).

“Claim” means any “claim” as defined in section 101(5) of the Bankruptcy Code, against any LP Debtor.

“Claims Agent” means Kurtzman Carson Consultants LLC, or any other Person approved by the Bankruptcy Court to act as the Debtors’ claims and noticing agent pursuant to 28 U.S.C. § 156(c).

“Class” means each category of Claims or Equity Interests established under Article IV of the Plan pursuant to sections 1122 and 1123(a) of the Bankruptcy Code.

“Closing” means the consummation of all transactions required to close the LP Sale, after satisfaction of all applicable conditions to Closing, as set forth in the Asset Purchase Agreement.

“Collateral” means any property or interest in property of the Estates of the LP Debtors subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance or otherwise invalid under the Bankruptcy Code or applicable non-bankruptcy law.

“Confirmation Date” means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

“Confirmation Hearing” means the hearing held by the Bankruptcy Court, as it may be continued from time to time, to consider confirmation of the Plan.

“Confirmation Order” means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code and authorizing and directing the LP Debtors to execute the Asset Purchase Agreement (to the extent not executed as of the Confirmation Date) pursuant to sections 105(a), 365, 1123(b)(4), 1129, 1142(b) and 1146(a) of the Bankruptcy Code, in form and substance reasonably acceptable to the Plan Sponsors.

“Confirmation Recognition Order” means the order of the Canadian Court, which shall be in form and substance acceptable to the Plan Sponsors:  (a) recognizing the entry of the Confirmation Order; and (b) vesting in the Purchaser all of the LP Debtors’ right, title and interest in and to the Acquired Assets that are owned, controlled, regulated or situated in Canada, free and clear of all liens, claims, charges, interests or other encumbrances, in accordance with applicable law and to the extent set forth in the Asset Purchase Agreement.

“Cure Costs” has the meaning set forth in Section 10.3(a) of this Plan.

“Cure Dispute” has the meaning set forth in Section 10.3(d) of this Plan.

“Debtor” means any of the entities identified in footnote 1 of this Plan.

“Designated Contract” has the meaning set forth in the Asset Purchase Agreement.

“Disallowed Claim” when used with respect to a Claim, means a Claim, or such portion of a Claim, that has been disallowed by a Final Order.

“Disbursing Agent” means, for purposes of making distributions under the Plan, the LP Debtors or a designee thereof.

“Disclosure Statement” means that certain disclosure statement describing the Plan, including, without limitation, all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017.

“Disclosure Statement Order” means the order entered by the Bankruptcy Court in the Chapter 11 Cases of the LP Debtors, in form and substance reasonably acceptable to the Plan Sponsors, (a) approving the Disclosure Statement as containing adequate information required under section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, and (b) authorizing the use of the Disclosure Statement for soliciting votes on the Plan.

“Disclosure Statement Recognition Order” means the order of the Canadian Court, which shall be in form and substance acceptable to the Plan Sponsors, recognizing the entry of the Disclosure Statement Order.

“Disputed Claim” or “ Disputed [          ] Claim” means, as of any relevant date, any Claim, or any portion thereof: (a) that is not an Allowed Claim or Disallowed Claim as of the relevant date; or (b) for which a proof of Claim has been timely filed with the Bankruptcy Court or a written request for payment has been made, to the extent the LP Debtors, the Disbursing Agent or any party in interest has interposed a timely objection or request for estimation, which objection or request for estimation has not been withdrawn or determined by a Final Order as of the relevant date.

“Disputed Claims Reserves” means a reserve or reserves that may be established and maintained by the Disbursing Agent for the purpose of effectuating distributions to holders of Disputed Claims pending allowance or disallowance of such Claims in accordance with the Plan.

“Distribution Account” means an account or accounts, as applicable, maintained by the Disbursing Agent into which the Plan Consideration will be delivered and then distributed by the Disbursing Agent in accordance with the Plan.

v

“Distribution Record Date” means, with respect to all Classes, the third (3rd) Business Day after the date the Confirmation Order is entered by the Bankruptcy Court or such other date as shall be established by the Bankruptcy Court in (a) the Confirmation Order or, (b) upon request of the LP Debtors or the Plan Sponsors, a separate order of the Bankruptcy Court.

“Effective Date” means a date selected by the Plan Sponsors that shall be a Business Day that is no later than five (5) days after all of the conditions precedent set forth in Section 11.2 of this Plan have been satisfied or waived (to the extent such conditions can be waived).

“Equity Interest” the interest (whether legal, equitable, contractual or other rights) of any holders of any class of equity securities of any of the LP Debtors represented by shares of common or preferred stock or other instruments evidencing an ownership interest in any of the LP Debtors, whether or not certificated, transferable, voting or denominated “stock” or a similar security, and any Claim or Cause of Action related to or arising from the foregoing, or any option, warrant or right, contractual or otherwise, to acquire any such interest means any outstanding ownership interest, including, without limitation, interests evidenced by membership or partnership interests, or other rights to purchase or otherwise receive any ownership interest and any right to payment or compensation based upon any such interest, whether or not such interest is owned by the holder of such right to payment or compensation.

“Estate” means each estate created in the Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code.

“Estimation Order” means an order or orders of the Bankruptcy Court estimating for voting and/or distribution purposes (under section 502(c) of the Bankruptcy Code) the allowed amount of any Claim.  The defined term Estimation Order includes the Confirmation Order if the Confirmation Order grants the same relief that would have been granted in a separate Estimation Order.

“Existing Board” means, with respect to each LP Debtor, the board of directors, board of managers or similar governing entity of such LP Debtor prior to the Effective Date.

“Existing Officers” means, with respect to each LP Debtor, the officers of such LP Debtor immediately prior to the Effective Date.

“Expense Reimbursement” has the meaning given to such term in the Bid Procedures Order.

“Fee Application” means an application for allowance and payment of a Fee Claim (including Claims for “substantial contribution” pursuant to section 503(b) of the Bankruptcy Code).

“Fee Claim” means a Claim of a Professional Person for compensation, indemnification or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103(a) of the Bankruptcy Code.

“Final Order” means (a) an order or judgment of the Bankruptcy Court or any other court or adjudicative body as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or (b) in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been taken or sought, such order of the Bankruptcy Court or any other court or adjudicative body shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to section 502(j) of the Bankruptcy Code, Rule 59 or Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be filed with respect to such order.

“Funding” has the meaning given to such term in the Asset Purchase Agreement.

“Funding Date” has the meaning given to such term in the Asset Purchase Agreement.

“General LP Unsecured Claim” means any Claim against an LP Debtor other than an Administrative Claim, a Priority Non-Tax Claim, a Priority Tax Claim, a Fee Claim, U.S. Trustee Fees, an Other LP Secured Claim, an LP Facility Secured Claim, or an Intercompany Claim.

“General LP Unsecured Claims Distribution” means Plan Consideration in the form of Cash in an amount equal to $10,000,000.

“Inc. Entity” means any of LightSquared Inc., LightSquared Investors Holdings Inc., TMI Communications Delaware, Limited Partnership, LightSquared GP Inc., One Dot Four Corp., One Dot Six Corp., One Dot Six TVCC Corp., TVCC Holdings Company, LLC, TVCC Intermediate Corp., Columbia One Six Partners IV, Inc., Columbia FMS Spectrum Partners IV, Inc., TVCC One Six Holdings LLC, CCMM I LLC, SkyTerra Rollup LLC, SkyTerra Rollup Sub LLC or SkyTerra Investors LLC.

“Inc. Entity General Unsecured Claim” means a General Unsecured Claim held by any Inc. Entity against any LP Debtor.

“Inc. Entity General Unsecured Claims Bar Date” means the deadline by which Inc. Entity General Unsecured Claims must be filed, which shall be set forth in the Disclosure Statement Order.

“Insured Claim” means any Claim for which the LP Debtors or the holder of a Claim is entitled to indemnification, reimbursement, contribution or other payment under a policy of insurance wherein any of the LP Debtors is an insured or beneficiary of the coverage.

“Intercompany Claim” means a Claim held by any LP Debtor against any other LP Debtor.

“Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

“LightSquared LP Lender Advisors” means counsel to a LightSquared LP Lender that is a member of the Ad Hoc LP Secured Group (but does not include the Ad Hoc LP Secured Group Advisors).

“LightSquared LP Lenders” means those lenders from time to time party to the LP Facility Credit Agreement.

“LP Cash” means the LP Debtors’ Cash on hand as of the Effective Date.

“LP Cash Collateral Order” means the Amended Agreed Final Order (a) Authorizing Debtors to Use Cash Collateral, (b) Granting Adequate Protection to LP Facility Secured Parties, and (c) Modifying Automatic Stay, which has been entered as Docket No. 544 in the Chapter 11 Cases.

“LP Common Equity Interests” means the outstanding Equity Interests in LightSquared LP held by TMI Communications Delaware, Limited Partnership and LightSquared Investors Holdings Inc.

“LP Debtors” means each of LightSquared LP, ATC Technologies, LLC, LightSquared Inc. of Virginia, LightSquared Corp., LightSquared Subsidiary LLC, Sky Terra Holdings (Canada) Inc., SkyTerra (Canada) Inc., LightSquared Finance Co., LightSquared Network LLC and LightSquared Bermuda Ltd.

“LP Facility Agent” means UBS AG, Stamford Branch and any successor thereto, in its capacity as administrative agent on behalf of the LightSquared LP Lenders under the LP Facility Credit Agreement.

“LP Facility Credit Agreement” means that certain Credit Agreement, dated as of October 1, 2010, by and among LightSquared LP, as borrower, LightSquared Inc., the other LP Facility Parent Guarantors and the LP Facility Subsidiary Guarantors, as guarantors, and the LightSquared LP Lenders party thereto (as amended, supplemented, amended and restated or otherwise modified from time to time).

“LP Facility Credit Documents” means any related agreements, instruments and other documents executed and delivered in connection with the LP Facility Credit Agreement (each as amended, supplemented, amended and restated or otherwise modified from time to time).

“LP Facility Parent Guarantors” means LightSquared Inc., LightSquared

Investors Holdings Inc., LightSquared GP Inc., and TMI Communications Delaware, Limited Partnership.

“LP Facility Postpetition Interest” means all interest owed to the LP Facility Secured Parties pursuant to the LP Facility Credit Documents from and after the Petition Date less the amount of adequate protection payments made by LightSquared LP during the Chapter 11 Cases pursuant to the LP Cash Collateral Order (exclusive of Professional Fees (as defined in the LP Cash Collateral Order) paid in accordance with the LP Cash Collateral Order).

“LP Facility Prepetition Interest” means all interest owed to the LP Facility Secured Parties pursuant to the LP Facility Credit Documents prior to the Petition Date.

“LP Facility Principal” means the principal amount owed to the LP Facility Secured Parties pursuant to the LP Facility Credit Documents as of the Petition Date.

“LP Facility Repayment Premium” means the repayment premium due and owing pursuant to § 2.10(f) of the LP Facility Credit Agreement.

“LP Facility Secured Claims” means any Claim of the LP Facility Secured Parties under the LP Facility Credit Documents, inclusive of LP Facility Principal, LP Facility Prepetition Interest, LP Facility Postpetition Interest and all applicable fees and premiums due and owing under the LP Facility Credit Documents (including the LP Facility Repayment Premium), in each case, unless the Bankruptcy Court orders otherwise.

“LP Facility Secured Parties” means the LP Facility Agent and the LightSquared LP Lenders.

“LP Facility Subsidiary Guarantors” means ATC Technologies, LLC, LightSquared Corp., LightSquared Inc. of Virginia, LightSquared Subsidiary LLC, SkyTerra Holdings (Canada) Inc., and SkyTerra (Canada) Inc.

“LP Preferred Unit Interests” means an Equity Interest in LightSquared LP arising from ownership of any outstanding non-voting Series A Preferred Units of LightSquared LP.

“LP Sale” means the sale of the Acquired Assets under sections 105(a), 1123(a)(5), 1123(b)(4), 1129(b)(2)(A), 1141, 1145 and 1146(a) of the Bankruptcy Code under terms and conditions of the Asset Purchase Agreement free and clear of any Claims, Liens, interests, or encumbrances.

“LP Sale Proceeds” means all Cash proceeds and other consideration deliverable to the LP Debtors from the LP Sale in accordance with the Asset Purchase Agreement.

“Notice of Effective Date” means the notice of the occurrence of the Effective Date to be filed with the Bankruptcy Court and mailed, as necessary, to holders of Claims and Equity Interests.

“Other LP Secured Claim” means any Secured Claim against an LP Debtor other than the LP Facility Secured Claims.

“Parent Entity” means DISH Network Corporation.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, indenture trustee, organization, joint stock company, trust, estate, unincorporated association, unincorporated organization, governmental entity, or political subdivision thereof, Equity Interest holder or any other entity or organization.

“Petition Date” means May 14, 2012.

“Plan” means this chapter 11 plan, including all exhibits, supplements, appendices, and schedules hereto, either in its present form or as it may be amended, supplemented, or otherwise modified from time to time (but solely in accordance with the terms hereof), in form and substance reasonably acceptable to the Plan Sponsors.

“Plan Consideration” means LP Cash and LP Sale Proceeds less the amount of Cash necessary to fund the Wind Down Reserve.

“Plan Distribution” means a payment or distribution to holders of Allowed Claims or Allowed Equity Interests under the Plan.

“Plan Distribution Date” means, with respect to any Claim or Equity Interest, (a) the Effective Date or a date that is as soon as reasonably practicable and permissible after the Effective Date, if such Claim or Equity Interest is then an Allowed Claim or Allowed Equity Interest, or (b) if not allowed on the Effective Date, a date that is as soon as reasonably practicable and permissible after the date such Claim of Equity Interest becomes allowed.

“Plan Documents” means the documents, other than the Plan and the Asset Purchase Agreement, to be executed, delivered, assumed, and/or performed in connection with the consummation of the Plan, including, without limitation, the documents to be included in the Plan Supplement and the Schedule of Rejected Executory Contracts and Unexpired Leases, each of which shall be in form and substance reasonably acceptable to the Plan Sponsors and filed with the Bankruptcy Court as specified in the Plan.

“Plan Sponsor Fee Claims” means all Claims for the reasonable out-of-pocket expenses incurred by the Plan Sponsors.

“Plan Sponsors” means the holders of LP Facility Secured Claims listed on Schedule 1 hereto, solely in their capacities as sponsors of this Plan.

x

“Plan Supplement” means the supplemental appendix to this Plan, to be filed no later than five (5) calendar days prior to the Voting Deadline, which will contain, among other things, draft forms, signed copies, or summaries of material terms, as the case may be, of the Plan Documents; provided, that such supplemental appendix may be amended, supplemented or modified from time to time after the Voting Deadline in accordance with the terms of this Plan, the Bid Procedures Order and the Confirmation Order.

“Priority Non-Tax Claim” means any Claim other than an Administrative Claim, a Fee Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

“Priority Tax Claim” means a Claim that is of a kind specified in section 507(a)(8) of the Bankruptcy Code.

“Professional Person” means all Persons retained by order of the Bankruptcy Court in connection with the Chapter 11 Cases, pursuant to sections 327, 328, 330 or 1103 of the Bankruptcy Code, excluding any ordinary course professionals retained pursuant to an order of the Bankruptcy Court.

“Proof of Claim” means the proof of Claim that must be filed by a holder of a Claim by the deadline, if any, designated by the Bankruptcy Court as the deadline for filing proofs of Claim against any of the LP Debtors.

“Pro Rata Share” means the proportion that an Allowed Claim or Equity Interest bears to the aggregate amount of all Claims or Equity Interests in a particular Class, including, with respect to Classes of Claims, Disputed Claims, but excluding Disallowed Claims, (a) as calculated by the Disbursing Agent; or (b) as determined or estimated by the Bankruptcy Court.

“Purchaser” shall have the meaning set forth in the Bid Procedures Order, identifying the Qualified Bidder submitting the highest and best bid for the Assets of the LP Debtors to be sold pursuant to the Auction.

“Qualified Bidder” means a Person eligible to submit a bid pursuant to the Bid Procedures Order.

“Released Parties” means (a) the LP Debtors, (b) the Ad Hoc LP Secured Group and each member thereof, (c) the Plan Sponsors, (d) the Stalking Horse Bid Parties, (e) the Purchaser, (f) each LightSquared LP Lender, (g) the LP Facility Agent, (h) the present and former directors, officers, managers, equity holders, agents, successors, assigns, attorneys, accountants, consultants, investment bankers, bankruptcy and restructuring advisors, financial advisors, in each case in their capacity as such, and each of the respective affiliates of the parties listed in (a) through (h), in their capacity as such, and (i) any Person claimed to be liable derivatively through any of the foregoing; provided, however, that neither the Purchaser nor the LP Debtors shall be deemed to be a Released Party as against one another with respect to each such party’s right to enforce the Asset Purchase Agreement against the other party.

“Retained Assets” means the LP Debtors’ Assets that are excluded from the LP Sale pursuant to the terms and conditions of the Asset Purchase Agreement.

“Schedule of Rejected Executory Contracts and Unexpired Leases” means a schedule of the contracts and leases to be rejected by the LP Debtors pursuant to Article X of this Plan, the initial version of which shall be filed with the Bankruptcy Court by the LP Debtors no later than five (5) Business Days prior to the Voting Deadline, as the same may be amended or modified from time to time.

“Schedules” means, unless otherwise stated, the schedules of assets and liabilities and list of Equity Interests and the statements of financial affairs filed by the LP Debtors with the Bankruptcy Court, as required by section 521 of the Bankruptcy Code and in conformity with the Official Bankruptcy Forms of the Bankruptcy Rules, as such schedules and statements have been or may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009.

“Secured Claim” means a Claim, either as set forth in this Plan, as agreed to by the holder of such Claim and the Plan Sponsors or Disbursing Agent, as applicable, or as determined by a Final Order in accordance with sections 506(a) and 1111(b) of the Bankruptcy Code: (a) that is secured by a valid, perfected and enforceable Lien on Collateral, to the extent of the value of the Claim holder’s interest in such Collateral as of the Confirmation Date; or (b) to the extent that the holder thereof has a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

“Specified Regulatory Approvals” has the meaning given to such term in the Asset Purchase Agreement.

“Stalking Horse Agreement” means that certain asset purchase agreement, dated  [                       ], 2013, executed by the Stalking Horse Bid Parties setting forth the terms of the Stalking Horse Bidder’s offer for the Acquired Assets.

“Stalking Horse Bid” means the initial bid of the Stalking Horse Bidder pursuant to the Stalking Horse Agreement, pursuant to which the Stalking Horse Bidder has offered a cash purchase price of $2.22 billion for the Acquired Assets.

“Stalking Horse Bidder” means L-Band Acquisition, LLC, a Delaware limited liability company, in its capacity as the stalking horse bidder under the Stalking Horse Agreement.

“Stalking Horse Bid Parties” means the Stalking Horse Bidder and the Parent Entity.

“Successful Bid” means the bid selected as the highest or otherwise best bid for the Acquired Assets in accordance with the Bid Procedures Order.

“Unclassified Claims” means Administrative Claims, Fee Claims, U.S. Trustee Fees and Priority Tax Claims against the LP Debtors.

“U.S. Trustee” means the Office of the U.S. Trustee for Region 2, Southern District of New York.

“U.S. Trustee Fees” means fees arising under 28 U.S.C. § 1930(a)(6) and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717, each as determined by the Bankruptcy Court at the Confirmation Hearing.

“Voting Deadline” means [                   ], 2013, at 5:00 p.m. (prevailing Eastern time), or such later date as may be determined by the Plan Sponsors or as otherwise determined by the Bankruptcy Court.

“Wind Down” means the wind down of the LP Debtors in accordance with the Plan, as more fully set forth in Article VII herein.

“Wind Down Reserve” has the meaning set forth in Section 7.1 of this Plan.

Schedule 1

Plan Sponsors

1.             Capital Research and Management Company

2.             Cyrus Capital Partners, L.P.

3.             Intermarket Corporation

4.             SP Special Opportunities, LLC

5.             UBS AG, Stamford Branch

EXHIBIT B

STALKING HORSE AGREEMENT

DRAFT — SUBJECT IN ALL RESPECTS TO FURTHER NEGOTIATION AND APPROVAL BY PURCHASER (AS DEFINED HEREIN) AND THE MAJORITY IN INTEREST OF THE LP LENDERS (AS DEFINED HEREIN)

PURCHASE AGREEMENT

by and among

LIGHTSQUARED LP,

ATC TECHNOLOGIES, LLC,

LIGHTSQUARED CORP.,

LIGHTSQUARED INC. OF VIRGINIA,

LIGHTSQUARED SUBSIDIARY LLC,

LIGHTSQUARED FINANCE CO.,

LIGHTSQUARED NETWORK LLC,

LIGHTSQUARED BERMUDA LTD.,

SKYTERRA HOLDINGS (CANADA) INC.,

SKYTERRA (CANADA) INC.,

L-BAND ACQUISITION, LLC

AND

[PARENT ENTITY]

(Solely for the Purposes of Section 9.17)

dated as of [  ], 2013

i

ii

EXHIBITS

Exhibit A               Form of Release(2)

Exhibit B               Alternative Sale Procedures

Exhibit C               Form of Bill of Sale(3)

Exhibit D               Form of Escrow Agreement(4)

Exhibit E               Form of Instrument of Assumption(5)

Exhibit F                Form of Sale Order(6)

Exhibit G               Operating Budget(7)

Exhibit H               Inmarsat Side Letter(8)

(2)         Draft to be provided at a later date.

(3)         Draft to be provided at a later date.

(4)         Draft to be provided at a later date.

(5)         Draft to be provided at a later date.

(6)         Draft to be provided at a later date.

(7)         Draft to be provided at a later date.

(8)         Draft to be provided at a later date.

iii

PURCHASE AGREEMENT

This Purchase Agreement, dated as of [   ], 2013, is made and entered into by and among (i) LightSquared LP, a Delaware limited partnership, ATC Technologies, LLC, a Delaware limited liability company, LightSquared Corp., a Nova Scotia unlimited liability company, LightSquared Inc. of Virginia., a Virginia corporation, LightSquared Subsidiary LLC, a Delaware limited liability company, LightSquared Finance Co., a Delaware corporation, LightSquared Network LLC, a Delaware limited liability company, LightSquared Bermuda Ltd., a Bermuda limited company, SkyTerra Holdings (Canada) Inc., an Ontario corporation, and SkyTerra (Canada) Inc., an Ontario corporation (each, a “Seller” and collectively, “Sellers”),(ii) L-Band Acquisition, LLC, a Delaware limited liability company (“Purchaser”) and (iii) [                  ] (“Parent”) (solely for the purposes of Section 9.17).

RECITALS

WHEREAS, Sellers are engaged in the business [of (a) operating a mobile and terrestrial wireless communications system based on integrated satellite and ground-based technology to provide mobile coverage throughout North America and (b) developing a 4th Generation Long Term Evolution (4G LTE) wireless broadband network (the “Business”);]

WHEREAS, on May 14, 2012, LightSquared Inc. and certain of its affiliates, including the Sellers, filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), which cases are being jointly administered under Case No. 12-12080 (such cases, including the cases of the Sellers and their non-Seller affiliates, the “Bankruptcy Cases”);

WHEREAS, on May 18, 2012, the Ontario Superior Court of Justice (Commercial List) (the “Canadian Court” and the proceeding before the Canadian Court, the “CCAA Recognition Proceeding”) granted orders under Part IV of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c.C-36 (the “CCAA”) that, among other things, recognized the Bankruptcy Cases as a “foreign main proceeding” pursuant to Part IV of the CCAA;

WHEREAS, on July [    ], 2013, SP Special Opportunities, LLC, [LIST ADDITIONAL PLAN SPONSORS] (collectively, the “Plan Sponsors”) filed the Joint Chapter 11 Plan for LightSquared, LP, ATC Technologies, LLC, LightSquared Corp., LightSquared Inc. of Virginia, LightSquared Subsidiary LLC, LightSquared Finance Co., LightSquared Network LLC, LightSquared Bermuda Ltd., SkyTerra Holdings (Canada) Inc., and SkyTerra (Canada) Inc. (as amended, modified and/or supplemented, the “Plan”).

WHEREAS, the Plan provides for Purchaser to purchase and acquire from Sellers certain assets and rights used in the operation of the Business, and Sellers to sell, convey, assign and transfer such assets and rights to Purchaser, in the manner and subject to the terms and conditions set forth herein and as authorized under sections 105, 363, 365, 1123(b)(4) and 1142(b) of the Bankruptcy Code; and

WHEREAS, Purchaser desires to assume from Sellers, certain liabilities, in the manner and subject to the terms and conditions set forth herein and as authorized under sections 105, 363, 365 and 1123(b)(2) of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

The terms defined or referenced in Section 9.14, whenever used herein, shall have the meanings set forth therein for all purposes of this Agreement.

ARTICLE II.

PURCHASE AND SALE OF ASSETS

Section 2.1            Sale and Transfer of Assets.  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Sellers shall unconditionally Transfer or cause to be transferred to Purchaser and/or one or more of Purchaser’s Affiliates or Subsidiaries, as designated by Purchaser (in its sole discretion), and Purchaser and/or one or more of its Affiliates or Subsidiaries, as applicable, shall purchase, acquire, assume and accept from Sellers, free and clear of all Seller Liabilities, Liens, Claims and Interests (except for Liens created by Purchaser and any Assumed Permitted Liens and Assumed Liabilities), all of Sellers’ right, title and interest in and to all of their Assets, other than the Retained Assets (collectively, the “Acquired Assets”), including (except as listed in Section 2.2):

(a)           all Intellectual Property of the Sellers, including the items listed on Section 2.1(a) of the Disclosure Letter;

(b)           all Contracts set forth on Section 2.1(b) of the Disclosure Letter (which Purchaser has the right to revise in its discretion in accordance with Section 6.10 hereof) and the Required Contracts (collectively, the “Designated Contracts”); provided that Purchaser shall not be permitted to revise the Disclosure Letter so as to remove the Required Contracts from Section 2.1(b) therein; provided, however, that to the extent that any Required Contract is (i) not capable of being assumed and assigned under Applicable Law or (ii) amended or modified on or after July 22, 2013, Purchaser shall have the right, in its sole discretion, to not acquire such Required Contract and such Required Contract shall be deemed a Retained Asset (as defined below);

(c)           the Real Property and personal property of Sellers, including the Leased Real Property (to the extent the applicable lease is a Designated Contract), all easements and rights of way and all buildings, fixtures and improvements erected on the Real Property;

(d)           all books, files, data, customer and supplier lists, cost and pricing information, business plans, quality control records and manuals, blueprints, research and development files, personnel records of Transferred Employees to the extent the Transfer of such items is permitted under Applicable Law (excluding personnel files for employees who are not Transferred Employees) and related books and records for the Acquired Assets and all other records of Sellers;

(e)           all computer systems, computer hardware and Software of Sellers;

(f)            all inventory, supplies, finished goods, works in process, goods-in-transit, packaging materials and other consumables of Sellers (the “Inventory”);

(g)           all Transferable Permits of any Seller, including all letters of intent, reservations of spectrum and Permits issued by the FCC and Industry Canada listed on Section 2.1(g) of the Disclosure Letter;

(h)           the mobile satellite service system owned or operated by Sellers (including Sellers’ rights or rights of ownership and/or use with respect to the Company Satellites, fixed earth stations, gateway earth stations, calibration earth stations, mobile earth stations (to the extent that the Sellers hold legal title to such earth stations), and other facilities and equipment related thereto, collectively, the “Mobile Satellite System”), including all rights to (A) own, operate and control the Mobile Satellite System (and an aspect thereof), (B) own, operate and control the Ancillary Terrestrial Component service in the United States and/or Canada, (C) construct and operate terrestrial wireless facilities in the United States and/or Canada utilizing the Spectrum, (D) fully utilize the FCC Licenses and the Industry Canada Licenses in accordance with the conditions set out therein, (E) fully utilize all Spectrum subject to Coordination Agreements in accordance with the conditions set out therein, and (F) fully utilize any other Spectrum subject to agreements with Governmental Entities or third parties not otherwise covered by this Agreement;

(i)            the rights to all Spectrum, whether granted or obtained through the FCC, Industry Canada, or Coordination Agreements, whether pursuant to any lease, license or otherwise;

(j)            all machinery, vehicles, tools, equipment, furnishings, office equipment, fixtures, furniture, spare parts and other fixed Assets which are owned by Sellers (and Sellers’ right, title and interest in any leases relating to the same to the extent the applicable lease is a Designated Contract), including all of Sellers’ right, title and interest in or to all ground infrastructure, towers, transmission lines, antennas, microwave facilities, transmitters and related equipment (“System Equipment”) (all of the foregoing, collectively, “Equipment”);

(k)           all advertising or promotional materials of Sellers;

(l)            all manufacturer’s warranties to the extent related to the Acquired Assets and all claims under such warranties;

(m)                             to the extent Transferable under Applicable Law, all rights to the telephone numbers (and related directory listings), Internet domain names, Internet sites and other electronic addresses used by, assigned or allocated to Sellers;

(n)                                 all prepaid expenses (excluding prepaid expenses related to Taxes) of Sellers relating to any portion of the Acquired Assets;

(o)                                 all advances, withholdings or similar prepayments relating to Transferred Employees;

(p)                                 third party cash held in any security deposits, earnest deposits, customer deposits and other deposits and all other forms of security, in each case, placed with Sellers for the performance of a contract or agreement which otherwise constitutes a portion of the Acquired Assets (“Third Party Deposits”);

(q)                                 all Investments and any and all Cash and Cash Equivalents or revenues, in each case, received by the Sellers after the Funding Date in respect of the Acquired Assets;

(r)                                    proceeds received after the Funding Date under insurance policies of Sellers to the extent received or receivable with respect to the Business or the Acquired Assets and all rights of every nature and description under or arising out of such policies to the extent unexpired as of the Closing Date, in each case, other than (i) policies which relate to any Employee Benefit Plans of Sellers which are not being assumed by Purchaser and (ii) any policies relating to the liability of Sellers’ directors and officers;

(s)                                   [all Accounts Receivable and Intercompany Receivables, whether or not reflected on the books of Sellers as of the Closing Date;]

(t)                                    customer relationships, goodwill and all other intangible assets relating to, symbolized by or associated with the Business;

(u)                                 each document relating to the Mobile Satellite System, including without limitation, any document relating to any actual or potential interference with Global Positioning Systems, the Radio Navigation Satellite Service, the Search and Rescue Service, the Global Maritime Distress and Safety Service, the Radio Astronomy Service, the Fixed Service, the Fixed Satellite Service, the Mobile Satellite Service, the Passive Space Research Service, the Aeronautical Mobile Routing Satellite Service®, and the Aeronautical Navigation Service;

(v)                                 all Cash and Cash Equivalents received by any Seller on and after the Funding Date arising from the operation of the Business or from any Acquired Assets, to the extent not used by Sellers to pay working capital expenses and other expenses incurred in connection with the operation and/or maintenance of the Acquired Assets after the Funding Date in accordance with Section 2.7 hereof;

(w)                               all other rights of each Seller in the Assets owned by the Sellers necessary to or utilized in the operation of the Business as it is presently conducted other than the Retained Assets; and

(x)                                 all rights, privileges, claims, demands, choses in action, prepayments, deposits, refunds, indemnification rights, warranty claims, offsets and other claims of Sellers against (i) Third Parties (“Actions”) relating to the Acquired Assets set forth in clauses (a) through (w) of this Section 2.1, including, without limitation, any Avoidance Actions relating to the Acquired Assets or (ii) the Purchaser and/or any of Purchaser’s Affiliates or Subsidiaries.

Section 2.2                                    Retained Assets.  Notwithstanding anything in this Agreement to the contrary, the Acquired Assets shall not include the following Assets which are to be retained by Sellers and not sold or assigned to Purchaser (collectively, the “Retained Assets”), it being understood that the Retained Assets shall be limited to the following:

(a)                                 Cash and Cash Equivalents on hand of the Sellers as of the Funding Date other than as specifically provided for in Section 2.1(r) and net of Third Party Deposits;

(b)                                 all rights of Sellers in and to all Contracts other than the Designated Contracts;

(c)                                  all losses, loss carryforwards and rights to receive refunds, and credits with respect to any and all Taxes of Sellers (and/or of any of their Affiliates) that constitute Non-Assumed Liabilities;

(d)                                 all Tax Returns of Sellers;

(e)                                  all personnel files for employees who are not Transferred Employees and personnel files of Transferred Employees that may not be Transferred under Applicable Laws;

(f)                                   books and records that Sellers are required by Applicable Law to retain;

(g)                                  customer relationships, goodwill and other intangible assets directly and exclusively relating to the Retained Assets;

(h)                                 all Employee Benefit Plans and Canadian Plans, including rights and any assets under any Employee Benefit Plan or Canadian Plan of Sellers which are not being assumed by Purchaser;

(i)                                     any directors and officers liability insurance policies of Sellers and any claims thereunder and the rights of Sellers thereunder and any proceeds thereof;

(j)                                    all Actions, including Avoidance Actions, related to the Retained Assets set forth in clauses (a) through (i) of this Section 2.2; and

(k)                                 all right and claims of Sellers arising under this Agreement and the Ancillary Agreements.

Section 2.3                                    Assumption of Liabilities.

(a)                                 Purchaser shall (or shall cause its designated Subsidiaries or Affiliates to) assume, and become solely and exclusively liable for, the following liabilities of Sellers and no others

(collectively, the “Assumed Liabilities”): (i) all liabilities and obligations of Sellers under the Designated Contracts that arise exclusively after the Closing Date; (ii) all liabilities relating to, or arising in respect of the Acquired Assets accruing, arising out of or relating to events, occurrences, acts or omissions occurring or existing after the Closing Date, or the operation of the Business or the Acquired Assets after the Closing Date; (iii) the Excess Cure Amounts; (iv) [all accrued liabilities with respect to the Employees and the Transferred Employees; including all accrued salary, vacation, and other compensation, and workers’ compensation obligations (except for liabilities related to the Employee Benefit Plans and the Canadian Plans and such other non-assumed liabilities as are set forth in Section 2.4);] (v) all liabilities arising out of or resulting from a change of control, layoffs, or termination of the Employees and the Transferred Employees by any Seller prior to or on the Closing Date, including WARN Obligations, to the extent such liabilities arise solely as a consequence of the actions taken by or at the direction of Purchaser; and (vi) all liabilities and obligations of the Purchaser under Section 6.7 herein (the liabilities and obligations described in Sections 2.3(a)(iv), 2.3(a)(v) and 2.3(a)(vi), collectively, the “Employee Obligations”); [provided, that Purchaser shall not assume the Employee Obligations to the extent they exceed $[  ] million in the aggregate.]

(b)                                 Nothing contained in this Agreement shall require Purchaser or any of its Affiliates to pay, perform or discharge any Assumed Liability so long as it shall in good faith contest or cause to be contested the amount or validity thereof.

(c)                                  Nothing contained in this Section 2.3 or in any Instrument of Assumption or similar instrument, agreement or document executed by Purchaser at the Funding or the Closing shall release or relieve Sellers from their representations, warranties, covenants and agreements contained in this Agreement or any Ancillary Agreement or any certificate, schedule, instrument, agreement or document executed pursuant hereto or in connection herewith.

Section 2.4                                    Non-Assumed Liabilities.  Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume, and shall be deemed not to have assumed, any Seller Liabilities or any obligations or liabilities of any of their Subsidiaries or Affiliates or the Business, other than the Assumed Liabilities specified in Section 2.3(a) (collectively, the “Non-Assumed Liabilities”).  For purposes of clarity, each of (a) any liabilities or obligations with respect to any Employee Benefit Plan, Canadian Plan, Canadian Union Plan, the Canada Pension Plan, the Quebec Pension Plan or other such plans created by an Applicable Law or administered by a Governmental Entity, (b) any Cure Amounts (other than Excess Cure Amounts), (c) any liabilities or obligations of Sellers with respect to Taxes with respect to Sellers, the Business, or the Acquired Assets (except as provided in Section 6.9), (d) other claims (including Taxes) against or relating to any of the Acquired Assets, Assumed Liabilities and/or the Business arising prior to the Closing Date, and (e) Employee Obligations in excess of $[  ] million in the aggregate, shall be Non-Assumed Liabilities.

Section 2.5                                    The Purchase Price.

(a)                                 Purchase Price.  The total purchase price (“Purchase Price”) shall be $2,220,000,000 plus (i) the value of any Employee Obligations assumed by Purchaser plus (ii) Excess Cure Amounts paid by Purchaser, and shall consist of:  (i) $[CASH PURCHASE PRICE

MINUS], which shall be payable on or before the Funding Date (the “Funding Date Payment” or the “Funding Date Consideration”); (ii) the Purchaser’s assumption of the Employee Obligations on the Closing Date; and (iii) the payment by Purchaser of any Cure Amounts in excess of $[      ] million (such excess amounts, the “Excess Cure Amounts”); provided, that notwithstanding anything to the contrary in this Agreement, Purchaser shall not be responsible for, and the Excess Cure Amounts (and Cure Amounts) shall not include any amounts that represent obligations or liabilities that were incurred or accrued during the period May 14, 2012 through and including the Funding Date, regardless of when such amounts are paid.   The Purchase Price is payable as set forth in Section 2.5(b).

(b)                                 Payment of Purchase Price and Other Sources of Funding.

(i)                                     Simultaneously with the execution of this Agreement, the parties shall execute and deliver the Escrow Agreement and Purchaser shall contemporaneously deposit into the Escrow Account, by wire transfer of immediately available funds, cash in the amount of $100 million, which funds shall be held by the Escrow Agent and invested as provided for in the Escrow Agreement (such funds, the “Good Faith Deposit”) and released by the Escrow Agent only in accordance with this Agreement and the Escrow Agreement.

(ii)           On the Funding Date, the Good Faith Deposit shall be released from the Escrow Account pursuant to the Escrow Agreement and credited against the Funding Date Consideration portion of the Purchase Price payable to Sellers.

(iii)          On the Funding Date, Purchaser shall cause the aggregate sum of Escrow Cure Amounts to be deposited into the Escrow Account.

(iv)                              At the Funding, Purchaser shall pay to Sellers the Funding Date Payment (net of the Good Faith Deposit released to Sellers from the Escrow Account) by wire transfer of immediately available funds to an account specified by Sellers in writing.

(v)                                 Purchaser shall be entitled to withhold from any amount payable pursuant to this Agreement, such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under any provision of applicable federal, state, local or foreign Tax law.  To the extent that amounts are so withheld and paid over to the appropriate Tax Authority by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers.  To the extent Purchaser believes a withholding tax will apply, Purchaser shall give Seller notice thereof and shall work with Seller in good faith in an effort to mitigate such withholding.

(c)                                  Allocation of Purchase Price.  Within ninety (90) days of the Closing Date, Purchaser shall prepare and deliver to Sellers a statement allocating the sum of the Purchase Price, the Assumed Liabilities and other relevant items among the Acquired Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder and the Income Tax Act and upon reasonable consultation with Sellers (such statement, the “Allocation Statement”).  The parties shall follow the Allocation Statement for purposes of filing IRS Form 8594 and all other Tax Returns, and shall not voluntarily take any position inconsistent therewith.  If the IRS or any other taxation authority proposes a different allocation, Sellers or Purchaser, as the case may be, shall promptly notify the other party of such proposed allocation.  Sellers or Purchaser, as the case may be, shall provide the other party with such information and shall take such actions (including executing documents and powers of attorney in connection with such proceedings) as may be reasonably requested by such other party to carry out the purposes of this section.  Except as otherwise required by Applicable Law or pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of United States state, local, or non-United States law), (i) the transactions contemplated by Article II of this Agreement shall be reported for all Tax purposes in a manner consistent with the terms of this Section 2.5(c); and (ii) neither party (nor any of their Affiliates) will take any position inconsistent with this Section 2.5(c) in any Tax Return, in any refund claim, in any litigation or otherwise.  Notwithstanding the allocation of the Purchase Price set forth in the Allocation Statement, nothing in the foregoing shall be determinative of values ascribed to the Acquired Assets or the allocation of the value of the Acquired Assets in any plan or reorganization or liquidation that may be proposed and the Sellers reserve the right on their behalf and on behalf of the Sellers’ estates, to the extent not prohibited by Applicable Law and accounting rules, for purposes of any plan of reorganization or liquidation, to ascribe values to the Acquired Assets and to allocate the value of the Acquired Assets to different Sellers in the event of, or in order to resolve, inter-estate creditor disputes in the Bankruptcy Cases.

Section 2.6                                    Sale Free and Clear.  Sellers acknowledge and agree and the Sale Order and the Sale Recognition Order shall provide that, on the Funding Date and concurrently with the Funding, all then existing or thereafter arising Seller Liabilities, Claims, Interests and Liens (other than those in favor of Purchaser created under this Agreement and/or any Ancillary Agreement, the Assumed Permitted Liens, if any, and Assumed Liabilities) of, against or created by any of Sellers or their bankruptcy estates, to the fullest extent permitted by Section 363 or 1123(a)(5) of the Bankruptcy Code and other Applicable Law, shall be fully released from and with respect to the Acquired Assets and thereupon shall attach to the Purchase Price with the same force, effect, validity, enforceability, and priority as such Seller Liabilities, Claims, Interests and Liens had attached to the Acquired Assets as of the Funding Date.  Following receipt of the Specified Regulatory Approvals, on the Closing Date in accordance with Section 3.1(c)(i) of this Agreement, the Acquired Assets shall be Transferred to Purchaser and/or one or more of its Affiliates or Subsidiaries, as applicable, to the fullest extent permitted by Section 363 or 1123(a)(5) of the Bankruptcy Code, free and clear of all Seller Liabilities, Claims, Interests, Liens, and rights of first refusal or offer, other than the Assumed Permitted Liens, if any, and the Assumed Liabilities or, in the event of an Alternative Sale to a Third Party purchaser under Section 3.5 of this Agreement, the Acquired Assets shall be Transferred to such Third Party purchaser and/or one or more of its Affiliates or Subsidiaries, as applicable, free and clear to the fullest extent permitted by Section 363 or 1123(a)(5) of the Bankruptcy Code and other Applicable Law, to the same extent as contemplated under this Agreement had the Acquired Assets been transferred to Purchaser hereunder.

Section 2.7                                    Other Payments.  During the period from the Funding Date through the Closing Date, Purchaser shall reimburse Sellers for their reasonable, documented working capital expenses and other expenses incurred in connection with the operation and/or maintenance of the Acquired Assets during such period (excluding, for the avoidance of doubt, reasonable expenses incurred or accrued by Sellers on or after the Funding Date that are directly related to the wind-down of Sellers’ bankruptcy estates pursuant to the Plan, including, without limitation, professional fees and expenses incurred by the Sellers in connection therewith), subject to (a) the Operating Budget and (b) Seller’s submission, and Purchaser’s written approval (which shall not be unreasonably withheld) of appropriate documentation evidencing such expenses; provided, that prior to seeking reimbursement from the Purchaser in accordance with this Section 2.7, Sellers shall use all then available Cash or Cash Equivalents received by Sellers on or after the Funding Date arising from the operation of the Business or from the Acquired Assets to pay such expenses as they become payable.

ARTICLE III.

CLOSING

Section 3.1                                    Funding and Closing.

(a)                                 Upon the terms and subject to the conditions of this Agreement, each of the Funding and the Closing shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, at 10:00 a.m., New York time as specified below, unless another date, time and/or place is agreed in writing by each of the parties hereto.

(b)                                 The Funding shall occur on or before the date (the “Funding Date”) that is not later than the fifth Business Day following the satisfaction and/or waiver of all conditions to the Funding as set forth in Article VII (other than conditions which by their nature can be satisfied only at the Funding).  At the Funding, the Good Faith Deposit shall be released to Sellers and Purchaser shall deliver the Funding Date Consideration (net of the amount of the Good Faith Deposit released to Sellers from the Escrow Amount)) to Sellers in accordance with Sections 2.5(b).

(c)                                  The Closing shall occur on or before the date (the “Closing Date”) that is the fifth Business Day following the satisfaction and/or waiver of all conditions to the Closing as set forth in Article VII (other than conditions which by their nature can be satisfied only at the Closing), unless an Alternative Sale is consummated in accordance with Section 3.5.

(d)                                 Sellers will retain de facto and de jure ownership, direction and control (within the meaning of the Communications Laws), of the Acquired Assets, including, for the avoidance of doubt of all FCC Licenses, FCC-licensed facilities, Industry Canada Licenses and Industry Canada-licensed facilities, until the Closing has occurred.

(e)                                  For the avoidance of doubt, the parties hereby agree that once the Funding shall have occurred, Purchaser shall not be entitled to any refund of any portion of the Purchase Price.

Section 3.2                                    Deliveries by Sellers.

(a)                                 At the Funding, Sellers shall deliver or cause to be delivered to Purchaser (unless previously delivered):

(i)                                     the officers’ certificate referred to in Section 7.1(a)(viii);

(ii)                                  a duly executed release (the “Release”) from each of the Sellers substantially in the form attached as Exhibit A hereto;(9)

(iii)                               a certified copy of the Sale Recognition Order;

(iv)                              executed copies of the consents and approvals referred to in Section 7.1(a)(iii); and

(v)                                 such other instruments as are reasonably requested by Purchaser and are otherwise necessary to consummate the Funding.

(b)                                 At the Closing, Sellers shall deliver or cause to be delivered to Purchaser (unless previously delivered) each of the following:

(i)                                     copies of the FCC Consent and the Industry Canada Approval;

(ii)                                  the duly executed Bill of Sale and duly executed counterparts of each Conveyance Document in respect of the Acquired Assets;

(iii)                               a duly executed Instrument of Assumption for the Designated Contracts and Assumed Liabilities;

(iv)                              a certification of non-foreign status for each Seller (other than Sellers organized in Canada or Bermuda) in a form and manner which complies with the requirements of Section 1445 of the Code and the Treasury regulations promulgated thereunder; provided however, that provision of such certification shall not be a condition to Closing and that the sole

(9)                   Such Release shall provide that the Purchaser and its Affiliates and Subsidiaries (collectively, the “Released Parties”) are deemed released and discharged by the Sellers from any and all claims, obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Sellers, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, fixed or contingent, matured or unmatured, existing or hereinafter arising, in law, equity or otherwise, that the Sellers would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of another entity, based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Funding Date, other than (i) arising under this Agreement or (ii) relating to any act or omission of a Released Party that constitutes gross negligence, fraud or willful misconduct, as determined by a Final Order.

                                                remedy for failure to provide such certification shall be that Purchaser shall be entitled to withhold any amount required to be withheld pursuant to Applicable Law as a result of failure to provide such certification; and

(v)                                 all other documents required to be delivered by Sellers to Purchaser at or prior to the Closing in connection with the Transactions, including any tax election or other tax-related deliverables provided in Section 6.9 hereof.

Subject to the provisions of Section 6.12 hereof, nothing contained in this Section 3.2 is intended to nor shall be deemed to require the assignment or novation of, at the Closing, any Nonassignable Designated Contract.

Section 3.3                                    Deliveries by Purchaser.

(a)                                 At the Funding, Purchaser shall deliver or cause to be delivered to Sellers (unless previously delivered):

(i)                                     the Purchase Price, as provided in Section 2.5(b);

(ii)                                  all other documents required to be delivered by Purchaser to Sellers at or prior to the Funding in connection with the Transactions;

(iii)          copies of the Investment Canada Approval and Competition Act Approval, if they are required under the Investment Canada Act and the Competition Act, as the case may be; and

(iv)                              such other instruments as are reasonably requested by Sellers and are otherwise necessary to consummate the Funding.

(b)                                 At the Closing, Purchaser shall deliver or cause to be delivered to Sellers (unless previously delivered):

(i)                                     a duly executed Instrument of Assumption for the Designated Contracts and Assumed Liabilities;

(ii)                                  all other documents required to be delivered by Purchaser to Sellers at or prior to the Closing in connection with the Transactions, including any tax election provided in Section 6.9 hereof.

Section 3.4                                    Nonassignable Assets.  To the extent that any Asset otherwise to be acquired by Purchaser upon the Closing pursuant to Section 2.1 hereof is determined by the Bankruptcy Court to be non-assignable pursuant to section 365(c) of the Bankruptcy Code or is otherwise determined to be non-assignable pursuant to Applicable Law by a court of competent jurisdiction (each, a “Nonassignable Asset”), such Nonassignable Asset shall be held, as of and from the Closing Date, for the benefit and burden of Purchaser and the covenants and obligations thereunder shall be fully performed by Purchaser on the relevant Seller’s behalf (to the extent such covenants and obligations are Assumed Liabilities) and all rights (to the extent such rights are Acquired Assets) existing thereunder shall be for Purchaser’s account.  To the extent permitted by Applicable Law, the relevant Seller shall take or cause to be taken, at Purchaser’s expense, such actions as Purchaser may reasonably request which are required to be taken or appropriate in order to provide Purchaser with the benefits and burdens of the Nonassignable Asset.  The relevant Seller shall promptly pay over to Purchaser the net amount (after expenses and Taxes of Seller (after taking into account any Tax benefits arising from such payments)) of all payments received by it in respect of all Nonassignable Assets, other than payments received from Purchaser pursuant to this Agreement.

Section 3.5                                    Termination and Alternative Sale.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, in any Ancillary Agreement or otherwise, if the Funding shall have occurred, then neither party shall thereafter have any right to terminate this Agreement (pursuant to Article VIII hereof or otherwise) or rescind any of its actions or modify any of its obligations hereunder or thereunder, except pursuant to this Section 3.5.  After the Funding, the obligations of Sellers under this Section 3.5 and the accompanying Alternative Sale Procedures (the “Alternative Sale Obligations”) shall (x) not be terminable or dischargeable at any time for any reason except as set forth in this Section 3.5, (y) survive any conversion, dismissal, or consolidation of the Bankruptcy Cases or the CCAA Recognition Proceeding and (z) survive the termination of this Agreement by any means other than as expressly set forth in this Section 3.5.  In addition, this Agreement and the Alternative Sale Obligations shall survive the confirmation and consummation of the Plan, or any plan, scheme, composition, reorganization, liquidation or other arrangement in the Bankruptcy Cases or other insolvency proceeding related to Sellers, including any order in the CCAA Recognition Proceeding recognizing any of the foregoing (an “Arrangement”) and shall be binding in any additional or subsequent insolvency proceeding whether under the Bankruptcy Code or any other state, national or international insolvency or bankruptcy law.  This Section 3.5 is intended to be, and the Sale Order shall specifically provide that it shall be, binding upon (i) any successors or assigns of Sellers, (ii) any trustee, examiner, or other party in interest or representative of any Seller’s estate, (iii) any reorganized Seller, liquidating trustee, receiver, debtor in possession, administrator, liquidator or trustee in the Bankruptcy Cases, the CCAA Recognition Proceeding or any other insolvency proceeding involving or related to the Acquired Assets, (iv) any other entity vested or revested with any right, title or interest in or to the Acquired Assets, whether under a Plan, an Arrangement or otherwise and (v) any other Person claiming any rights in or control over any of the Acquired Assets, (each of the foregoing, under subclauses (i)-(v), inclusive of this Section 3.5(a), a “Seller Successor”) as if such Seller Successor were a Seller hereunder.  After the Funding, the obligations under this Agreement, including the Alternative Sale Obligations, may not be discharged under Bankruptcy Code section 1141 or 727 or otherwise and may not be abandoned under Bankruptcy Code section 554 or otherwise or terminated for any reason except as specifically set forth in this Section 3.5.

(b)                                 Alternative Sale.

(i)                                     Sale Notice.  Upon Purchaser’s election, at any time after the Funding Date has occurred, Purchaser shall have the right to deliver a written notice (“Purchaser Alternative Sale Notice”) to Sellers to implement the Alternative Sale Procedures and request that Sellers sell or otherwise dispose of some or all of the Acquired Assets to one or more Third Parties that are eligible to hold legal title to such Acquired Assets, with all proceeds from such sales accruing to the sole benefit and account of Purchaser in accordance with the procedures set out in Exhibit B, including the procedure for identifying bona fide potential Third Party purchasers (each such sale or disposal, the “Alternative Sale”).  In the event that the Funding Date has occurred but the Closing has not occurred, at any time after [                ], unless a Purchaser Alternative Sale Notice shall previously have been delivered, Sellers shall have the right to deliver a written notice (“Seller Alternative Sale Notice” and together with the Purchaser Alternative Sale Notice, the “Alternative Sale Notice”) to Purchaser to implement the Alternative Sale Procedures to sell or otherwise dispose of the Acquired Assets.  Notwithstanding any other provision hereof, it is understood and agreed that all Specified Regulatory Approvals and any other required approvals from Governmental Entities must be obtained for any Alternative Sale and are conditions precedent to the closing of any Alternative Sale and Sellers will retain de facto and de jure ownership, direction and control (within the meaning of the Communications Laws) of the Acquired Assets, including, for the avoidance of doubt, of all FCC Licenses, FCC-licensed facilities, Industry Canada Licenses and Industry Canada-licensed facilities until the closing of any Alternative Sale.

(ii)                                  Alternative Sale Procedures.  From and after the date of an Alternative Sale Notice, Sellers shall comply with all commercially reasonable directions from Purchaser with respect to an Alternative Sale and otherwise cooperate with Purchaser in conducting each Alternative Sale in accordance with the Alternative Sale Procedures (including engaging the Investment Bank and such other advisors in connection with each Alternative Sale as may be requested by Purchaser), and shall follow reasonable instructions from Purchaser in determining the terms and conditions of the Alternative Sale and the sale process.  It is expressly understood and agreed that the Alternative Sale is for the sole benefit and account and at the sole risk of Purchaser, in no event shall Sellers market, initiate or enter into any Alternative Sale or any agreement therefor without the prior written consent of Purchaser and in no event shall Sellers be required to provide any indemnification to a Third Party purchaser in connection with an Alternative Sale nor shall Purchaser be entitled to any refund or reduction of the Purchase Price regardless of the price paid for the Acquired Assets by a Third Party in an Alternative Sale.  Sellers further agree and confirm that they shall direct the Third Party purchasers in the Alternative Sale to pay all proceeds payable in the Alternative Sale directly to Purchaser.  Purchaser shall pay for any and all of costs and expenses reasonably incurred by Sellers at the Purchaser’s direction in accordance with this Section 3.5(b) in conducting an Alternative Sale; provided, however, that the engagement of any Investment Bank or any other professional shall be governed by and paid for pursuant to the procedures set forth in Exhibit B.

(iii)          Effect of Alternative Sale.  Upon the closing and consummation of any Alternative Sale, (A) any amounts in the Escrow Account shall be released therefrom and delivered to the Purchaser and (B) this Agreement and the Escrow Agreement shall immediately be terminated (except for provisions of this Section 3.5(b) and such other provisions of this Agreement and the Escrow Agreement as are expressly stated to survive termination).

(c)           Subject to any order of the Bankruptcy Court, the Canadian Court or other court of competent jurisdiction, and without in any way limiting any provision of this Agreement (including Section 6.1 or Section 6.4 hereof) that is otherwise operative during such period, Sellers covenant and agree that, after the Funding and until the Closing:

(i)            Sellers shall cause to be delivered to Purchaser the following:

(1)           as soon as practicable, but in any event within 90 days after the end of each fiscal year, the audited consolidated balance sheet as of the last day of such year and related consolidated statements of income and cash flow of LightSquared LP (including the notes thereto) for such year, reported on and accompanied by a report from [  ] or other independent public accountants of nationally recognized standing selected by Sellers with the approval (not to be unreasonably withheld) of Purchaser, such year-end financial reports to be in reasonable detail and prepared in accordance with GAAP;

(2)           as soon as practicable, but in any event within 45 days after the end of each of the first 3 quarters of each fiscal year, an unaudited consolidated balance sheet and related consolidated statement of income, schedule as to the sources and application of funds for such fiscal quarter, and statement of cash flow for LightSquared LP (including the notes thereto) as of the end of such fiscal quarter, prepared in accordance with Sellers’ internal accounting policies applied consistently with those used in the Audited Financial Statements and in accordance with GAAP;

(3)           as soon as practicable, but in any event within 30 days of the end of each month, an unaudited consolidated balance sheet and the related unaudited consolidated statements of income and cash flow for LightSquared LP (including the notes thereto) as of the end of such month, prepared in accordance with Sellers’ internal accounting policies applied consistently with those used in the Audited Financial Statements and in accordance with GAAP;

(4)           as soon as practicable, but in any event within 30 days of the end of each month, a budget, cash flow forecast and actual results comparison prepared by Sellers;

(5)           accompanying each of the financial statements called for in subsections (1), (2) and (3) of this Section 3.5(c)(i), an instrument executed by the Chief Financial Officer or Chief Executive Officer of each Seller certifying that such financials were prepared in accordance with GAAP applied on a consistent basis with Sellers’ prior practice for earlier periods (in the case of subsections (2) and (3), with the exception of footnotes that may be required by GAAP) and fairly present the consolidated financial condition of LightSquared LP and the consolidated results of operations and cash flows of LightSquared LP for the periods specified therein, subject to normal, recurring year-end audit adjustment;

(6)           monthly reports relating to the Company Satellites generated by Sellers and notice of any material anomalies affecting the Company Satellites of which any Seller has Knowledge;

(7)           monthly reports relating to the status of the Communications Licenses, including material progress or setbacks in securing authority to provide terrestrial wireless services pursuant to the Company Ancillary Terrestrial Component authority or other such applicable authority; and

(8)           such other information relating to the condition (financial or otherwise), results of operations, business, prospects or corporate affairs of Sellers or the Acquired Assets as Purchaser or any assignee thereof from time to time reasonably request, as promptly as practicable after any such request.

(ii)           Following the Funding Date, Purchaser shall be permitted to designate one representative of its choosing to attend all meetings of the Board of Directors of each Seller or each Seller Successor and any committees thereof, in each instance, in a nonvoting observer capacity.  Except to the extent prohibited by Applicable Law, LightSquared LP and each of the other Sellers, on behalf of itself and each Seller Successor, agrees to provide Purchaser’s representative the opportunity to attend any and all such meetings, and to cause such representative to be provided with copies of any and all notices, minutes, consents, and other materials (financial or otherwise) that are provided to directors of any such Board of Directors at the same time and in the same manner as provided to such directors;

provided, however, that such representative shall agree to hold in confidence all information so provided, and provided, further, that Sellers shall not be required to provide such representative with any information that Sellers (1) reasonably believe to be protected by attorney-client privilege in circumstances where such privilege would be breached by providing information to such representative, after taking into account ameliorative actions (including, without limitation and by way of example, joint defense arrangements), or (2) reasonably determine is a matter as to which there is a conflict of interest between Purchaser or its Affiliates, on the one hand, and such Seller, on the other hand.  The Purchaser representative shall be required to leave any board meeting for any discussion that Sellers (1) reasonably believe to be protected by attorney-client privilege in circumstances where such privilege would be breached by such representative’s participation in the discussion, after taking into account ameliorative actions (including, without limitation and by way of example, joint defense arrangements), or (2) reasonably determine involves a matter as to which there is a conflict of interest between Purchaser or its Affiliates, on the one hand, and such Seller, on the other hand; provided, that, in the event the Purchaser representative is required to leave any board meeting in accordance with the foregoing, the applicable board shall discuss only the foregoing matters (and discuss such matters only to the extent necessary in respect of the circumstances requiring the Purchaser representative to leave the meeting), and shall not discuss any other matters, in the absence of the Purchaser representative.  In the event that any Seller or Seller Successor does not have a Board of Directors, then, with respect to such Seller or Seller Successor, Purchaser’s representative shall be provided with the rights set forth herein with respect to any comparable governing body; provided, that to the extent any such Seller or Seller Successor does not have a governing body comparable to a Board of Directors, such Seller shall establish such a comparable governing body (a “New Governing Body”) on or before the Funding Date and Purchaser shall be provided with the rights set forth herein with respect to such New Governing Body; provided, further, that to the extent a New Governing Body is established, any individual that is appointed, elected or otherwise selected to serve as a director for such New Governing Body shall be (x) mutually agreeable to each of the Sellers (or Seller Successors, if applicable) and Purchaser, and (y) immediately prior to such appointment, an Independent Person.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller with respect to itself only, hereby represents and warrants to Purchaser that the statements contained in this Article IV are true and correct as of the date of this Agreement, (i) except as otherwise stated in this Article IV, and (ii) except as set forth in the corresponding sections or subsections of the Disclosure Letter delivered by Sellers to Purchaser concurrently with the execution and delivery hereof (it being agreed that disclosure of any information in a particular section or subsection of the Disclosure Letter shall be deemed disclosure with respect to any other section or subsection only to the extent that the relevance of such item is readily apparent from such disclosure).

Section 4.1            Organization.  Each of the Sellers has been duly organized and is validly existing in good standing under the laws of its respective jurisdiction of incorporation or organization, with the requisite power and authority to own its properties and conduct its business as currently conducted.  Each of the Sellers has been duly qualified as a foreign corporation or organization for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except to the extent that the failure to be so qualified or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.2            Financial Statements.

(a)           [The audited consolidated balance sheet as of December 31, 2012 and related consolidated statements of income and cash flow of LightSquared LP (including the notes thereto) for the year ended December 31, 2012, reported on and accompanied by a report from [      ] (the “Audited Financial Statements”), copies of which have heretofore been furnished to Purchaser, were prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position of LightSquared LP as at such date and the consolidated results of operations and cash flows of LightSquared LP for the period then ended.

(b)           The unaudited consolidated balance sheet as of June 30, 2013 (the “Balance Sheet”) and the related unaudited consolidated statements of income and cash flow of LightSquared LP (including the notes thereto) for the six month period ended June 30, 2013 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Historical Financial Statements”), copies of which have heretofore been furnished to Purchaser, were prepared in accordance with Sellers’ internal accounting practices applied consistently with those used in the Audited Financial Statements and in accordance with GAAP and present fairly in all material respects the consolidated financial position of LightSquared LP as at such dates and the consolidated results of operations and cash flows of LightSquared LP for the applicable periods.]

Section 4.3            Real and Personal Property.

(a)           Each of the Sellers has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all of its Real Properties constituting Acquired Assets and has good and marketable title to its personal property and Assets constituting Acquired Assets, in each case, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and Assets for their intended purposes.  All such Acquired Assets are free and clear of Liens, other than as (i) are described in the consolidated balance sheets included in the Historical Financial Statements or (ii) are Permitted Liens.

(b)           Each of the Sellers has complied with all obligations under all leases relating to Acquired Assets to which it is a party.  All such leases may be assumed or rejected in the Bankruptcy Cases and otherwise are in full force and effect, except as set forth in Section 4.3(b) of the Disclosure Letter.  Except as set forth in Section 4.3(b) of the Disclosure Letter, each Seller enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Section 4.3(c) of the Disclosure Letter is a true and correct list, as of the date of this Agreement, of all Real Property constituting Acquired Assets owned by Sellers and the addresses thereof.

(d)           Section 4.3(d) of the Disclosure Letter is a true and correct list, as of the date of this Agreement, of all Real Property constituting Acquired Assets leased by Sellers and the addresses thereof.

(e)           As of the date of this Agreement, no Seller has received any written notice of any pending or contemplated condemnation proceeding affecting any of its owned Real Property constituting Acquired Assets or any sale or disposition thereof in lieu of condemnation that remains unresolved.

Section 4.4            Authorization; Enforceability.  Subject to the entry of the Sale Order and the Sale Recognition Order, each Seller has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the other Ancillary Agreements to which it is or is to be a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance by each Seller of this Agreement and each of the other Ancillary Agreements to which it is or is to be a party, and the consummation by each Seller of the Transactions, have been duly authorized by all necessary corporate action on the part of each Seller.  The Board of Directors (or other governing body or entity, including any New Governing Body) of each Seller has resolved to recommend that the Bankruptcy Court approve this Agreement, the Ancillary Agreements and the Transactions.  This Agreement has been and, when executed and delivered, each other Ancillary Agreement to which each of them is to be a party, will be, duly and validly executed and delivered by each Seller and, subject to the entry of the Sale Order and the Sale Recognition Order, constitutes (in the case of this Agreement) and will constitute (in the case of each of the Ancillary Agreements) the valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms.

Section 4.5            No Conflicts.  Except as set forth in Section 4.5 of the Disclosure Letter, subject to the entry of the Sale Order and the Sale Recognition Order, the execution, delivery and performance of this Agreement and each other Ancillary Agreement, and the consummation of the Transactions will not (a) result in a violation of the certificate of incorporation, certificate of formation or bylaws or similar organizational document of any Seller, (b) assuming receipt of all required consents and approvals from Governmental Entities in accordance with Section 7.1(a)(iii), result in a violation of any Applicable Law, or (c) result in the creation or imposition of any Lien upon or with respect to any Acquired Asset, other than the Permitted Liens.  No Seller is in violation of its certificate of incorporation, articles of organization or bylaws or similar organizational document (as applicable in each case).

Section 4.6            Consents and Approvals.  Except as set forth in Section 4.6 of the Disclosure Letter or otherwise in this Agreement, no consent, approval, authorization, order, registration or qualification of or with any Governmental Entity having jurisdiction over Sellers or any of their properties is required for the execution and delivery by Sellers of the Agreement and the Ancillary Agreements and performance of and compliance by Sellers with all of the provisions hereof and thereof and the consummation of the Transactions, except (a) the entry of the Sale Order and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, and the entry of the Sale Recognition Order and the expiry of any appeal periods in respect thereof, (b) filings with respect to and any consents, approvals or expiration or termination of any waiting period, required under any United States or foreign antitrust or investment laws which may include the Competition Act, the Investment Canada Act, the HSR Act and any other Regulatory Approvals required, (c) the prior approval of the FCC for the assignment of the FCC licenses, letters of intent, reservations of spectrum, permits and authorizations (including any related agreements with the United States Department of Justice, the United States Department of Homeland Security, and the Federal Bureau of Investigation regarding national security, law enforcement, defense or public safety issues, or any agreements related to the shared use of U.S. government Spectrum required in connection with such prior approval of the FCC) (the “FCC Licenses”) held by Sellers or (d) the Industry Canada Approval, and (e) such other consents, approvals, authorizations, registrations or qualifications the absence of which will not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7            Intellectual Property.

(a)           Section 4.7(a) of the Disclosure Letter sets forth a complete and accurate list of all (i) United States and non-United States Patents and Patent applications owned by Sellers; (ii) United States and non-United States Trademark registrations (including Internet domain registrations), Trademark applications, and material unregistered Trademarks owned by Sellers; (iii) United States and non-United States Copyright and mask work registrations, and material unregistered Copyrights owned by Sellers; and (iv) Software (other than readily available commercial software programs having an acquisition price of less than $10,000) that is owned, licensed, leased, by Sellers, describing which Software is owned, licensed, or leased, as the case may be, and the applicable owner, licensor or lessor.  All of the Intellectual Property set forth in Section 4.7(a) of the Disclosure Letter constitutes Acquired Assets, except as otherwise stated therein.

(b)           Section 4.7(b) of the Disclosure Letter sets forth a complete and accurate list of all Contracts (whether oral or written, and whether between any Seller and Third Parties or inter-corporate) to which a Seller is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Intellectual Property (other than licenses for readily available commercial software programs having an acquisition price of less than $10,000), or

(ii) restricting any Seller’s rights to use any Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the “License Agreements”).  Each License Agreement constitutes a Designated Contract except as otherwise indicated in Section 4.7(b) of the Disclosure Letter.  No Seller has licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements and, as of the Funding Date, pursuant to the Ancillary Agreements.

(c)           Sellers and the Sold Companies own or possess valid and enforceable rights to use all Intellectual Property used in the conduct of the Business, the failure to own or possess which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All registrations with and applications to Governmental Entities in respect of such Intellectual Property are valid and in full force and effect, have not, except in accordance with the ordinary course practices of Sellers, lapsed, expired or been abandoned (subject to the vulnerability of a registration for trademarks to cancellation for lack of use), are not the subject of any opposition filed with the United States Patent and Trademark Office or any other applicable Intellectual Property registry.  The consummation of the Transactions will not result in the loss or impairment of any rights to use such Intellectual Property or obligate Purchaser to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by Sellers absent the consummation of the Transactions.

(d)           Each Seller has taken reasonable security measures to protect the confidentiality and value of its and their trade secrets (or other Intellectual Property for which the value is dependent upon its confidentiality), and no such information has been misappropriated or the subject of an unauthorized disclosure, except to the extent that such misappropriation or unauthorized disclosure has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)           No present or former employee, officer or director of any Seller, or agent, outside contractor or consultant of any Seller, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.  Other than with respect to copyrightable works Sellers hereby represent to be “works made for hire” within the meaning of Section 101 of the Copyright Act of 1976 owned by Sellers, each Seller has obtained from all individuals who participated in any respect in the invention or authorship of any Intellectual Property created by or for such Seller (the “Owned Intellectual Property”), as consultants, as employees of consultants or otherwise, effective waivers of any and all ownership rights of such individuals in the Owned Intellectual Property and written assignments to Sellers of all rights with respect thereto.  No officer or employee of any Seller is subject to any agreement with any third party that requires such officer or employee to assign any interest in inventions or other Intellectual Property or to keep confidential any trade secrets, proprietary data, customer lists or other business information or that restricts such officer or employee from engaging in competitive activities or solicitation of customers.

(f)            No Seller has (i) incorporated open source materials into, or combined open source materials with, Intellectual Property or Software, (ii) distributed open source materials in conjunction with Intellectual Property or Software, or (iii) used open source materials that create, or purport to create, obligations for any Seller with respect to any Intellectual Property or grant, or purport to grant to any Third Party, rights or immunities under any Intellectual Property (including, but not limited to, using open source materials that require, as a condition of use, modification and/or distribution that other Software incorporated into, derived from or distributed with such open source materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) redistributable at no charge).  No Seller has disclosed, or is under an obligation to disclose, any material Software in source code form, except to parties that have executed written obligations to preserve the confidentiality of such source code.

(g)           No Seller has received any notice that it is, or they are, in default (or with the giving of notice or lapse of time or both, would be in default) under any contract relating to such Intellectual Property.  No Intellectual Property rights of any Seller are being infringed by any other Person, except to the extent that such infringement has not had and would not have, individually or in the aggregate, a Material Adverse Effect.  The conduct of the Business does not conflict in any material respect with any Intellectual Property rights of others, and no Seller has received any notice of any claim of infringement or conflict with any such rights of others.

Section 4.8            Material Contracts.

(a)           Section 4.8(a) of the Disclosure Letter sets forth a complete and accurate list of Contracts that relate to the conduct and operations of the Business or the Acquired Assets (each a “Material Contract”), including:

(i)            any Contract that would be required to be filed by a Seller as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act, were such law applicable to it;

(ii)           any Contract containing covenants that purport to (1) restrict the business activity or ability of a Seller to compete (and which, following the consummation of the Transactions, purport to prohibit a Seller or Purchaser or its Affiliates from competing) in any business or geographic area or with any Person or limit the freedom of a Seller or to solicit any Person, or (2) grant “most favored nation” status to the counterparty following consummation of the Transactions;

(iii)          each lease, rental or occupancy agreement, easement, right of way, license, installment and conditional sale agreement, and other contract affecting a Seller’s ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one (1) year);

(iv)          each joint venture, partnership, and other Contract involving a sharing of profits, losses, costs or liabilities by a Seller with any other Person;

(v)           each Contract providing for capital expenditures by a Seller or with remaining obligations in excess of $100,000 and which relates to the Acquired Assets;

(vi)          each Contract under which a Seller has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness or under which a Seller has imposed (or may impose) a security interest or other Lien upon any Acquired Assets to secure Indebtedness;

(vii)         each employment, severance, management, consulting or other Contract of a Seller involving compensation for services rendered or to be rendered, in each case involving payments of more than $100,000 per year or $200,000 in the aggregate;

(viii)        each lease of satellite capacity or other Contract of a Seller for the provision of satellite services;

(ix)          each Contract relating to handset development;

(x)           each Contract relating to software or chipset development;

(xi)          each Contract to which a Governmental Entity is a party;

(xii)         each lease of terrestrial or satellite radio frequencies or Contract granting any Seller any rights in frequencies licenses for terrestrial use;

(xiii)        each mobile communications services Contract of a Seller;

(xiv)        each Contract related to the siting, buildout, and servicing of any mobile communications service network to be provided with the Spectrum;

(xv)         each Contract or other agreement relating to Sellers’ use of the Spectrum, including any Contract or other agreement purporting to restrict, constrain, or direct Seller’s emissions in the Spectrum or construction or design of Seller’s mobile communications services and related equipment;

(xvi)        each Coordination Agreement and all relevant supporting documentation;

(xvii)       each Concession Agreement;

(xviii)     each Contract relating to a Seller’s or Third Party’s rights with respect to the use of the satellite capacity of any Company Satellite, or affecting the use of the satellite capacity of any Company Satellite or its associated feeder links;

(xix)        each Contract for or related to the design, construction, launch, orbit, operation or licensing of any Company Satellite;

(xx)         each license agreement or distributor, dealer, sales representative or other sales agency Contract of a Seller involving annual payments in excess of $50,000 per year or $100,000 in the aggregate;

(xxi)        every customer Contract of any Seller executed during the period from January 1, 2013 to the date hereof, other than customer Contracts in the standard forms previously provided by Sellers to Purchaser or its representatives; and

(xxii)      each amendment, supplement, or modification (whether oral or written) in respect of any of the foregoing, except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect.

Except as may have occurred solely as a result of the commencement of the Bankruptcy Cases (or any other action taken by Sellers during the Bankruptcy Cases), each Material Contract is in full force and effect and, to the Knowledge of Sellers, there are no material defaults thereunder on the part of any other party thereto which are not subject to an automatic stay.  None of the Sellers is in default in any material respect in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any Material Contract to which it is a party or by which it or its property is bound which are not subject to an automatic stay.

(b)           No Seller is subject to any oral agreements that if binding would be Material Contracts.  No Seller has assumed, rejected, or assigned any Material Contract without the express written consent of Purchaser.

Section 4.9            Absence of Certain Developments.  Except as set forth in Section 4.9 of the Disclosure Letter, since [                ], 20[    ],(i) no Seller has suffered any change or development which has had or would be reasonably likely to have a Material Adverse Effect, (ii) no Seller has Transferred ownership of any of its Assets to any of its Subsidiaries or Affiliates that is not a Seller, (iii) no Seller has in any way modified its or their collection policies or practices and (iv) no Seller has abandoned or waived, voluntarily or involuntarily, the collection of any Accounts Receivable and have not in any way modified their policies or practices with respect to Accounts Receivable.

Section 4.10          No Undisclosed Liabilities.  Except (a) as disclosed or reflected in the Historical Financial Statements, (b) as incurred in the ordinary course of business consistent with past practice since December 31, 2012 in an aggregate amount not in excess of $100,000, and (c) professional fees and expenses accrued in the Bankruptcy Cases or the CCAA Recognition Proceeding, no Seller has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that are or would reasonably be expected to be, individually or in the aggregate, material in relation to the total liabilities reported in the Historical Financial Statements.

Section 4.11          Litigation.  Except as set forth in Section 4.11 of the Disclosure Letter, there are no legal, governmental or regulatory actions, suits, proceedings or investigations pending or, to the Knowledge of Sellers, threatened to which any Seller is or may be a party or to which any property of any Seller, any director or officer of a Seller in their capacities as such, or the Business, Assumed Liabilities or Acquired Assets is or may be the subject that, individually or in the aggregate, has had or, if determined adversely to Sellers, would reasonably be expected to have a Material Adverse Effect.

Section 4.12                             Permits and Compliance with Laws.

(a)                                 No Seller is, or has been at any time since January 1, 2010, in violation of any Applicable Law except for any such violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Except as set forth in Section 4.12 of the Disclosure Letter, no Seller has received written notification from any Governmental Entity (i) asserting a violation of any Applicable Law regarding the conduct of the Business; (ii) threatening to revoke any Permit; or (iii) restricting or in any way limiting its operations as currently conducted.

(c)                                  Sellers possess all Permits issued by, and have made all declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership, lease, use and operation of the Acquired Assets (collectively, the “Seller Permits”), except any such Permits the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Section 4.12(c) of the Disclosure Letter sets forth a true and correct list of all Seller Permits as presently in effect and a true and correct list of all material pending applications for Permits, that would be Seller Permits if issued or granted and all material pending applications by Sellers for modification, extension or renewal of the Seller Permits.  Except as set forth in Section 4.12(c) of the Disclosure Letter, all Seller Permits constitute Acquired Assets.  Sellers have operated the Business in compliance with the terms and conditions of the Seller Permits except where the failure to comply would not reasonably be likely to have a Material Adverse Effect, and no Seller has received any written notice alleging any such failure to comply.  No Seller has received notice of any revocation or modification of any such Permit or has any reason to believe that any such Permit will not be renewed in the ordinary course.

(d)                                 Each Seller, to the extent applicable, is in compliance with all relevant Communications Laws, the international radio regulations, rules, published decisions and written policies of the International Telecommunication Union (the “ITU”), except for any such violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There is no claim, action, suit, investigation, litigation or proceeding regarding any Seller’s compliance with any provision of the Communications Laws or the international radio regulations, rules, published decisions and written policies of the ITU, pending or to any Seller’s Knowledge, threatened in the FCC, ITU, Industry Canada, any court or before any arbitrator or governmental instrumentality, except for any such claims, actions, suits, investigations, litigation or proceedings that if determined adversely to Sellers would not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13                             Taxes.

(a)                                 Each Seller has timely filed or caused to be filed all United States federal, state, local and non-United States Tax Returns required to have been filed that are material to such companies, taken as a whole, and each such Tax Return is true, complete and correct in all material respects.

(b)                                 Each Seller has timely paid or caused to be timely paid all Taxes shown to be due and payable by it or them on the returns referred to in Section 4.13(a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which any Seller has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  Except as set forth in Section 4.13(c) of the Disclosure Letter to Sellers’ Knowledge, no material United States federal, state, local or non-United States federal, provincial, local or other audits, examinations, investigations or other administrative proceedings or court proceedings have been commenced or are presently pending or threatened in writing with regard to any Taxes or Tax Returns with respect to the Acquired Assets.  There is no material unresolved dispute or claim concerning any Tax liability with respect to the Acquired Assets either claimed or raised by any Tax Authority in writing.

(d)                                 All material Taxes with respect to the Acquired Assets that any Seller is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable, except to the extent that Purchaser will not have liability following the Closing with respect to any of the foregoing.

(e)                                  Except as set forth in Section 4.13(d) of the Disclosure Letter, there are no statutory Liens for Taxes upon any of the Acquired Assets or the Business.

(f)                                   [No Seller, other than the Canadian Sellers, is selling property that is taxable property for purposes of the Income Tax Act.

(g)                                  The Canadian Sellers are registered under Part IX of the Excise Tax Act (Canada) and Chapter VIII of an Act Respecting the Quebec Sales Tax (Quebec), and have provided Purchaser with their respective registration numbers.

(h)                                 The Canadian Sellers are not non-residents of Canada for purposes of the Income Tax Act.]

Section 4.14                             Employees.  Section 4.14 of the Disclosure Letter (i) contains a complete and accurate list of all current employees and independent contractors of

Sellers and each such employee’s or independent contractor’s respective positions, dates of hire or engagement, current annual salary and any other relevant compensation and benefits, (ii) indicates which employees and/or independent contractors are parties to a written or oral agreement with Sellers (including confidentiality, non-competition, non-solicitation and other restrictive covenant agreements) and (iii) indicates whether each employee or independent contractor is on short-term or long-term disability, pregnancy or parental leave, temporary lay-off, workers’ compensation or other leave of absence.  Except as disclosed in Section 4.14 of the Disclosure Letter, no Seller is party to any currently in effect agreement(s) with past or present employees, agents or independent contractors in connection with the Business.  The Sellers have properly characterized retained individuals as either employees or independent contractors for the purposes of Tax and other Applicable Laws.

Section 4.15                             Compliance With ERISA and Canadian Plans.

(a)                                 Section 4.15(a) of the Disclosure Letter contains a complete and accurate list of all material Employee Benefit Plans and Canadian Plans of Sellers.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Seller and any trade or business (whether or not incorporated) that, together with a Seller, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA, and Section 412 of the Code, is treated as a single employer under Section 414 of the Code (the “ERISA Affiliates”), are in compliance with the applicable provisions of ERISA, the Code and other Applicable Laws, and each Employee Benefit Plan complies in form and has been established, maintained, operated and funded in compliance with its terms and the applicable provisions of ERISA, the Code and other Applicable Laws.  No “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained by Sellers or any of their ERISA Affiliates within the preceding six years is (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (iii) a plan described in Section 4063(a) of ERISA and no event has occurred and no condition exists that would be reasonably expected to subject the Sellers, either directly or by reason of their affiliation with any ERISA Affiliate, to any tax, lien, penalty or other liability imposed by ERISA, the Code or other Applicable Law.  Each Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination or opinion letter (as applicable) from the IRS as to the tax-qualified status of such Employee Benefit Plan, and no event has occurred that could reasonably be expected to adversely affect the tax-qualified status of such Benefit Plan or the trusts created thereunder.

(b)                                 Each Seller is in compliance (A) with all Applicable Laws with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (B) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)                                  (i) Each of the Canadian Plans is and has been established, maintained, funded, invested and administered in compliance in all material respects with its terms, all employee plan summaries and booklets and with Applicable Laws, (ii) current and complete copies of all written Canadian Plans (or, where oral, written summaries of the material terms thereof) have been provided or made available to Purchaser, (iii) except as set forth in Section 4.5(c) of the Disclosure Letter, no Seller currently sponsors, maintains, contributes to or has any liability, nor has ever sponsored, maintained, contributed to or incurred any liability under a “registered pension plan” or a “retirement compensation arrangement” or a “deferred profit sharing plan”, each as defined under the Income Tax Act, a “pension plan” as defined under applicable pension standards legislation, or any other plan organized and administered to provide pensions for employees, (iv) no amendments or promises of benefit improvements under the Canadian Plans have been made or will be made prior to the Funding Date by any Seller to its or their Canadian employees or former Canadian employees, except as required by the terms of such plans or Applicable Laws (and any such amendments shall be communicated to Purchaser in writing before the Funding), (v) no Seller currently sponsors, maintains, contributes to or has any liability, nor has ever sponsored, maintained, contributed to or incurred any liability under a Defined Benefit Plan or a Canadian Union Plan, and (vi) no Canadian Plan promises or provides retiree welfare benefits (except as required by Applicable Law) or retiree life insurance benefits or any other non-pension post retirement benefits to any Person.  In addition, no Canadian Plan is presently or will, at any time prior to or on the Closing Date, be in the process of being wound-up, except where such wind-up has been consented to in advance in writing by the Purchaser.

(d)                                 Except as set forth in Section 4.15(d) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of Transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Employee, entitle any Employee to notice of termination or pay in lieu of notice, severance pay, unemployment compensation or any other payment or result in any breach or violation of, or a default under, any of the Employee Benefit Plans or Canadian Plans.

(e)                                  To the Knowledge of Sellers, no Employee who is a manager, director, officer or in a position or having responsibility to perform management functions similar to a manager or officer, has given, or has been given by any of the Sellers, notice of intent to terminate employment, directorship or other service relationship with the Sellers.

Section 4.16                             Communications Matters.

(a)                                 Sellers hold all the material licenses, permits, authorizations, orders and approvals issued by a Governmental Entity under the Communications Laws (collectively, “Communications Licenses”) and Coordination Agreements, in each case, necessary for the lawful conduct of the Business as currently conducted.  Section 4.16(a) of the Disclosure Letter sets forth a true and correct list of all Communications Licenses held by each Seller.

(b)                                 Except as set forth in Section 4.16(a) of the Disclosure Letter, (i) each Communications License identified on Section 4.16(a) of the Disclosure Letter is in full force and effect; (ii) Sellers are operating or preparing to operate the facilities authorized by the Communications Licenses identified on Section 4.16(a) of the Disclosure Letter in accordance with their terms and such operation is in substantial compliance with the Communications Laws; (iii) each Seller is operating in compliance in all material respects with Communications Laws; and (iv) to the Knowledge of Sellers, no action or proceeding is pending or threatened to revoke, suspend, cancel, or refuse to renew or modify in any material respect any of the Communications Licenses identified on Section 4.16(a) of the Disclosure Letter or any ITU registration.

(c)                                  Except for the representations and warranties contained in Section 4.12 and this Section 4.16, Sellers makes no other express or implied representation or warranty with respect to Communications Laws.

Section 4.17                             Company Satellites.

(a)                                 All information previously made available by Sellers to Purchaser in connection with the Transactions with respect to the orbital location, data transmission capabilities and the remaining useful life of the Company Satellites is accurate in all material respects.  No Material Satellite Event or, to the Knowledge of Sellers, conditions that would reasonably be expected to result in a Material Satellite Event have been observed on the Company Satellites since their respective launches.  Sellers have previously made available to Purchaser copies of all applicable status reports.  No Seller has waived or modified or agreed to waive any provision of any Contract in a manner that could reasonably be expected to impair the ability of the Company Satellites to perform in accordance with its respective agreed operating Satellite Performance Specifications.

(b)                                 Section 4.17(b) of the Disclosure Letter contains a summary, by orbital location, of the status of frequency registration at the ITU, of the Company Satellites and each advanced published satellite filed on behalf of any Seller, including the identity of the sponsoring administration and the frequency bands covered.  Except as set forth in Section 4.17(b) of the Disclosure Letter, as of the date hereof, Sellers have no Knowledge of any material claims(s) with respect to any Seller’s use of the frequency assignment(s) described in their ITU filings at any such orbital locations(s).

(c)                                  Section 4.17(c) of the Disclosure Letter contains a summary, to the Knowledge of Sellers, of prejudicial interferences to the Company Satellites.

Section 4.18                             Coordination Agreements.  As of the date of this Agreement, to the Knowledge of Sellers, the relevant coordination rights are perfected and there are no pending claim(s) with respect to any Seller’s use of the frequency and orbital location assignment(s) described in any Coordination Agreement other than any such coordination rights or claim(s) that are resolved by operation of the relevant Coordination Agreement.  As of the date of this Agreement, to the Knowledge of Sellers, there are no pending requests for use or material claim(s) with respect to any Seller’s use of the frequency and orbital location assignment(s) whether or not described in any Concession Agreement.

Section 4.19                             Company Earth Stations.  To the Knowledge of Sellers, the material improvements to each Company Earth Station and all material items of equipment used in connection therewith are in good operating condition and repair and are suitable for their intended purposes, subject to normal wear and tear.  To the Knowledge of Sellers, as of the date hereof, no other radio communications facility is causing interference to the transmissions from or the receipt of signals by any Company Satellite or Company Earth Station, except for any instances of interference that, individually or in the aggregate, have not had, and would not reasonably be expected to be material to the operation of and provisions of services from any Company Satellite.

Section 4.20                             U.S. Labor Relations.  To the Knowledge of Sellers, except as set forth in Section 4.20 of the Disclosure Letter:  (i) there are no pending or threatened strikes or other labor disputes against any Seller; (ii) no Seller has received written notice of any claim for a material violation of any applicable federal, state, or local civil rights law, the Fair Labor Standards Act, as amended, the Age Discrimination in Employment Act, as amended, the National Labor Relations Act, as amended, the Occupational Safety and Health Act, as amended, the Americans with Disabilities Act, as amended, or the Vocational Rehabilitation Act of 1973, as amended, any applicable state or local laws analogous to the United States federal laws listed above; and (iii) all payments due from any Seller or for which any claim may be made against any Seller, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Sellers to the extent required by GAAP.  Except as set forth in the Disclosure Letter, the consummation of the Transactions will not give rise to a right of termination or renegotiation of any material collective bargaining agreement governing employees located in the United States to which any Seller (or any predecessor thereof) is a party or by which any Seller (or any predecessor thereof) is bound.

Section 4.21                             Canada Labor Relations.  To the Knowledge of Sellers, except as set forth in Section 4.21 of the Disclosure Letter, (i) no Seller has made any agreements, whether directly or indirectly, with any labor union, employee association or any similar entity or made any commitments to or conducted negotiations with any labor union or employee association or other similar entity with respect to any future agreements, (ii) no trade union, employee association or other similar entity has any bargaining rights acquired either by certification or voluntary recognition with respect to any employees of any Seller, (iii) no Seller is aware of any attempt to organize or establish any labor union, employee association or other similar entity affecting the Business, (iv) there are no outstanding labor relations tribunal proceedings of any kind, including any proceedings which could result in certification of a trade union as bargaining agent for the employees, and there have not been any such proceedings within the last two years, (v) there are no threatened or apparent union organizing activities involving employees of any Seller, and (vi) there is no labor strike, dispute, slowdown, stoppage, refusal to work or other labor difficulty pending, involving, threatened against or affecting the Sellers or the Business.

Section 4.22                             Brokers.  Except with respect to fees payable to [Moelis & Company, LLC and Blackstone Advisory Partners, L.P.], no Seller is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against Purchaser for a brokerage commission, finder’s fee or like payment in connection with the Transactions.

Section 4.23                             Environmental Matters.  Except as disclosed in Section 4.23 of the Disclosure Letter:  (i) no written notice, request for information, claim, demand, order, complaint or penalty has been received by any Seller, and there are no judicial, administrative or other actions, suits or proceedings pending or, to any Seller’s Knowledge, threatened, which allege a violation of or liability under any Environmental Laws, in each case relating to any Seller or any of the Acquired Assets, (ii) except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Seller has all Permits necessary for its or their operations to comply with all applicable Environmental Laws and are, and during the term of all applicable statutes of limitation, have been, in compliance with the terms of such Permits and with all other applicable Environmental Laws, and (iii) except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no pollutants, contaminants, wastes, chemicals, materials, substances and constituents of any nature which are subject to regulation or which would reasonably be likely to give rise to liability under any Environmental Law, including Hazardous Material, is located at, in, or under any property currently or formerly owned, operated or leased by any Seller that would reasonably be expected to give rise to any liability or obligation of any Seller under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled by any Seller and has been transported to or released at any location in a manner that would reasonably be expected to give rise to any liability or obligation on any Seller under any Environmental Laws.

Section 4.24                             Title to Assets; Sufficiency of Assets.

(a)                                 Sellers hold, and subject to the entry of the Sale Order and the Sale Recognition Order, at the Closing shall cause to be delivered to Purchaser (or, in the case of an Alternative Sale, a Third Party purchaser), good and valid title to or, in the case of leased or licensed Assets, a valid and binding leasehold interest in or license to or rights under (as the case may be), all of the Acquired Assets, free and clear of all Liens, other than Assumed Permitted Liens and Permitted Liens.

(b)                                 The Acquired Assets include all tangible Assets, intangible Assets and Intellectual Property that are used in the conduct of the Business immediately following the Closing Date in substantially the same manner as conducted by Sellers prior to the commencement of the Bankruptcy Cases, except for (i) Employees that are not Transferred Employees and (ii) the Retained Assets.

(c)                                  No Assets owned or held by any Affiliate of any Seller are used in the operation of the Business, other than any such Assets that constitute Acquired Assets or Retained Assets.

Section 4.25                             Insurance.  Section 4.25 of the Disclosure Letter sets forth a true, complete and correct description of all material insurance maintained by or on behalf of any Seller as of the date of this Agreement other than those relating to any Employee Benefit Plan.  As of such date, such insurance is in full force and effect.

Section 4.26                             Customer Information.  No Seller holds any customer information, received by Sellers through their websites or otherwise, other than the customer information that forms part of the Acquired Assets to be Transferred to Purchaser hereunder.

Section 4.27                             Related Party Transactions.  Except as set forth on Schedule 4.27, no Seller is a party to any contract or arrangement with any equityholder, officer,

director or Affiliate of any Seller (other than another Seller) related to the Acquired Assets or the conduct of the Business.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES
OF PURCHASER

Purchaser hereby represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date of this Agreement.

Section 5.1                                    Organization.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Purchaser Material Adverse Effect.

Section 5.2                                    Authorization; Enforceability.  Purchaser has all requisite corporate power and authority to enter into this Agreement and the other Ancillary Agreements to which Purchaser is a party.  The execution, delivery and performance by Purchaser of this Agreement and each of the other Ancillary Agreements to which Purchaser is a party, and the consummation by Purchaser of the Transactions, have been duly authorized by all necessary corporate action on the part of Purchaser.  Subject to the entry of the Sale Order and the Sale Recognition Order, this Agreement and, when executed, each other Ancillary Agreement to which Purchaser is a party, have been duly and validly executed and delivered by Purchaser and, assuming due and valid execution and delivery by Sellers, constitute the valid and binding obligation of Purchaser, enforceable against them in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors’ rights generally, rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 5.3                                    No Conflicts.  Subject to the entry of the Sale Order and the Sale Recognition Order, the execution, delivery and performance of this Agreement and each other Ancillary Agreement, and the consummation of the Transactions will not (a) result in a violation of the certificate of incorporation, certificate of formation or bylaws or similar organizational document of Purchaser or (b) assuming receipt of all required consents and approvals from Governmental Entities in accordance with Section 7.1(b)(i), result in a violation of any law, statute, rule or regulation of any Governmental Entity or any applicable order of any court or any rule, regulation or order of any Governmental Entity applicable to Purchaser or by which any property or asset of Purchaser is bound, except for violations which, individually or in the aggregate, has not had and would not reasonably be likely to have a Purchaser Material Adverse Effect.

Section 5.4                                    Consents and Approvals.  Except as set forth in this Agreement, no consent, approval, authorization, order, registration or qualification of or with any

Governmental Entity having jurisdiction over Purchaser or any of its properties is required for the execution and delivery by Purchaser of the Agreement and the Ancillary Agreements and performance of and compliance by Purchaser with all of the provisions hereof and thereof and the consummation of the Transactions, except (a) the entry of the Sale Order and the expiration, or waiver by the Bankruptcy Court, of the 14-day period set forth in Bankruptcy Rules 6004(h) and 3020(e), as applicable, and the entry of the Sale Recognition Order and the expiry of any appeal periods in respect thereof, (b) filings with respect to and any consents, approvals or expiration or termination of any waiting period, required under any United States or foreign antitrust investment laws which may include the Competition Act, the Investment Canada Act, the HSR Act and any other Regulatory Approvals required, (c) the prior approval of the FCC for the assignment of the FCC Licenses, (d) the Industry Canada Approval, and (e) such other consents, approvals, authorizations, registrations or qualifications the absence of which will not have or would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.5                                    Financial Capability.  Purchaser (a) has as of the date of this Agreement and will have on the Funding Date access to sufficient funds available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the Transactions, and (b) has as of the date of this Agreement and will have on the Funding Date the resources and capabilities (financial or otherwise) to perform its obligations hereunder.

Section 5.6                                    Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of Purchaser, threatened against, Purchaser.

Section 5.7                                    Broker’s, Finder’s or Similar Fees.  Except fees payable to [   ], there are no brokerage commissions, finder’s fees or similar fees or commissions payable by Purchaser in connection with the Transactions.

Section 5.8                                    Litigation.  There are no legal proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party, which, if adversely determined, would reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.9                                    Investment Canada Act.  Purchaser is a “WTO Investor” as that term is defined in the Investment Canada Act.

Section 5.10                             Condition of Business.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that no Seller, its Affiliates or any other Person is making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article IV hereof (as modified by the Disclosure Letter), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Acquired Assets are being transferred on a “where is” and, as to condition, “as is” basis.  Purchaser further represents that no Seller, its Affiliates or any other Person has made any representation or warranty, express or implied as to the accuracy or completeness of any information regarding Sellers, the Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and no Seller, its Affiliates or any other Person will have or be subject to liability to Purchaser or any other Person resulting from the distribution to Purchaser or its Representatives of Purchaser’s use of, any such information.  Purchaser acknowledges that it has conducted to its satisfaction its own independent investigation of the Business and, in making the determination to proceed with the Transactions, Purchaser has relied on the results of its own independent investigation.

Section 5.11                             Solvency.  Immediately after giving effect to the transactions contemplated by this Agreement, the Purchaser shall be Solvent.  For purposes of this Section 5.11, “Solvent” means, with respect to the Purchaser, that it: (a) is able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (b) has adequate capital to carry on its business.

ARTICLE VI.

COVENANTS

Section 6.1                                    Interim Operations of the Business.  From the date of this Agreement through the Closing Date, subject to Section 3.5, Sellers covenant and agree that, except as expressly provided in this Agreement or the Plan, required by Applicable Law(10) or as may be agreed in writing by Purchaser, such agreement not to be unreasonably withheld, conditioned or delayed:

(a)                                 (i) the Business shall be conducted in the ordinary course consistent with past practice, (ii) subject to prudent management of workforce and business needs, each Seller shall use reasonable best efforts to preserve intact the business organization of the Business, keep available the services of the current officers and employees of the Business and maintain the existing relations with customers, suppliers, vendors, creditors, business partners and others having business dealings with the Business and (iii) Sellers shall pay all working capital and other ordinary course expenditures of the Business, including during the period between the Funding Date through the Closing Date;

(b)                                 Sellers shall, use reasonable best efforts to, maintain, preserve and protect all of the Acquired Assets in the condition in which they exist on the date hereof, except for ordinary wear and tear and except for replacements, modifications or maintenance in the ordinary course of business;

(c)                                  Sellers shall not, (i) modify, amend, reject, waive any rights under or terminate any Designated Contract (except to the extent required under Section 6.1(d)) or (ii) waive, release, compromise, settle or assign any material rights or claims related to any Designated Contract;

(10)  Orders of the Bankruptcy Court are covered by “Applicable Law”.

(d)                                 Subject to Purchaser’s compliance with Section 6.11, Sellers shall use their reasonable best efforts to, prior to or contemporaneously with confirmation of the Plan, obtain entry of an order from the Bankruptcy Court authorizing Seller to assume, if necessary pursuant to section 365 of the Bankruptcy Code, the Designated Contracts and assign such Designated Contracts to Purchaser and an order from the Canadian Court recognizing such order of the Bankruptcy Court;

(e)                                  Sellers shall (i) make all payments related to Designated Contracts that accrued or were incurred during the period from May 14, 2012 through and including the Funding Date (regardless of when such amounts were or are actually paid, or became or become payable) and (ii) promptly pay, as approved and directed pursuant to any Bankruptcy Court order, and on the terms set forth therein, all Cure Amounts due or under any order of the Bankruptcy Court authorizing the assumption and assignment of any such Designated Contract to Purchaser;

(f)                                   Sellers shall not (i) enter into, amend, restate or modify, any employment or other agreement with any directors, officers or employees so as to increase the monetary value of the benefits provided thereunder other than in accordance with past practice and in no event in an amount exceeding 3% of the current monetary value of the benefits provided thereunder, (ii) make any advance to any directors, officers or employees other than in connection with any employee related travel expenses in accordance with past practice, (iii) alter, commence or terminate any other employment, compensation or employee benefit arrangement outside the ordinary course of business or (iv) hire any individual to be employed by Seller to regularly and consistently provide services to the Business and, except for removals as a result of termination of employment for cause by Sellers, remove any Employees; provided, however, that Seller may hire individuals in the ordinary course of business for non-executive positions on the same terms and conditions as similarly situated Employees; provided, further, that, notwithstanding anything contained herein to the contrary, in the event that any vacancy should occur with respect to:  (1) an individual serving on a New Governing Body, board of directors or managers, or similar governing entity of any Seller or Seller Successor or (2) an officer of any Seller or Seller Successor, such vacancy shall be by appointing an individual that is (x) mutually agreeable to each of the Sellers (or Seller Successors, if applicable) and Purchaser and (y) immediately prior to such appointment, an Independent Person.

(g)                                  Sellers shall use reasonable best efforts not to take or agree to or commit to assist any other Person in taking any action that would reasonably be expected to result (i) in a failure of any of the conditions to the Funding or the Closing as set forth in Article VII or (ii) that would reasonably be expected to impair the ability of Sellers or Purchaser to consummate the Funding or the Closing in accordance with the terms hereof or to materially delay such consummation;

(h)                                 Sellers shall use reasonable best efforts to, with respect to the Acquired Assets or the Business, not make or authorize (i) any material change to its accounting principles, methods or practices or (ii) any material change to its Tax accounting principles, methods or practices other than, in each case, as required by changes in Applicable Law, or GAAP, or would not reasonably be expected to affect any Tax related to the Acquired Assets after the Closing Date;

(i)                                     Except to the extent provided in the Plan, no Seller shall (i) cause or permit the amendment, restatement or modification of the certificate of incorporation, certificate of formation or bylaws or similar organizational document of itself or any other Seller, except as otherwise required by Applicable Law, (ii) effect a split or reclassification or other adjustment of any equity interests of itself or any other Seller or a recapitalization thereof, (iii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any equity interest of itself or any other Seller or any equity interest of, or similar interest in, a joint venture or similar arrangement to which a Seller is a party which is an Acquired Asset hereunder, (iv) alter, whether through a complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization or in any other manner, the legal structure or ownership of itself or any other Seller or any joint venture or similar arrangement to which a Seller is a party which is an Acquired Asset hereunder, (v) declare, set aside or pay any type of dividend, whether in cash, stock or other property, in respect of any of the equity interests of itself or any other Seller, or repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire any such equity interests, or (vi) propose, adopt or approve a plan with respect to any of the foregoing;

(j)                                    Sellers shall not grant or execute any power of attorney to or for the benefit of any Person that vests in such Person decision-making authority or the ability to bind such Seller or any other Seller with respect to any matters that is in any respect material to such Seller or other Seller, any Acquired Asset or the Business;

(k)                                 Sellers shall not: (i) enter into any new material Contracts with respect to any Spectrum; (ii) enter into any new Contracts to accept potential or actual interference as defined by the FCC, the ITU or Industry Canada in connection with any of the Communications Licenses identified on Section 4.16(a) of the Disclosure Letter; or (iii) seek to modify any Communications Licenses identified on Section 4.16(a) of the Disclosure Letter, except for such modifications, which become authorized pursuant to pending applications of Sellers as of the date hereof or which are reasonably required in the judgment of Sellers in order to maintain the Communications Licenses in effect;

(l)                                     Sellers shall not sell, lease, transfer or otherwise dispose (including through right of use agreements) of any Acquired Assets;

(m)                             Sellers shall not, assume, reject or assign any Material Contract other than the assumption and assignment of the Designated Contracts, as contemplated by this Agreement, to Purchaser (or to a third party in connection with an Alternative Sale);

(n)                                 Sellers shall not enter into any Contract, directly or indirectly, unilaterally or in concert, and whether orally, in writing, formally or informally, to do any of the foregoing or assist or cooperate with any other Person in doing any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing; and

(o)                                 Sellers shall, with respect to the Business, file, when due or required, all Tax Returns and other tax returns and other reports required to be filed and pay when due all Taxes, assessments, fees and other charges lawfully levied or assessed against them.

Section 6.2                                    Access; Confidentiality.

(a)                                 From the date hereof until the earlier of (i) termination of this Agreement and (ii) the Closing, Sellers will, (w) upon reasonable notice, give Purchaser and its employees, accountants, financial advisors, counsel and other representatives reasonable access during normal business hours to the offices, properties, books and records of Sellers relating to the Acquired Assets, the Assumed Liabilities, and the Business; (x) furnish to Purchaser such financial and operating data and other information relating to the Acquired Assets, the Assumed Liabilities, and the Business and the financial condition, prospects and corporate affairs of Sellers as may be reasonably requested; and (y) instruct the executive officers and senior business managers, employees, counsel, auditors and financial advisors of Sellers to cooperate with Purchaser’s employees, accountants, counsel and other representatives; provided (A) all activities covered by this Section 6.2(a) shall be at the sole cost and expense of Purchaser and (B) that any such activities pursuant to this provision shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Sellers.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Sellers to disclose information, (i) subject to attorney-client privilege, (ii) in violation of any competition or anti-trust laws or (iii) that conflicts with any confidentiality obligations to which Sellers are bound.

(b)                                 Purchaser shall cooperate with Sellers and make available to Sellers such documents, books, records or information Transferred to Purchaser and relating to activities of the Business prior to the Closing as Sellers may reasonably require after the Funding in connection with any Tax determination or contractual obligations to Third Parties or to defend or prepare for the defense of any claim against Sellers or to prosecute or prepare for the prosecution of claims against Third Parties by Sellers relating to the conduct of the Business by Sellers prior to the Closing or in connection with any governmental investigation of Sellers or any of its Affiliates; provided that any such activities pursuant to this provision shall be at the sole cost and expense of Sellers and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Purchaser.

(c)                                  No party shall destroy any files or records which are subject to this Section 6.2 without giving reasonable notice to the other parties, and within 15 days of receipt of such notice, any such other party may cause to be delivered to it the records intended to be destroyed, at such other party’s expense.

Section 6.3                                    Efforts and Actions to Cause Closing to Occur.

(a)                                 At all times prior to the Closing, upon the terms and subject to the conditions of this Agreement, Sellers and Purchaser shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable (subject to any Applicable Laws) to cause the Funding Date to occur and consummate the Closing and the other Transactions as promptly as practicable including, (i) the preparation and filing of all forms, registrations and notices required to be filed to cause the Funding Date to occur and consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, releases, orders, licenses, Permits, qualifications, exemptions or waivers by any Third Party or Governmental Entity, including the FCC Consent and the Industry Canada Consent; and (ii) at the sole cost of Purchaser, the preparation of any documents reasonably requested by Purchaser in order to facilitate financing (if any) of any of the Transactions.  In addition, subject to the terms of this Agreement, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to the Closing as applicable; provided, however, that nothing herein shall be construed to prevent, limit, or restrict Purchaser from initiating or participating in any proceeding with any Governmental Entity that either (x) does not specifically pertain to the Spectrum, or (y) relates to the use of the Spectrum in conjunction with any other radio frequencies.  Each of Purchaser and Sellers shall bear their own costs, fees and expenses relating to the obtaining of any approvals, authorizations, consents, releases, orders, licenses, Permits, qualifications, exemptions or waivers referred to in this Section 6.3(a) except that the filing fee required by the Competition Bureau in relation to any pre-notification filing or any filing of a request for an Advance Ruling Certificate made under the Competition Act, and any filing fees associated with the filings related to the FCC Consent and Industry Canada Approval, shall be paid by Purchaser.

(b)                                 Prior to the Closing, other than with respect to the Investment Canada Approval, each of Sellers, on the one hand, and Purchaser, on the other hand, shall promptly consult with the other with respect to, provide any necessary information with respect to, and provide the other (or its counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions.  Each of Sellers, on the one hand, and Purchaser, on the other hand, shall promptly provide the other with copies of any written communication received by it from any Governmental Entity regarding any of the Transactions.  If any of Sellers or their respective Affiliates, on the one hand, and Purchaser or its Affiliate, on the other hand, thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other, an appropriate response in compliance with such request.  To the extent that Transfers, amendments or modifications of Permits are required as a result of the execution of this Agreement or consummation of any of the Transactions, Sellers shall use their reasonable best efforts to effect such Transfers, amendments or modifications.

(c)                                  In addition to and without limiting the agreements of the parties contained above, Sellers and Purchaser shall, other than with respect to the Investment Canada Approval:

(i)                                     (A) take promptly, but in no event more than twenty (20) Business Days after the execution of this Agreement, all actions necessary to make any filings required of them or any of their Affiliates in connection with obtaining any required approvals or consents other than the FCC Consent, Industry Canada Approval, [Investment Canada Approval,] Controlled Goods Directorate Consent, [Export Control Authorizations, or any approvals or consents required to effect the Transfer to Purchaser of all Export Control Authorizations,] (B) take promptly, but in no event later than [  ], all actions necessary to make any filings required of them or any of their Affiliates in connection with obtaining the Controlled Goods Directorate Consent; (D) take promptly, but in no event later than [  ], all actions necessary to make any filings required of them or any of their Affiliates in connection with obtaining the FCC Consent or the Industry Canada Approval; and (E) take promptly, but in no event later than [  ], all actions necessary to assign all Coordination Agreements that are material to the Business;

(ii)                                  comply at the earliest practicable date with any request for additional information or documentary material received by Sellers or Purchaser or any of their Affiliates from the FCC or Industry Canada or other Governmental Entity in connection with the FCC Consent, the Industry Canada Consent or any other required approvals or consents;

(iii)                               reasonably cooperate with each other in connection with any filing in connection with the FCC Consent, the Industry Canada Consent or any other required approvals or consents;

(iv)                              use their respective reasonable best efforts to oppose any petitions to deny or other objections that may be filed with respect to the FCC Consent application or the Industry Canada Consent applications and any requests for reconsideration or review of the grant of the FCC Consent or the Industry Canada Consent, provided, however, that the parties shall have no obligation to participate in any evidentiary hearing before the FCC on the FCC Consent application. Neither Sellers nor Purchaser shall take any action that it knows or should know would materially adversely affect or delay the grant of FCC Consent or the Industry Canada Consent;

(v)                                 use reasonable best efforts to resolve such objections, if any, as may be asserted in connection with the FCC Consent, Industry Canada Consent, under any antitrust law or otherwise in connection with any other required approvals or consents;

(vi)                              advise the other party promptly of any material communication received by such party from the FCC in connection with the FCC Consent, from Industry Canada or the Commissioner of Competition in connection with the Industry Canada Consent or from any Governmental Entity in connection with any of the Transactions;

(vii)                           advise the other party promptly of any material communication received from a party to a Coordination Agreement, the ITU or any other party as to a Coordination Agreement or matters relating to a Coordination Agreement;

(viii)                        not make any submission or filings, and to the extent permitted by such Governmental Entity, participate in any meetings or any material conversations with Governmental Entities in respect of any required FCC Consent, Industry Canada Approval, Competition Act Approval, ITU action or Coordination Agreement, unless the party consults with the other party in advance and gives the other party the opportunity to review drafts of any submissions or filings, and attend and participate in any communications or meetings;

(ix)                              where a party seeks not to provide the other party with any information under this Section 6.3 on grounds that such information is competitively sensitive, such party will be required to provide the information to the other party’s external counsel (except for information that relates to a party’s valuation of the transactions contemplated by this Agreement) and such external counsel will not provide the information to its client; and

(x)                                 cooperate in all proceedings before any Governmental Entity related to the use or conditions of use of the Spectrum or any radio frequencies proposed to be used in conjunction with the Spectrum to provide communications services, including without limitation making a joint petition and fully participating in any such proceedings to promote the interests of the Business.

(d)                                 Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require Purchaser or Sellers to (i) commence any litigation against any Person in order to facilitate the consummation of any of the Transactions; (ii) take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Purchaser Material Adverse Effect on the one hand, or a Material Adverse Effect on the other hand; (iii) agree to sell or hold separate any material assets, businesses, or interest in any material assets or businesses of Purchaser or Sellers, or to agree to any material changes or restrictions in the operation of any assets or businesses of Purchaser or Sellers; (iv) defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of, or impose limitations on, any of the Transactions; or (v) participate in an evidentiary hearing before the FCC in order to facilitate the consummation of any of the Transactions.

(e)                                  Purchaser shall in no event later than [  ], prepare and file with the Investment Review Division of Industry Canada an application for review under Part IV of the Investment Canada Act (the “Investment Canada Filing”) and, as promptly as reasonably practicable following such filing, submit to the Director of Investments under the Investment Canada Act draft written undertakings to Her Majesty in Right of Canada, on terms and conditions satisfactory to Purchaser in its reasonable discretion, and shall, in a timely manner, submit executed undertakings in connection with the Investment Canada Approval.  With respect to the Investment Canada Approval, Sellers shall use commercially reasonable efforts to assist Purchaser in obtaining the Investment Canada Approval as Purchaser may reasonably request from time to time including, promptly providing such information and assistance as may be reasonably requested by Purchaser to assist in preparing the Investment Canada Act Filing and to satisfy, as promptly as reasonably practicable, any requests for information and documentation Purchaser receives from any Governmental Entity in respect of the Investment Canada Approval.  Purchaser shall keep Sellers reasonably informed as to the status of the Investment Canada Approval proceedings and shall promptly advise Sellers of any material written or verbal communications Purchaser has with the Investment Review Division of Investment Canada staff or the Minister of Industry or his designee relating to the Investment Canada Approval.  Information and documentation may be provided to counsel to Sellers on an external counsel basis, in which case such information and documentation shall not be communicated to Sellers.

(f)                                   If reasonably requested by Purchaser, Sellers shall make, and shall collaborate with Purchaser in making, at such time as requested by Purchaser, all submissions and notifications required to effect the Transfer to Purchaser of all Export Control Authorizations or, only if so directed by Purchaser, for Purchaser or any of its Affiliates or Subsidiaries to otherwise obtain the Export Control Authorizations, and shall promptly supply Purchaser with all information required for such submissions and notifications.

(g)                                  Sellers and Purchasers shall use their reasonable best efforts to (i) prosecute and pursue to a successful conclusion for the Business all applications, modifications, petitions, or other requests for action filed with any Governmental Entity in relation to the FCC Licenses or the Industry Canada Licenses either by the Sellers or any third party, and (ii) ensure that, upon receipt of the FCC Consent and the Industry Canada Consent, the Purchaser or its designated Affiliate or Subsidiary shall be the operator on behalf of whom the United States and Canadian administrations coordinate the Spectrum pursuant to ITU rules.

(h)                                 Sellers and Purchaser shall consult with each other and use their respective commercially reasonable efforts to accommodate the other’s suggestions and concerns prior to requesting or advising any Governmental Entity or other party to a Coordination Agreement that the U.S. or Canadian administrations or such party take any action in relation to any Coordination Agreement that may affect the Business’ access to or use of the Spectrum. Sellers shall use commercially reasonable efforts to ensure that, upon receipt of the FCC Consent and the Industry Canada consent, the Purchaser or its designated Affiliate or Subsidiary shall be the operator, on behalf of whom the United States and Canadian administrations coordinate the Spectrum pursuant to ITU rules.

Section 6.4                                    Notification of Certain Matters.  Sellers shall give written notice to Purchaser promptly after becoming aware of (i) the occurrence of any event, which would be likely to cause any condition set forth in Article VII to be unsatisfied at any time from the date hereof to the Closing Date, (ii) any notice or other communication from (x) any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions or (y) any Governmental Entity in connection with any of the Transactions or (iii) any actions, suits, claims, investigations, proceedings or written inquiries commenced relating to Sellers, the Acquired Assets or the Business that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to Section 4.9 or, if determined adversely to Sellers, could materially and adversely affect any Seller, the Acquired Assets or the Business; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available hereunder to Purchaser.

Section 6.5                                    Submission for Court Approvals.

(a)                                 At least 24 hours prior to serving or filing any material motion, application, pleading, schedule, report and other paper (including memoranda, exhibits, supporting affidavits and evidence and other supporting documentation) in their Bankruptcy Cases or in the CCAA Recognition Proceedings relating to or affecting the Transactions, including any pleading seeking relief related to the Sale, Sellers shall provide a draft thereof to Purchaser and its counsel, and provide Purchaser (and its advisors and counsel) with a reasonable opportunity to consult within such 48 hour period with Sellers with respect to any and all such motions, applications, pleadings, schedules, reports and other papers.

(b)                                 Sellers shall take all actions reasonably required to assume and assign the Designated Contracts to Purchaser, including taking all actions reasonably required to (i) obtain a Bankruptcy Court order containing a finding that the proposed assumption and assignment of the Designated Contracts to Purchaser satisfies all applicable requirements of section 365 or 1123(b)(2) of the Bankruptcy Code, and (ii) obtain an order of the Canadian Court recognizing such order of the Bankruptcy Court.

(c)                                  Sellers shall use reasonable best efforts to obtain, on or prior to the Funding Date, entry of (i) a Final Order of the Bankruptcy Court providing that the Bankruptcy Court shall retain jurisdiction to hear and determine a motion to assign the Designated Contracts to a Third Party purchaser in an Alternative Sale, pursuant to section 365 or 1123(b)(2) of the Bankruptcy Code, including, without limitation, to determine whether the Sellers have provided “adequate assurance” to counterparties to the Designated Contracts within the meaning of, and as required by, sections 365(b) and 365(f) of the Bankruptcy Code, and (ii) a Final Order of the Canadian Court recognizing such order of the Bankruptcy Court.

(d)                                 Promptly upon the execution of this Agreement, Sellers shall use reasonable best efforts to obtain as soon as possible, but subject to the notice requirements of the Bankruptcy Code and Bankruptcy Rules, the requirements of the Purchaser Protections Order (and the bidding procedures contained therein), the Exclusivity Stipulation, and the Bankruptcy Court’s availability, the Bankruptcy Court’s entry of the Sale Order, and thereafter the Canadian Court’s entry of the Sale Recognition Order.  Each of the Sale Order and the Sale Recognition Order shall be in form and substance reasonably satisfactory to Purchaser.

(e)                                  If the Sale Order or the Sale Recognition Order shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing, reargument or leave to appeal shall be filed with respect to any such order), Sellers and Purchaser will cooperate in taking steps to reasonably diligently defend such appeal, petition or motion and use reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion.

Section 6.6                                    Employee Matters.

(a)                                 Prior to the Closing Date, Purchaser may, or may cause an Affiliate to, offer to employ, such employment to be effective on the Closing Date, each of the employees of Sellers

listed in the [   ]  (each such employee who accepts an offer and commences working for Purchaser or its Affiliate on the Closing Date, a “Transferred Employee”) on terms and conditions that are substantially similar to the terms and conditions that are in effect for those employees immediately prior to the Closing Date.  Purchaser shall assume all Employee Obligations with respect to both Transferred Employees and the Sellers’ other employees; provided, that Purchaser shall not assume the Employee Obligations to the extent they exceed $[ ] million in the aggregate.  Sellers shall use reasonable efforts to cooperate with Purchaser in Purchaser’s recruitment of and offer to employ the Transferred Employees.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, Sellers shall retain, and Purchaser shall not assume, any Employee Benefit Plans or Canadian Plans or any other arrangement or agreements with any employees of any Seller or any other Person.  Specifically and without limiting the foregoing, Sellers shall retain and Purchaser does not assume any retention or sale bonus arrangements of any Seller with any such employee even if that employee is employed by Purchaser whether under Section 6.7(a) or otherwise.  All Seller Liabilities to, or relating to, the Employee Benefit Plans or Canadian Plans, and all Seller Liabilities to, or relating to, any employee under such plans shall be Non-Assumed Liabilities, and Purchaser shall have no obligation or liability with respect to such Employee Benefit Plans and Canadian Plans.  Purchaser and Sellers shall take all actions necessary to cause the retention by Sellers of all such Employee Benefit Plans and Canadian Plans.

(c)                                  Sellers shall pay in the ordinary course of business pursuant to the Operating Budget all material Employee Obligations in respect of each Employee prior to the Closing Date, or, if applicable, the date upon which the Employee commences employment with Purchaser as a Transferred Employee pursuant to Section 6.1(a)(iii), including premium contributions, remittance and assessments for unemployment insurance, employer health tax, Canada Pension Plan, Quebec Pension Plan, income tax, workers’ compensation and any other employment related legislation, accrued wages, taxes, salaries, commissions and employee benefit plan payments.  Sellers shall have no obligation to reinstate any employees in connection with the Business.

(d)                                 To the extent that any obligations might arise under the Worker Adjustment Retraining Notification Act (“WARN”), 29 U.S.C. Section 2101 et seq., or under any similar provision of any United States federal, state, regional, non-United States or local law, rule or regulation (hereinafter referred to collectively at “WARN Obligations”) solely as a consequence of the actions taken by or at the direction of Purchaser, Purchaser shall be responsible for such WARN Obligations.

(e)                                  From the date of this Agreement through the Closing Date, Sellers shall allow Purchaser reasonable access to meet with and interview Employees during normal business hours and Sellers shall provide reasonable cooperation and information to Purchaser as reasonably requested by Purchaser with respect to its determination of appropriate terms and conditions of employment for any Employee to whom it is making, or causing an Affiliate to make, an offer of employment with Purchaser or its Affiliate.

(f)                                   At Purchaser’s request, as of immediately prior to the Closing Date (but conditioned upon the occurrence of the Closing), Sellers shall take all actions necessary or appropriate to terminate or cause to be terminated any or all of the Employee Benefit Plans that are intended to be tax-qualified within the meaning of Section 401(a) of the Code.  Sellers and Purchaser shall cooperate in good faith prior to the Closing with respect to the preparation and execution of all documentation necessary to effect the foregoing termination, and Sellers shall provide Purchaser a reasonable opportunity to review and comment on all such documentation.

Section 6.7                                    Subsequent Actions.  If at any time after the Closing Date, Purchaser or Sellers consider or are advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Acquired Assets or otherwise to carry out this Agreement, including the assumption of the Assumed Liabilities, Purchaser or Sellers shall at Purchaser’s expense, execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments, assumptions and assurances and take and do all such other actions and things as may be requested by the other party in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or otherwise to carry out this Agreement.

For the avoidance of doubt, this Section 6.8 shall survive the Closing.

Section 6.8                                    Publicity.  Prior to the Closing and without limiting or restricting any party from making any filing with the Bankruptcy Court with respect to this Agreement or the Transactions, no party shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other party, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of Purchaser or Sellers, disclosure is otherwise required by Applicable Law, the Bankruptcy Code or the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of the Securities Exchange Commission or any stock exchange on which Purchaser lists securities, provided that the party intending to make such release shall use its reasonable best efforts consistent with such Applicable Law, the Bankruptcy Code or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

Section 6.9                                    Tax Matters.

(a)                                 The Purchaser and the Sellers agree that the Purchase Price is exclusive of any Transfer Taxes.  The Purchaser shall promptly pay directly to the appropriate Tax Authority all applicable Transfer Taxes that may be imposed upon or payable or collectible or incurred in connection with this Agreement or the transactions contemplated herein, or that may be imposed upon or payable or collectible or incurred in connection with the Transactions provided that if any such Transfer Taxes are required to be collected, remitted or paid by a Seller, such Transfer Taxes shall be paid by the Purchaser to such Seller at such time as such Transfer Taxes are required to be paid under Applicable Law.

(b)                                 Purchaser and Sellers covenant and agree that they will use their reasonable best efforts to obtain an order from the Bankruptcy Court pursuant to section 1146 of the Bankruptcy Code exempting, to the maximum extent possible, the Transfer of the Acquired Assets from Sellers to Purchaser from any and all Transfer Taxes (as hereinafter defined).  To the extent the Transactions or any portion of the Transactions are not exempt from Transfer Taxes under section 1146 of the Bankruptcy Code, Purchaser shall be responsible for and shall pay all Transfer Taxes in accordance with Section 6.9(a).  Purchaser and Sellers shall cooperate in providing each other with any appropriate certification and other similar documentation relating to exemption from Transfer Taxes (including any appropriate resale exemption certifications), as provided under Applicable Law.

(c)                                  Purchaser and Sellers agree to furnish, or cause their Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets or the Business (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return.  Purchaser and Sellers shall cooperate, and cause their Affiliates to cooperate, with each other in the conduct of any audit or other proceeding related to Taxes and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 6.9(c).  Purchaser and Sellers shall provide, or cause their Affiliates to provide, timely notice to each other in writing of any pending or threatened tax audits, assessments or litigation with respect to the Acquired Assets or the Business for any taxable period for which the other party may have liability under this Agreement.  Purchaser and Sellers shall furnish, or cause their respective Affiliates to furnish, to each other copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any taxable period for which the other party or its Affiliates may have liability under this Agreement.

(d)                                 Real and personal property Taxes and assessments, and all rents, utilities and other charges, on the Acquired Assets for any taxable period commencing on or prior to the Closing Date and ending after the Closing Date (the “Straddle Period Property Tax”) shall be prorated on a per diem basis between Purchaser and Sellers as of the [Funding Date]; provided, however, that Sellers shall not be responsible for, or benefit from, any increased or decreased assessments on real or personal property resulting from the transactions contemplated hereby.  All such prorations of Straddle Period Property Taxes shall be allocated so that items relating to time periods ending on or prior to the [Funding Date] shall be allocated to Sellers and items relating to time periods beginning after the Closing Date shall be allocated to Purchaser.  The amount of all such prorations shall be settled and paid on the Closing Date.  If any of the rates for the Straddle Period Property Taxes for any taxable period commencing on or prior to the [Funding Date] and ending after the [Funding Date] are not established by the Closing Date, the prorations shall be made on the basis of such rates in effect for the preceding taxable period.  The apportioned obligations under this Section 6.9(d) shall be timely paid and all applicable filings made in the same manner as set forth for the apportioned Transfer Taxes in Section 6.9(a) and (b).

(e)                                  The Canadian Sellers and Purchaser shall jointly execute an election, where such election is available, under Section 22 of the Income Tax Act and the corresponding sections of any other applicable provincial statute and any regulations under such statutes with respect to the sale, assignment, transfer and conveyance of the Accounts Receivable.  The Canadian Sellers and Purchaser further agree to make jointly the necessary elections and execute and file, within the prescribed delays, the prescribed election forms and any other documents required to give effect to the foregoing and shall also prepare and file all of their respective Tax Returns in a manner consistent with the aforesaid allocations.

(f)                                   Canadian Sellers and Purchaser shall, where such election is available, jointly execute an election under Section 167 of the Excise Tax Act (Canada) and the corresponding provisions of any applicable provincial statute and any regulations under such statutes on the forms prescribed for such purposes along with any documentation necessary or desirable in order to effect the transfer of the Acquired Assets by Canadian Sellers without payment of any GST/HST or any other applicable provincial tax. Purchaser shall file the election forms referred to above, along with any documentation necessary or desirable to give effect to such, with the tax authorities, together with Purchaser’s GST/HST or any other applicable provincial tax returns for the reporting period in which the transactions contemplated herein are consummated. Notwithstanding such election, in the event that it is determined by the tax authorities that there is GST/HST or any other provincial tax liability of Purchaser to pay GST/HST or any other provincial tax on all or part of the Acquired Assets, the Canadian Sellers and Purchaser agree that such GST/HST or any other provincial tax shall, unless already collected from Purchaser and remitted by the Canadian Sellers, be forthwith remitted by Purchaser to the Canadian Sellers or to the tax authorities as required by the tax authorities, and Purchaser shall indemnify and save the Canadian Sellers harmless with respect to any such GST/HST or any other provincial tax liability arising herein, as well as any interest and penalties related thereto.

(g)                                  Prior to the Closing Date, the Canadian Sellers shall obtain all clearance certificates that are required to be obtained under applicable Provincial Sales Tax Laws and shall provide the Purchaser with such certificates, or the Canadian Sellers shall provide the Purchaser with evidence satisfactory to the Purchaser that the Canadian Sellers have complied with the requirements to obtain clearance certificates under applicable Provincial Sales Tax Laws.

(h)                                 The Canadian Sellers shall comply with the provisions of section 99 of the Social Services Tax Act (British Columbia) prior to the Closing and shall deliver to Purchaser all documents necessary in the opinion of the Purchaser for compliance with that Act.  The Canadian Sellers shall comply with the provisions of section 51 of the Revenue and Financial Services Act (Saskatchewan) prior to the Closing and shall deliver to Purchaser all documents necessary in the opinion of the Purchaser for compliance with such Provincial Sales Tax Laws.

(i)                                     At the Funding Date, Purchaser shall be registered under Part IX of the Excise Tax Act (Canada) and, if applicable, Chapter VIII of An Act Respecting the Quebec Sales Tax (Quebec) and shall provide its registration number to the Canadian Seller.

Section 6.10                             Designation Dates. [On or prior to the date of the hearing with regard to entry of the Sale Order, Purchaser shall make its final designations of all contracts,

in accordance with Section 2.1(c) hereof, and may, prior to the Effective Date of the Plan, revise Section 2.1(c) of the Disclosure Letter to exclude from the definition of Designated Contracts and to include in the definition of Retained Assets, any Contract previously included in the definition of Designated Contracts and not otherwise included in the definition of Retained Assets; provided, that no such final designation or revision shall reduce the amount of the Purchase Price; provided further, that any Cure Amounts associated with any Contract so excluded from the definition of Designated Contracts shall reduce the Excess Cure Amounts payable by Purchaser under Section 6.11(a) hereof.]

Section 6.11                             Prompt Payment of Cure Amounts; Prepayment of Designated Customer Contracts.

(a)                                 [With respect to each Designated Contract, Sellers shall:  (i) no later than five (5) calendar days after entry of the Purchaser Protections Order and the Purchaser Protections Recognition Order, serve each counterparty to a proposed Designated Contract as of such date with notice of the proposed Cure Amount for such Contract; and (ii) pay, as soon as practicable after the Effective Date of the Plan, all amounts (the “Cure Amounts”) that (x) are required to be paid under section 365(b)(1)(A) or (b)(1)(B) of the Bankruptcy Code in order to assume and assign such contract, or (y) are due pursuant to order of the Bankruptcy Court as a condition to assuming and assigning such Designated Contracts (in each case excluding any amounts that represent obligations or liabilities that were incurred or accrued by the Sellers during the period May 14, 2012 through and including the Funding Date, regardless of when such amounts are paid); provided, that, notwithstanding the foregoing, Seller shall not be responsible for paying any Excess Cure Amounts, which Excess Cure Amounts shall be deposited by Purchaser into the Escrow Account on the Funding Date; provided, further, that to the extent that, on or prior to the Effective Date, the Purchaser determines to exclude one or more Contracts from the definition of Designated Contracts and to include such Contracts in the definition of Retained Assets, (A) any Excess Cure Amounts deposited in the Escrow Account in respect of such Contracts shall be returned to Purchaser and (B) the threshold for determining Excess Cure Amounts (i.e., Cure Amounts in excess of $[      ] million) shall be reduced on a dollar-for-dollar basis in an amount equal to the return(s) specified in clause (A); provided, further, that Cure Amounts that are the subject of a bona fide dispute shall be paid by Sellers within two (2) Business Days of the effectiveness of a settlement or order of the Bankruptcy Court, as the case may be, with respect thereto.  All Cure Amounts deposited into the Escrow Account shall be thereafter held, invested and released by the Escrow Agent only in accordance with this Agreement and the Escrow Agreement.]

(b)                                 If there are any payments under any Designated Customer Contract invoiced and collected during the month ending on the Funding Date for services to be rendered under such Designated Customer Contract after the Funding Date, Sellers shall provide to Purchaser, no later than the third (3rd) Business Day after the Funding Date, a statement setting forth the amounts of such prepayments and the Designated Customer Contracts to which they relate.  Sellers shall, concurrently with the delivery of the statement referred to in the preceding sentence, pay over to Purchaser an amount equal to such prepayments.

Section 6.12                             Completion of Nonassignable Designated Contracts.  Sellers shall use their best efforts to obtain any consent, approval or amendment, if any, required to novate and/or assign any Designated Contract to be assigned to Purchaser hereunder which the Bankruptcy Court determines is not able to be assumed and assigned under section 365(c) of the Bankruptcy Code or which a court of competent jurisdiction determines is not able to be assumed pursuant to Applicable Law (a “Nonassignable Designated Contract”).  Sellers shall keep Purchaser reasonably informed from time to time of the status of the foregoing and Purchaser shall cooperate with Sellers in this regard.  To the extent that the rights of Sellers under any Nonassignable Designated Contract, or under any other Asset to be assigned to Purchaser hereunder, may not be assigned without the consent of a Third Party which has not been obtained prior to the Closing this Agreement shall not constitute an agreement to assign the same at the Closing, if an attempted assignment would be unlawful.  Subject to Section 7.1(a)(xiii) hereof, if any such consent has not been obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the instrument in question so that Purchaser would not acquire the benefit of all such rights, then Sellers, to the maximum extent permitted by Applicable Law and the instrument, shall act as Purchaser’s agent in order to obtain for Purchaser the benefits thereunder and shall cooperate, to the maximum extent permitted by Applicable Law and the instrument, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser; provided, however, that nothing contemplated by this Section 6.13 shall reduce the amount of the Purchase Price.

Section 6.13                             No Violation.  Nothing in this Agreement is intended to result in Purchaser assuming ownership or control (whether de facto or de jure) of the FCC Licenses and Industry Canada Licenses of Sellers hereunder in a manner that violates any Communications Laws of the United States or Canada.  To the extent any term or provision of this Agreement is held by a court of competent jurisdiction or other authority to result Purchaser assuming such ownership or control in violation of any Communications Laws of the United States or Canada, the parties agree that such violative term or provision shall be replaced, reformed or deleted, in each case in a manner that comes closest to expressing the intention of the violative term or provision, solely to the extent necessary to cause such term or provision to comply with the Communications Laws of the United States and Canada.

Section 6.14                             Insurance; Risk of Loss.  Until the Funding Date, Sellers shall bear the risk of any loss or damage to the Acquired Assets from fire, casualty or any other occurrence.  Sellers shall maintain insurance coverage substantially similar to Sellers’ policies in effect as of the date hereof for the period from the date hereof until the Closing Date with respect to the Business and the Acquired Assets for events occurring, circumstances existing and Seller Liabilities accruing before the Closing Date.  Following the Funding Date, Purchaser shall have the benefit of any unexpired portion of Sellers’ insurance coverage, and Sellers will use commercially reasonable efforts to, on or prior to the Funding Date, cause Purchaser to be named as the insured party or loss payee under all insurance policies maintained by Sellers or Sold Companies relating to the Acquired Assets to the extent unexpired, and in the event any proceeds become payable under such unexpired insurance policies relating to occurrences or events after the Funding Date and are not paid to Purchaser, Sellers shall and shall cause the Sold Companies to hold such proceeds in trust for the benefit of Purchaser, and shall pay over such proceeds without any deduction to Purchaser promptly after receipt thereof.  Nothing herein shall require Sellers to maintain insurance coverage in respect of any Acquired Asset after the Closing Date.

ARTICLE VII.

CONDITIONS

Section 7.1                                    Conditions to Obligations of Purchaser.  The obligations of Purchaser to consummate the Funding and the Closing shall be subject to the satisfaction (or waiver by Purchaser) on or prior to the Funding Date or the Closing Date, respectively, of the following conditions:

(a)                                 Conditions to the Funding:

(i)                                     Government Action. There shall be no injunction, restraining order or decree of any Governmental Entity (other than the FCC or Industry Canada) in connection with the Bankruptcy Cases or the Canadian Recognition Proceedings:

(1)                                 prohibiting or imposing any material limitations on Purchaser’s ownership or operation (or that of any of its Subsidiaries or Affiliates) of all or a material portion of its businesses or assets or the Acquired Assets, or compelling Purchaser or any of its Subsidiaries or Affiliates to dispose of or hold separate any material portion of the Acquired Assets or the business or assets of Purchaser or any of its Subsidiaries or Affiliates;

(2)                                 restraining or prohibiting the consummation of the Funding or the performance of any of the other Transactions, or imposing upon Purchaser or any of its Subsidiaries or Affiliates any damages or payments that are material;

(3)                                 imposing material limitations on the ability of Purchaser, its Subsidiaries or its Affiliates, or rendering Purchaser, its Subsidiaries or its Affiliates unable, to accept for payment or pay for or purchase a material portion of the Acquired Assets or otherwise to consummate the Funding;

(4)                                 imposing material limitations on the ability of Purchaser, its Subsidiaries or its Affiliates to exercise effectively full rights of ownership of the Acquired Assets; or

(5)                                 otherwise having a Material Adverse Effect.

(ii)                                  Regulatory Action. There shall be no injunction, restraining order or decree by the FCC or Industry Canada in effect prohibiting the consummation of the Funding or the performance of any material aspect of the Transactions, taken as a whole or having any of the effects listed in Section 7.1(a)(i)(1) through (5) above, including without limitation any decree, order, or other action purporting to suspend, revoke, or cancel any of the FCC Licenses or Industry Canada Licenses or any portions thereof or material rights granted thereunder.

(iii)                               Consents, Approvals and Permits.  Other than the Specified Regulatory Approvals, the Export Control Authorizations, and any approvals or consents required to effect the Transfer to Purchaser of all Export Control Authorizations, all consents and approvals of any Person (other than a Governmental Entity) set forth in Section 7.1(a)(iii) of the Disclosure Letter,(11) shall have been obtained, except (x) to the extent that the requirement for a particular consent or approval is rendered inapplicable by the Sale Order or other order of the Bankruptcy Court or the Canadian Court, if applicable, or (y) in the case of any Nonassignable Designated Contract other than a Required Contract.  Other than the Specified Regulatory Approvals, the Export Control Authorizations, and any approvals or consents required to effect the Transfer to Purchaser of all Export Control Authorizations, all consents and approvals of any Governmental Entity, whether United States federal, state, local or non-United States, required in connection with the consummation of the Funding and the other Transactions, shall have been obtained except where the failure to obtain would not constitute a Material Adverse Effect.  A copy of each such consent or approval referred to in this Section 7.1(a)(iii) shall have been provided to Purchaser at or prior to the Funding.  All Permits (other than any Permit that constitutes a Specified Regulatory Approval, an Export Control Authorization, or an approval or consent required to effect the Transfer to Purchaser of any Export Control Authorization) necessary for the operation of the Business included in the Acquired Assets either have been Transferred to Purchaser or have been obtained by Purchaser except where the failure to obtain would not constitute a Material Adverse Effect.  All such consents, approvals and Permits referred to in this Section 7.1(a)(iii) shall be in effect at the Funding and shall not have been amended, modified, revoked or rescinded.  For clarity, the Investment Canada Approval (if required under the Investment Canada Act), the Competition Act Approval (if required under the Competition Act), and the Controlled Goods Directorate Consent (if required under the Defence Production Act (Canada)) shall be in effect at the Funding and shall not have been amended, modified, revoked or rescinded.

(iv)                              Antitrust Approvals.  Other than the Specified Regulatory Approvals, all terminations or expirations of waiting periods imposed by any

(11)  Such Schedule to include the Boeing contract.

Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under any applicable antitrust regulations in any non-United States jurisdiction, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any non-United States competition or antitrust authority (including any required Competition Act Approval and any required Investment Canada Approval) shall have been made or obtained for the transactions contemplated by this Agreement.

(v)                                 Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect or any facts, events or circumstances that would reasonably be expected to have such a Material Adverse Effect.

(vi)                              Sellers’ Representations and Warranties.  Each of the representations and warranties set forth in Article IV disregarding all materiality and Material Adverse Effect qualifications contained therein, shall be true and correct (i) as of the date hereof and as of the Funding Date (as though made on the Funding Date) or (ii) if made as of a date specified therein, as of such date, except (with respect to all representations and warranties set forth in Article IV other than the first sentence of Section 4.1, and Sections 4.4 and 4.22) for any failure to be true and correct that, individually and together with other such failures, has not had and would not reasonably be expected to have a Material Adverse Effect.

(vii)                           Sellers’ Performance of Covenants.  Sellers shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of Sellers to be performed or complied with by them under this Agreement.

(viii)                        Certificate of Sellers’ Officers.  Purchaser shall have received from Sellers a certificate, dated the Funding Date, duly executed by the Chief Executive Officer, and the Chief Financial Officers of each individual Seller, reasonably satisfactory in form to Purchaser, to the effect of paragraph (v) through (vii) above.

(ix)                              Sale Order.  The Bankruptcy Court shall have entered the Sale Order, the Sale Order shall have become a Final Order and the Sale Order shall not have been reversed, stayed, modified or amended.

(x)                                 Sale Recognition Order.  The Canadian Court shall have entered the Sale Recognition Order, the Sale Recognition Order shall be a Final Order and the Sale Recognition Order shall not have been reversed, stayed, modified or amended in any manner materially adverse to Purchaser without Purchaser’s consent.

(xi)                              Ancillary Agreements.  Sellers have duly executed and delivered to Purchaser each of the Ancillary Agreements and such Ancillary Agreements shall have been approved by order of the Bankruptcy Court (which may be included in the Sale Order) and, to the extent required by Applicable Law, the Canadian Court shall have entered an order recognizing any such order.

(xii)                           New Governing Bodies.  Any New Governing Bodies required to be established pursuant to Section 3.5(c)(ii) hereof shall have been established, in each case, in accordance with the terms of Section 3.5(c)(ii) hereof.

(xiii)                        Inmarsat Cooperation Agreement.  All consents and approvals (if any) required to be obtained in order to assign the Inmarsat Cooperation Agreement to Purchaser shall have been obtained, and the Inmarsat Side Letter shall have been executed and shall be in full force and effect; provided, however, that for the avoidance of doubt, the assignment of the Inmarsat Cooperation Agreement shall not be effective until the Closing.

(xiv)                       Coordination Agreements.  All consents and approval (if any) required to be obtained in order to assign to Purchaser any Coordination Agreements that are material to the Business shall have been obtained, provided however that for the avoidance of doubt, the assignment of any Coordination Agreement shall not be effective until Closing.

(b)                                 Conditions to the Closing.  All of the conditions specified in Section 7.1(a) shall be conditions to the Closing (treating references in Section 7.1(a) to the “Funding” as references to the Closing, as applicable, and “Funding Date” as references to the Closing Date, as applicable), in addition to the following conditions:

(i)                                     Other Consents. All Third Party consents necessary for the Transfer of the Acquired Assets not previously delivered shall have been obtained.

(ii)                                  FCC Consent.  The FCC Consent shall have been issued.

(iii)                               Industry Canada Approval.  The Industry Canada Approval shall have been issued and shall not have been amended, modified, revoked or rescinded.

(iv)                              Bill of Sale; Conveyance Documents.  Sellers shall have duly executed and delivered to Purchaser the Bill of Sale, each of the Intellectual Property Instruments and each other Conveyance Document.

(v)                                 Tax Certifications.  Purchaser shall have received a certification of non-foreign status for each Seller (other than the Canadian Sellers) in the form and manner which complies with the requirements of Section 1445 of the Code and the Treasury regulations promulgated thereunder.

The foregoing conditions in this Section 7.1(a) and Section 7.1(b) are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part, at any time and from time to time in its sole discretion.  The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Section 7.2                                    Conditions to Obligations of Sellers.  The obligations of Sellers to consummate the Funding and the Closing shall be subject to the satisfaction (or waiver by Sellers) on or prior to the Funding Date or Closing Date, respectively, of the following conditions:

(a)                                 Conditions to the Funding.

(i)                                     Government Action. There shall be no injunction, restraining order or decree of any Governmental Entity in effect restraining or prohibiting the consummation of the Funding or imposing upon Sellers any damages or payments that are material.

(ii)                                  Consents, Approvals and Permits.  Other than the Specified Regulatory Approvals, Export Control Authorizations, and any approvals or consents required to effect the Transfer to Purchaser of all Export Control Authorizations, all consents and approvals of any Governmental Entity, whether United States federal, state, local or non-United States, required in connection with the consummation of the Funding and the other Transactions, shall have been obtained except where the failure to obtain would not constitute a Material Adverse Effect.  All such consents, approvals and Permits referred to in this Section 7.2(a)(ii) shall be in effect at the Funding and shall not have been amended, modified, revoked or rescinded.

(iii)                               Antitrust Approvals.  Other than the Specified Regulatory Approvals, all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under any applicable antitrust regulations in any non-United States jurisdiction, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any non-United States competition or antitrust authority (including any required Competition Act Approval and any required Investment Canada Approval) shall have been made or obtained for the transactions contemplated by this Agreement.

(iv)                              Representations and Warranties.  The representations and warranties of Purchaser set forth in this Agreement shall be true and correct, in all material respects, as of the date of this Agreement and as of the Funding Date as though made as of the Funding Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(v)                                 Sellers’ Performance of Covenants. Purchaser shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of Purchaser to be performed or complied with by them under this Agreement.

(vi)                              Certificate of Purchaser’s Officers.  Sellers shall have received from Purchaser a certificate, dated the Funding Date, duly executed by the Chief Executive Officer, and the Chief Financial Officers of Purchaser, to the effect of paragraph (v) and (vi) above.

(vii)                           Sale Order.  The Sale Order shall have become a Final Order and the Sale Order shall not have been reversed, stayed, modified or amended in any manner materially adverse to any Seller without such Seller’s consent.

(viii)                        Sale Recognition Order.  The Canadian Court shall have entered the Sale Recognition Order the Sale Recognition Order shall be a Final Order and the Sale Recognition Order shall not have been reversed, stayed, modified or amended in any manner materially adverse to any Seller without such Seller’s consent.

(ix)                              Ancillary Agreements.  Purchaser shall have duly executed and delivered to Sellers each of the Ancillary Agreements to which Purchaser is a party and such Ancillary Agreements shall have been approved by order of the Bankruptcy Court (which may be included in the Sale Order) and, to the extent required by Applicable Law the Canadian Court shall have entered an order recognizing any such order.

(b)                                 Conditions to Closing.

(i)                                     FCC Consent.  The FCC Consent shall have been issued.

(ii)                                  Industry Canada Approval.  The Industry Canada Approval shall have been issued and shall not have been amended, modified, revoked or rescinded.

(iii)                               Assumption of Designated Contracts.  Purchaser shall have executed an Instrument of Assumption for the Designated Contracts.

The foregoing conditions in Section 7.2(a) and 7.2(b) are for the sole benefit of Sellers and may be waived by Sellers, in whole or in part, at any time and from time to time in its sole discretion; provided, however, that Sellers shall not be permitted to waive any such condition or otherwise make any determination as to whether any such condition has been satisfied without first consulting with, and obtaining the prior written consent of, the LP Lenders, which consent shall not be unreasonably withheld.  The failure by Sellers at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

ARTICLE VIII.

TERMINATION

Section 8.1            Termination.  This Agreement may be terminated or abandoned at any time prior to the Funding Date as follows:

(a)           By the mutual written consent of Purchaser and Sellers;

(b)           By either Purchaser or Sellers upon written notice given to the other, if the Bankruptcy Court, Canadian Court or any other Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to prevent the entry of and remove), which permanently restrains, enjoins or otherwise prohibits the consummation of the Transactions and such order, decree, ruling or other action shall have become a Final Order;

(c)           By either Purchaser or Sellers upon written notice given to the other, if the Funding Date shall not have taken place on or before [            ] (the “Termination Date”).  The initial Termination Date may be extended by Purchaser by written notice to each other Party privy to the then-scheduled Termination Date up to but not beyond [   ]; provided, that Purchasers may only extend the initial Termination Date on one occasion and only if, simultaneous with the delivery of the notice to extend, Purchaser deposits into the Escrow Account additional funding to Sellers in order to operate the Business and, to the extent necessary for payment of Sellers’ expenses in connection with the Bankruptcy Cases, which amount shall be released to Purchaser pursuant to the terms of the Escrow Agreement, and such later date shall thereafter be deemed to be the Termination Date; provided, further that the failure of the Funding to occur on or before such date is not the result of a material breach of any covenant, agreement, representation or warranty hereunder by the party seeking such termination; provided, further, that notwithstanding the foregoing, the Sellers may not terminate this Agreement pursuant to this Section 8.1(c) if that the failure of the Funding Date to occur on or prior to the Termination Date arises primarily from litigation commenced by the Sellers in the Bankruptcy Court or the Canadian Court; and

(d)           By Sellers upon written notice given to Purchaser, if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.2 and (ii) cannot be cured by the date that is the earlier of (A) ten (10) Business Days after Sellers notify Purchaser of such breach and (B) the third Business Day prior to the Funding Date.

(e)           By Purchaser or Sellers upon written notice given to Purchaser, if:

(i)                                     the Sale Hearing has been completed and Purchaser is not determined by the Bankruptcy Court to be the successful bidder; or

(ii)                                  the Bankruptcy Court enters any order approving an Alternative Transaction.

For the avoidance of doubt, Purchaser shall not be required to act as the Back-Up Bidder in any auction for the Acquired Assets, except to the extent Purchaser consents in writing to act as the Back-Up Bidder.

(f)            By Purchaser upon written notice given to Sellers, if any Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 and (ii) cannot be cured by the date that is the earlier of (A) ten (10) Business Days after Purchaser notifies Sellers of such breach and (B) the third Business Day prior to the Funding Date;

(g)           By Purchaser upon written notice given to Sellers:

(i)                                     unless, on or prior to [                    ], (A) the Bankruptcy Court has entered the Sale Order and (B) the Canadian Court has subsequently entered the Sale Recognition Order no longer than 21 days after (A);

(ii)                                  if any Seller seeks to have the Bankruptcy Court enter an order dismissing a Bankruptcy Case of any Seller or converting it to a case under Chapter 7 of the Bankruptcy Code, or appointing a trustee in its Bankruptcy Cases or appointing a responsible officer or an examiner with enlarged powers relating to the operation of Sellers’ businesses (beyond those set forth in Section 1106(a)(3) or (4) of the Bankruptcy Code) under Bankruptcy Code Section 1106(b), and such order is not reversed or vacated within three Business Days after the entry thereof; or

(iii)                               if the Purchaser Protections Order, the Sale Order, the Purchaser Protections Recognition Order or the Sale Recognition Order has been revoked, rescinded or modified in any material respect and the order revoking, rescinding or modifying such order(s) shall not be reversed or vacated within thirty Business Days after the entry thereof; provided that Purchaser shall have the right to designate any later date for this purpose in its sole discretion.

After the Funding Date, this Agreement may not be terminated for any reason other than pursuant to and strictly in compliance with the terms of Section 3.5 hereof.  Any party seeking to invoke its rights to terminate this Agreement shall give written notice thereof to the other party or parties specifying the provision hereof pursuant to which such termination is made and the effective date of such termination being the date of such notice.  Notwithstanding anything to the contrary contained in this Article VIII, the Sellers shall not be permitted to terminate this Agreement without the prior written consent, which consent shall not be unreasonably withheld, of the Ad Hoc Group of LightSquared LP Lenders, which is comprised of holders, advisors or affiliates of advisors to holders, or managers of various accounts with investment authority, contractual authority or voting authority, of loans made pursuant to that certain Credit Agreement, dated as of October 1, 2010, by and among LightSquared LP, as borrower, LightSquared Inc. and certain of its subsidiaries as guarantors, the lenders from time to time party thereto, and certain other parties (the “LP Lenders”).

Section 8.2            Effect of Termination.  If this Agreement is terminated by either party in accordance with and pursuant to Section 8.1, then, except as otherwise provided in Section 8.3 and Section 9.10, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party; provided, however, that nothing herein shall relieve any party from liability for fraud or willful breach of any provision of this Agreement prior to such termination; provided, further, however, that the provisions of this Article VIII, Article IX or any provision requiring any party to pay or reimburse another party’s expenses shall survive any termination.

Section 8.3            Good Faith Deposit; Break-Up Fee; Expense Reimbursement.

(a)           Solely in the event that this Agreement is terminated by Sellers pursuant to Section 8.1(d), the Good Faith Deposit shall be paid to Sellers in accordance with a Certificate of Instruction delivered pursuant to the Escrow Agreement.

(b)           Except as described in Section 8.3(a), in all other cases under Section 8.1, upon the termination or abandonment of this Agreement by any party, the Good Faith Deposit shall be returned to Purchaser by wire transfer in immediately available funds or applied as Purchaser may in its sole discretion direct the Escrow Agent, in each case without withholding, set-off or deduction and so as to be received not later than two (2) Business Days following the date of such termination or abandonment.

(c)           Notwithstanding Section 8.2 of this Agreement: (i) in the event that this Agreement is terminated by either Purchaser or Sellers pursuant to Section 8.1(c), (f) (except as set forth in Section 8.3(c)(ii) below) or (g) of this Agreement, then Purchaser shall have an Allowed Termination Claim equal to the amount of the Expense Reimbursement, and Sellers shall pay the Expense Reimbursement to Purchaser by wire transfer of immediately available funds within three (3) Business Days following such termination; (ii) notwithstanding Section 8.3(c)(i), in the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(f) due to a willful breach by Sellers of their covenants contained in this Agreement, then Purchaser shall have an Allowed Termination Claim equal to the amount of the sum of the Break-Up Fee plus the Expense Reimbursement, and Sellers shall pay the Break-Up Fee plus the Expense Reimbursement to Purchaser by wire transfer of immediately available funds within three (3) Business Days following such termination; and (iii) in the event that this Agreement is terminated by Purchaser or Sellers pursuant to Section 8.1(e) of this Agreement, then Purchaser shall have an Allowed Termination Claim equal to the amount of the sum of the Break-Up Fee plus the Expense Reimbursement, and Sellers shall pay the Break-Up Fee plus the Expense Reimbursement to Purchaser by wire transfer of immediately available funds within three (3) Business Days following the Bankruptcy Court’s entry of a sale order approving the applicable Alternative Transaction referenced in Section 8.1(e) of this Agreement.  The Break-Up Fee and Expense Reimbursement shall be paid in accordance with the terms and conditions set forth in this Section 8.3 and in the Purchaser Protections Order, and the Sellers’ obligation to pay the Break-Up Fee and Expense Reimbursement shall have such status as is specified in this Section 8.3 and in the Purchaser Protections Order.

(d)           The Sellers’ obligation to pay the Breakup Fee and/or the Expense Reimbursement in accordance with this Agreement shall be joint and several, absolute and unconditional and not subject to any defense, claim, counterclaim, offset, recoupment, or reduction of any kind whatsoever and shall not be amended, discharged, expunged or released in any respect pursuant to any Plan.

(e)           The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that without these agreements neither Sellers nor Purchaser would enter into this Agreement.

(f)            If Sellers and Purchaser, acting reasonably, agree that any payment of the Good Faith Deposit or any other amount payable under this section is subject to GST/HST or any other applicable provincial sales tax or is deemed by any provision of the Excise Tax Act (Canada) or the corresponding provisions of any applicable provincial statute and any regulation under such statute to be inclusive of such tax or taxes, the party required to make such payment agrees to pay in addition to the payment an amount equal to all GST/HST or any other applicable provincial sales tax payable or deemed to be included in respect of such payment.

ARTICLE IX.

MISCELLANEOUS

Section 9.1            Survival of Covenants, Representations and Warranties.  The representations and warranties set forth in Article IV and Article V shall not survive the Closing Date; provided, however, that all covenants and agreements set forth herein that contemplate or may involve actions to be taken or obligations in effect after the Closing Date (including, for the avoidance of doubt, Sections 3.5(a), 6.2(c), 6.7, 6.8, 6.9, 6.13, 6.14 and 6.15) shall survive the Closing Date.

Section 9.2            Amendment and Modification; Waiver.  This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.  Notwithstanding anything to the contrary contained in this Section 9.2, the Sellers shall not be permitted to amend, modify or supplement all or any portion of this Agreement without the LP Lender Consent.  Any of the terms, covenants, representations, warranties or conditions may be waived, only by a written instrument executed by the party waiving compliance, provided that the Sellers shall not be permitted to waive any of the of the terms, covenants, representations, warranties or conditions of this Agreement without the LP Lender Consent.

Section 9.3            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when mailed by first-class certified mail, facsimile or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses:

if to Purchaser, to:

L-Band Acquisition, LLC
Attn: [                    ]

If by overnight courier service:

9601 South Meridian Blvd.
Englewood, CO 80112

If by first-class certified mail:

P.O. Box 6655

Englewood, CO 80155

If by facsimile:

Fax: (      )

cc: Office of the General Counsel of DISH Network Corporation

If by overnight courier service:

9601 South Meridian Blvd.
Englewood, CO 80112

If by first-class certified mail:

P.O. Box 6655

Englewood, CO 80155

If by facsimile:

Fax: (303) 723-2050

with an additional copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Facsimile:  (212) 728-8111

Attention:     Robert B. Stebbins
Rachel C. Strickland

if to any Seller, to:

LightSquared LP
[450 Park Avenue

Suite 2201

New York, NY 10022]
Facsimile: [    ]

Attn:              Marc Montagner, Chief Financial Officer]

with a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, NY 10005
Facsimile: [    ]

Attention:     Matthew S. Barr, Esq.
Karen Gartenberg, Esq.

or to such other address as a party may from time to time designate in writing in accordance with this Section 9.3.  Each notice or other communication given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been received (i) on the Business Day it is sent, if sent by facsimile, or (ii) on the first Business Day after sending, if sent by overnight courier service, or (iii) upon receipt, if sent by first-class certified mail; provided, however, that notice of change of address shall be effective only upon receipt.  The parties agree that delivery of process or other papers in connection with any such action or proceeding in the manner provided in this Section 9.3, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

Section 9.4            Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.5            Entire Agreement; No Third Party Beneficiaries.  This Agreement, the Disclosure Letter and other schedules, annexes, and exhibits hereto, the Ancillary

Agreements, the Conveyance Documents and the Sale Order (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof, and (ii) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder; provided, that the LP Lenders are intended third party beneficiaries of the second to last sentence of Section 7.2, the last sentence of Section 8.1(g), Section 9.2 and this Section 9.5.

Section 9.6            Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 9.7            Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE.

Section 9.8            Exclusive Jurisdiction.  If the Bankruptcy Court does not have or declines to exercise subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party (i) agrees that all such actions or proceedings shall be heard and determined in federal court of the United States for the Southern District of New York, (ii) irrevocably submits to the jurisdiction of such courts in any such action or proceeding, (iii) consents that any such action or proceeding may be brought in such courts and waives any objection that such party may now or hereafter have to the venue or jurisdiction or that such action or proceeding was brought in an inconvenient court, and (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 9.3 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by New York law).

Section 9.9            Remedies.  Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Sellers or Purchaser in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

Section 9.10          Specific Performance.  Sellers and Purchaser hereby acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy, and, accordingly agree that, in addition to any other remedies, Sellers and Purchaser or their respective successors or assigns shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting a bond.

Section 9.11          Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in violation of this clause shall be void.  Any permitted assignment by a party of its rights hereunder shall not relieve it of its obligations hereunder.  Subject to the first sentence of this Section 9.11, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 9.12          Headings.  The article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.13          No Consequential or Punitive Damages.  NO PARTY (OR ITS AFFILIATES OR REPRESENTATIVES) SHALL, UNDER ANY CIRCUMSTANCE, BE LIABLE TO THE OTHER PARTY (OR ITS AFFILIATES OR REPRESENTATIVES) FOR ANY CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES CLAIMED BY SUCH OTHER PARTY UNDER THE TERMS OF OR DUE TO ANY BREACH OF THIS AGREEMENT, INCLUDING LOSS OF REVENUE OR INCOME, DAMAGES BASED ON ANY MULTIPLIER OF PROFITS OR OTHER VALUATION METRIC, COST OF CAPITAL, DIMINUTION OF VALUE OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY.

Section 9.14          Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Accounts Receivable” means any and all trade accounts, notes and other receivables and indebtedness for borrowed money or overdue accounts receivable, in each case owing to any Seller and all claims relating thereto or arising therefrom including GST/HST included in Accounts Receivable.

“Acquired Assets” has the meaning set forth in Section 2.1.

“Actions” has the meaning set forth in Section 2.1(v).

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner of Competition pursuant to section 102 of the Competition Act with respect to the transactions contemplated by this Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act; provided that, for the avoidance of doubt, each of Parent, Mr. Charles Ergen, DISH Network Corporation, EchoStar Corporation and their respective Affiliates shall be deemed “Affiliates” of Purchaser..

“Agreement” or “this Agreement” means this Purchase Agreement, together with the Exhibits hereto and the exhibits and schedules thereto and the Disclosure Letter.

“Allocation Statement” has the meaning set forth in Section 2.5(c)

“Allowed Termination Claim” means a claim (as such term is defined in section 101(5) of the Bankruptcy Code), which:  (i) shall be entitled to administrative expense status under sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code; (ii) shall not be subordinate to any other administrative expense claim against the Sellers (other than the carve-outs for professional fees and expenses set forth in the Cash Collateral Order); and (iii) shall survive the termination of the Purchase Agreement.

“Alternative Sale” has the meaning set forth in Section 3.5(b)(i).

“Alternative Sale Notice” has the meaning set forth in Section 3.5(b)(i).

“Alternative Sale Obligations” has the meaning set forth in Section 3.5(a).

“Alternative Sale Procedures” means those processes and obligations triggered by Purchaser’s delivery of notice of an Alternative Sale under Section 3.5(b) as determined pursuant to Exhibit B, and as the parties may agree.

“Alternative Transaction” means (i) any investment in, financing of, capital contribution or loan to, or restructuring or recapitalization of all or any portion of Sellers (including, without limitation, any exchange of Sellers’ outstanding debt obligations for equity securities of Sellers), (ii) any merger, consolidation, share exchange or other similar transaction to which Sellers are a party, (iii) any sale of all or substantially all of the Acquired Assets of, or any issuance, sale or transfer of any equity interests in, Sellers, (iv) any other transaction that transfers ownership of, economic rights to, or benefits in all or a substantial portion of the Acquired Assets, or (v) any chapter 11 plan of reorganization or liquidation for any Seller other than the Plan; provided that, notwithstanding the foregoing, any plan of reorganization or liquidation which (x) contemplates the consummation of the Transactions or (y) does not apply to any Seller shall not be deemed an Alternative Transaction.

“Ancillary Agreements” means the Escrow Agreement and all exhibits and appendices thereto.

“Applicable Law” means any law, regulation, rule, order, judgment, guideline or decree to which the Business, any Acquired Asset, or any Seller is subject.

“Arrangement” has the meaning set forth in Section 3.5(a).

“Assets” means assets, properties, rights, interests, claims, contracts, and businesses of every kind, type, character and description, whether tangible or intangible, whether real, personal or mixed, whether accrued, contingent, liquidated or unliquidated, whether owned, leased or licensed and wherever located, and all rents, issues, profits, royalties, entitlements, products and proceeds of any of the foregoing.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Assumed Permitted Liens” means, (i) with respect to Real Property (a) zoning laws and other land use restrictions that do not materially impair the present use or occupancy of the property subject thereto; and (b) defects, easement rights of way, restrictions, covenants, claims or other similar charges, that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the use, title, value or possession of such Real Property; and (ii) other Permitted Liens, if any, as may be expressly designated by Purchaser in its sole and absolute discretion by written notice delivered to Sellers at least two Business Days’ prior to the Funding.

“Audited Financial Statements” has the meaning set forth in Section 4.2(a).

“Avoidance Action” means any claim, right or cause of action of Sellers arising under sections 544 through 553 of the Bankruptcy Code, except for any such actions (i) against Purchaser or any of its Affiliates (all such claims to be released at Funding); (ii) related to Designated Contracts; or (iii) in connection with any setoffs related to Acquired Assets.

“Back-Up Bidder” has the meaning set forth in the Purchaser Protections Order.

“Balance Sheet” has the meaning set forth in Section 4.2(b).

“Bankruptcy Cases” has the meaning set forth in the recitals hereof.

“Bankruptcy Code” has the meaning set forth in the recitals hereof.

“Bankruptcy Court” has the meaning set forth in the recitals hereof.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“Bill of Sale” means the bill of sale substantially in the form attached as Exhibit C hereto.

“Break-Up Fee” means cash in an amount equal to 3% of the Purchase Price.

“Business” has the meaning set forth in the recitals hereof.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York are authorized or obligated by Applicable Law or executive order to close or are otherwise generally closed.

“Canada Pension Plan” means the retirement pension plan sponsored by the Government of Canada.

“Canadian Court” has the meaning set forth in the recitals hereof.

“Canadian Plan” means all plans, arrangements, programs, policies, undertakings, whether formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which any Seller is a party to or bound by or in which the Canadian employees or former Canadian employees of any Seller participate or under which any Seller has, or will have, any liability or contingent liability or, pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any Canadian employees or former Canadian employees of any Seller, or Canadian directors, officers or individuals working on contract with any Seller (or any spouses, dependents, survivors or beneficiaries of any such persons), relating to retirement savings, pensions, supplemental pensions, bonuses, profit sharing, deferred compensation, incentive compensation, equity or unit based compensation, life or accident insurance, hospitalization, health , medical or dental treatment or expenses, disability, unemployment insurance benefits, employee loans, vacation pay, fringe benefits, severance or termination pay or other benefit plan, other than any Canadian Union Plan, or the Canada Pension Plan, the Quebec Pension Plan or other such plan created by an Applicable Law or administered by a Governmental Entity.

“Canadian Sellers” means SkyTerra Holdings (Canada) Inc., an Ontario corporation, and SkyTerra (Canada) Inc., an Ontario corporation, and LightSquared Corp., a Nova Scotia unlimited liability company.

“Canadian Union Plans” mean all pension and other benefit plans for the benefit of Canadian employees or former Canadian employees of any Seller, which are not maintained, sponsored or administered by a Seller but to which any Seller is or was required to contribute pursuant to a collective agreement or participation agreement.

“Cash and Cash Equivalents” means (a) cash; (b) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof, maturing within one (1) year from the date of issuance; (c) certificates of deposit, time deposits, eurodollar time deposits, deposit accounts or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank; (d) commercial paper of an issuer and maturing within six (6) months from the date of acquisition; (e)  securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any non-United States government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or non-United States government (as the case may be); (f) eurodollar time deposits having a maturity not in excess of 180 days to final maturity; (g) any other investment in United States Dollars which has no more than 180 days to final maturity; or (h) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition.

“Cash Collateral Order” means that certain Amended Agreed Final Order (A) Authorizing Debtors to Use Cash Collateral, (B) Granting Adequate Protection to Prepetition Secured Parties, and (C) Modifying Automatic Stay [Docket No. 544], or any subsequent cash collateral or financing order entered by the Bankruptcy Court applying to any of the Sellers.

“CCAA” has the meaning set forth in the recitals hereof.

“CCAA Recognition Proceeding” has the meaning set forth in the recitals hereof.

“Claim” has the meaning assigned to such term under Section 101(5) of the Bankruptcy Code.

“Closing” means the consummation of all transactions contemplated in this Agreement or, at Purchaser’s or Sellers’ election, the consummation of an Alternative Sale in accordance with Section 3.5.

“Closing Date” has the meaning set forth in Section 3.1(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act or a person designated or authorized pursuant to the Competition Act to exercise the powers and perform the duties of the Commissioner of Competition.

“Communications Laws” means the Communications Act of 1934, as amended, the Telecommunications Act of 1996, as amended, and/or any rule, regulation, decision or published policy of the FCC or its staff acting pursuant to delegated authority, and the Radiocommunication Act (Canada), as amended, and the Telecommunications Act (Canada), as amended, and all rules, regulations, orders, and published decisions promulgated thereunder by Industry Canada and the Canadian Radio-television and Telecommunications Commission (or any successor agency thereto) and any applicable communications laws or regulations of any other Governmental Entity.

“Communications Licenses” has the meaning set forth in Section 4.16(a).

“Company Earth Station” means any material Tracking, Telemetry, Command and Monitoring and transmitting and/or receiving teleport earth station facility on real property that is either owned in fee or leased by any Seller, except for earth stations facilities (i) hosted by any Seller for Third Parties and (ii) for which no Seller is liable for instances of interference.

“Company Satellite” means a satellite owned by any Seller or any of their respective Subsidiaries as of the date of this Agreement, including without limitation MSAT-1, MSAT-2, SkyTerra-1 and SkyTerra-2 and any satellite work in progress.

“Competition Act” means the Competition Act (Canada), as amended.

“Competition Act Approval” means:

(i)            the issuance of an Advance Ruling Certificate and such Advance Ruling Certificate has not been rescinded prior to Closing; or

(ii)           both of (A) the waiting period, including any extension thereof, under section 123 of the Competition Act shall have expired or been terminated or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with paragraph 113(c) of the Competition Act, and (B) Purchaser has been advised in writing by the Commissioner of Competition that, in effect, such person does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement, and any terms and conditions attached to any such advice are acceptable to Purchaser, in its reasonable discretion, and such advice has not been rescinded or amended prior to Closing.

“Competition Tribunal” means the Competition Tribunal established under the Competition Tribunal Act (Canada).

“Concession Agreement” means any concession agreement that any Seller has entered into, as of the date hereof, with the ITU sponsoring administrations that permits any Seller to operate Company Satellites pursuant to the ITU filings of such administrations.

“Contract” means any written agreement, contract, lease, license, consensual obligation, promise or undertaking.

“Controlled Goods Directorate” means the Canadian federal agency responsible for administering registrations made pursuant to Section 38 of the Defence Production Act (R.S.C., 1985, c.D-1) and the regulations made thereunder, including any successor agency or department thereto, and including all staff acting under delegated authority in relation thereto.

“Controlled Goods Directorate Consent” means any and all registration(s) with the Minister of Public Works and Government Services Canada, including with the Controlled Goods Directorate, in accordance with Section 38, or any exemption in accordance with Section 39.1, of the Defence Production Act (Canada) and the regulations made thereunder, necessary in order to consummate the Transactions, where such registration(s) or exemption, as applicable, are in full force and effect and have not been reconsidered, vacated or set aside, and no petition for reconsideration or review has been filed and the time period to do so has elapsed, and where such registration(s) or exemption, as applicable, are not subject to any conditions deemed unacceptable in Purchaser’s sole discretion.

“Conveyance Documents” means (a) the Bill of Sale; (b) the Intellectual Property Instruments; (c) all documents of title and instruments of conveyance necessary to Transfer record and/or beneficial ownership to Purchaser of Acquired Assets composed of automobiles, trucks, or other vehicles, trailers, and any other property owned by any Seller which requires execution, endorsement and/or delivery of a certificate of title or other document in order to vest record or beneficial ownership thereof in Purchaser; and (d) all such other documents of title, customary title insurance affidavits, deeds, endorsements, assignments and other instruments of conveyance or Transfer as are necessary to vest in Purchaser good and marketable title to any Acquired Assets.

“Coordination Agreement” means any intersystem coordination agreement (whether formal or informal) entered into by any ITU sponsoring administration related to the Company Satellites or the Spectrum, including without limitation that certain agreement between ITU sponsoring administrations related to the use of the L-band frequencies known as the Mexico City Memorandum of Understanding and any spectrum sharing agreement reached thereunder or pursuant thereto either between or among the parties thereto and/or satellite operators, and any other relevant multilateral or bilateral agreements.

“Copyrights” means any non-United States or United States copyright registrations and applications for registration thereof, and any nonregistered copyrights, all content and information contained on any website, “mask works” (as defined under 17 U.S.C. § 901) and any registrations and applications for “mask works.”

“CRTC” means the Canadian Radio-television and Telecommunications Commission or any successor agency thereto.

“Cure Amounts” has the meaning set forth in Section 6.12.

“Debtors” has the meaning set forth in the recitals hereof.

“Defence Production Act (Canada)” means the Defence Production Act (R.S.C., 1985, c. D-1), as amended.

“Defined Benefit Plan” means a Canadian Plan which is a “registered pension plan” under the Income Tax Act (Canada)  and contains a “defined benefit provision” as defined in subsection 14.7(1) of the Income Tax Act (Canada).

“Designated Contracts” has the meaning set forth in Section 2.1(b).

“Disclosure Letter” means the disclosure letter of even date herewith prepared and signed by Sellers and delivered to Purchaser simultaneously with the execution hereof.

“Effective Date” has the meaning set forth in the Plan.

“Employee Benefit Plans” means all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, employment, termination, change-in-control or severance contracts, health and medical insurance plans, life insurance and disability insurance plans, other employee benefit plans, contracts or arrangements which cover employees or former employees of any Seller, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, other than any Canadian Plans or Canadian Union Plans or the Canada Pension Plan, the Québec Pension Plan or other such plan created by an Applicable Law or administered by a Governmental Entity.

“Employee” means any employee of the Sellers as of the Closing Date, as identified on Section 4.14 of the Disclosure Letter.  Sellers shall update Section 4.14 of the

Disclosure Letter  periodically to reflect new hires, terminations and the commencement of approved leaves of absence.

“Employee Obligation Amount” has the meaning set forth in Section 2.5(b)(v).

“Employee Obligations” has the meaning set forth in Section 2.3.

“Environmental Laws” means United States federal, state, local and non-United States laws, permits and governmental agreements and requirements of Governmental Entities relating to human health, safety and the environment, including, but not limited to, Hazardous Materials.

“Equipment” has the meaning set forth in Section 2.1(j).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.15(a).

“Escrow Account” has the meaning specified for the term in the Escrow Agreement.

“Escrow Agent” has the meaning specified for the term in the Escrow Agreement.

“Escrow Agreement” means an agreement between Purchaser, Sellers and Escrow Agent in substantially the form attached as Exhibit D hereto.

“Excess Cure Amounts” has the meaning set forth in Section [2.5(a)].

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exclusivity Stipulation” means that certain Stipulation Between Parties in Interest Regarding Entry of Order Pursuant to 11 U.S.C. § 1121(d) Further Extending LightSquared’s Exclusive Periods to File a Plan of Reorganization and Solicit Acceptances Thereof, which was approved by the Bankruptcy Court on February 13, 2013 [Docket No. 522]

“Expense Reimbursement” means all reasonable costs and expenses of Purchaser incurred in connection with the negotiation, documentation, execution and delivery of this Agreement, and the consummation of the Transactions, including, without limitation, reasonable costs and expenses of the Purchaser’s counsel [and financial advisors]; provided, however, that the aggregate amount of the Expense Reimbursement shall not exceed $[2,000,000].

“Export Control Authorizations” means any and all licenses and approvals required in connection with the Transactions for the lawful conduct of the Business following the Closing Date in substantially the same manner as conducted as of the date of this Agreement pursuant to the Export Control Laws as administered by the relevant U.S. Governmental Entities, including the Department of Commerce Bureau of Industry Security, the United States

Department of State Directorate of Defense Trade Controls and Department of Treasury Office of Foreign Assets Control.

“Export Control Laws” means the Arms Export Control Act (22 U.S.C. § 2778 et seq.), as amended, the Export Administration Act (50 U.S.C. App. §§ 2401 et seq.), as amended and continued in force by presidential order, any international sanctions programs promulgated under the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), the National Emergencies Act (50 U.S.C. §§ 1601-1651), the Trading With the Enemy Act (50 U.S.C. App. §§ 5, 16), additional international sanctions programs administered by the Department of Treasury Office of Foreign Assets Control and any other regulations promulgated under each such act.

“FCC” means the Federal Communications Commission or any successor agency thereto.

“FCC Consent” means an order, orders, or public notice of the FCC (or its staff acting pursuant to delegated authority) consenting or confirming the consent, to the Transfer of control and/or assignment of Permits from Sellers to Purchaser (including any related agreements with the United States Department of Justice, the United States Department of Homeland Security, and the Federal Bureau of Investigation regarding national security, law enforcement, defense or public safety issues or other government agencies with regard to shared use of the relevant Spectrum required in connection with such prior approval of the FCC) (a) that is in full force and effect and (b) that has either (i) not been reconsidered, vacated or set aside on appeal, reconsideration, or review and (ii) all applicable periods for appeal, reconsideration, or review of such orders, or of an order on review of such orders, have elapsed, and no appeal or petition for reconsideration or review has been filed, and no reconsideration by the FCC sua sponte has occurred, and (c) that is not subject to conditions deemed unacceptable in Purchaser’s reasonable discretion; provided, however, that, in Purchaser’s sole judgment, an order shall qualify as an FCC Consent even though one or more of the requirements of (b)(i) and (b)(ii) have not been satisfied.

“FCC Licenses” has the meaning set forth in Section 4.6.

“Final Instruction” has the meaning specified for the term in the Escrow Agreement.

“Final Order” means an order or judgment of the Bankruptcy Court, the Canadian Court or other court of competent jurisdiction, the implementation or operation or effect of which has not been stayed, and as to which the time to appeal or petition for certiorari, has expired and as to which no appeal or petition for certiorari, shall then be pending or in the event that an appeal or writ of certiorari thereof has been sought, such appeal or petition for certiorari shall have been denied by the highest court to which such order was appealed, or certiorari was sought, and the time to take any further appeal or petition for certiorari shall have expired.

“Funding” means the consummation of the transactions contemplated hereby except the Transfer of the Acquired Assets.

“Funding Date” has the meaning set forth in Section 3.1(b).

“Funding Date Consideration” has the meaning set forth in Section 2.5(a).

“Funding Date Payment” has the meaning set forth in Section 2.5(a).

“GAAP” means United States generally accepted accounting principles, Canadian generally accepted accounting principles or international financial reporting standards, as may be applicable, and as consistently applied.

“Good Faith Deposit” has the meaning set forth in Section 2.5(b)(i).

“Governmental Entity” means any national, federal, state, municipal, local, provincial, territorial, government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal, including any United States, Canadian or other such entity anywhere in the world.

“GST/HST” means goods and services tax or harmonized sales tax payable under Part IX of the Excise Tax Act (Canada) and any regulation under such statute.

“Guaranteed Obligations” has the meaning set forth in Section 6.18.

“Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls; and (ii) all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan or that are identified as hazardous substances under Health Canada’s Workplace Hazardous Materials Information System.

“Historical Financial Statements” has the meaning set forth in Section 4.2(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Immediate Family Member” shall, with respect to any Person that is a natural person, mean any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such Person.

“Income Tax Act” means the Income Tax Act (Canada), as amended.

“Indebtedness” means, at any time and with respect to any Person: (a) all indebtedness of such Person for borrowed money; (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade payables, other expense accruals and deferred compensation items arising in the ordinary course of business, consistent with past practice); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business in respect of which such Person’s liability remains contingent); (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded; (f) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities; (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss in respect of such Indebtedness; and (h) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Independent Person” means any individual that is not, has never been, and has no Immediate Family Member that has ever been, affiliated with any of the Sellers, Successor Sellers, Purchaser or any of their respective Affiliates as an employee, officer, director, manager, advisor or otherwise.

“Industry Canada” means the Canadian federal Department of Industry, or any successor or any department or agency thereof, administering the Radiocommunication Act (Canada), among other statutes, including its staff acting under delegated authority, and includes the Minister of Industry (Canada) and the Commissioner of Competition (Canada).

“Industry Canada Approval” means the prior approval of Industry Canada in respect of the transfer of control of the Canadian Sellers and/or the Transfer of the Industry Canada Licenses from Sellers to Purchaser, pursuant to the terms and conditions set out in the Industry Canada Licenses, provided that such approval (a) is in full force and effect and (b) has either (i) not been reconsidered, vacated or set aside on appeal, reconsideration, or review and (ii) all applicable periods for appeal, reconsideration, or review of such approval have elapsed, and no appeal or petition for reconsideration or review has been filed, and no reconsideration by Industry Canada sua sponte has occurred, and (c) that is not subject to conditions deemed unacceptable in Purchaser’s reasonable discretion; provided, however, that, in Purchaser’s sole judgment, an approval shall qualify as an Industry Canada Approval even though one or more of the requirements of (b)(i) and (b)(ii) have not been satisfied.

“Industry Canada Consent” includes the Industry Canada Approval and, if required, the Investment Canada Approval and the Competition Act Approval.

“Industry Canada Licenses” means the Industry Canada licenses and authorizations held by Sellers listed on Section 2.1(h) of the Disclosure Letter.

“Inmarsat Cooperation Agreement” means that certain Amended and Restated Cooperation Agreement, dated as of August 6, 2010, by and between LightSquared LP, SkyTerra (Canada) Inc., LightSquared Inc. and Inmarsat Global Limited, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Inmarsat Side Letter” means the letter agreement to be entered into by LightSquared LP, SkyTerra (Canada) Inc., LightSquared Inc. and Purchaser prior to the Funding Date, substantially in the form attached as Exhibit H hereto, pursuant to which, among other things, LightSquared Inc. shall consent to the assignment to Purchaser, subject to and effective upon the Closing, of all of LightSquared Inc.’s right, title, and interest in, and obligations under, the Inmarsat Cooperation Agreement.

“Instrument of Assumption” means the instrument of assumption substantially in the form attached as Exhibit E hereto.

“Intellectual Property” means Trademarks; Patents; Copyrights; Software; rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons; inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formulae, methodologies, research and development, business methods, processes, technology, interpretive code or source code, object or executable code, libraries, development documentation, compilers (other than commercially available compilers), programming tools, drawings, specifications and data, and applications or grants in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, reexaminations, renewals and extensions; trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; database rights; Internet websites, web pages, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in websites; all rights under agreements relating to the foregoing; all books and records pertaining to the foregoing, and claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing; in each case used in or necessary for the conduct of Sellers’ businesses as currently conducted.

“Intellectual Property Instruments” means instruments of Transfer, in form suitable for recording in the appropriate office or bureau, effecting the Transfer of the Copyrights, Trademarks and Patents owned or held by Sellers.

“Intercompany Receivables” means any and all amounts that are owed (i) by any direct or indirect Subsidiary or Affiliate of any Seller to any Seller, or (ii) from one Seller to another, in each case pursuant to bona fide obligations, and all claims relating thereto or arising therefrom.

“Interests” means all liens, claims, interests, encumbrances, rights, remedies, restrictions, liabilities and contractual commitments of any kind or nature whatsoever, whether arising before or after the petition date in the Bankruptcy Cases, whether at law or in equity.

“Inventory” has the meaning set forth in Section 2.1(f).

“Investment” means shares of stock (other than shares of stock in Subsidiaries), notes, bonds, debentures, options and other securities but not including Cash and Cash Equivalents.

“Investment Bank” means a national or international investment bank of recognized standing acceptable to Sellers and Purchaser or, if Sellers and Purchasers cannot agree, then one of two such institutions proposed by Purchaser with the final selection from the two to be made by Sellers.

“Investment Canada Act” means the Investment Canada Act (Canada), as amended.

“Investment Canada Approval” means, if required under the Investment Canada Act, that the Minister of Industry has approved or shall be deemed to have approved the transactions contemplated by this Agreement pursuant to the Investment Canada Act on terms and conditions acceptable to Purchaser in its reasonable discretion.

“Investment Canada Filing” has the meaning set forth in Section 6.3(e).

“IRS” means the United States Internal Revenue Service.

“ITU” means the International Telecommunications Union.

“Knowledge” as applied to each Seller, means the actual knowledge of each person listed on Section 9.15(a) of the Disclosure Letter, after due inquiry; and “knowledge” as applied to Purchaser, means the actual knowledge of each person listed under “Purchaser” in Section 9.15(a) of the Disclosure Letter, after due inquiry.

“Leased Real Property” means the leasehold interests held by Sellers under the Real Property Leases.

“License Agreements” has the meaning set forth in Section 4.7(b).

“Lien” means, with respect to any asset, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code as in effect from time to time in the State of New York or comparable law of any jurisdiction) and, in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“LP Lender Consent” shall mean the prior written consent of the majority in interest of LP Lenders, which consent shall not be unreasonably withheld.

“LP Lenders” shall mean the Ad Hoc Group of LightSquared LP Lenders (which is comprised of holders, advisors or affiliates of advisors to holders, or managers of various accounts with investment authority, contractual authority or voting authority, of loans made pursuant to that certain Credit Agreement, dated as of October 1, 2010, by and among LightSquared LP, as borrower, LightSquared Inc. and certain of its subsidiaries as guarantors, the lenders from time to time party thereto, and certain other parties) other than the Purchaser, Parent, SP Special Opportunities, LLC or any of their Affiliates.

“Material Adverse Effect” means any change, effect, event or condition that has had or would reasonably be expected to have (i) a material adverse effect on the assets, operations, results of operations or condition (financial or otherwise) of the Business or the Acquired Assets or (ii) a material adverse effect on the ability of Sellers to consummate the Transactions; it being understood and agreed that any Material Satellite Event shall constitute a Material Adverse Effect; provided that the following shall not constitute a Material Adverse Effect and shall not be taken into account in determining whether or not there has been or would reasonably be expected to be a Material Adverse Effect: (A) changes in general economic conditions or securities or financial markets in general that do not have a disproportionate effect on the Business (relative to the effect on other Persons operating in the same industry as Sellers), (B) changes in the industry in which Sellers operate and that do not specifically relate to, or have a disproportionate effect on, the Business (relative to the effect on other Persons operating in the same industry as Sellers), (C) changes in Applicable Law or interpretations thereof by any Governmental Entity that do not have a disproportionate effect on the Business (relative to the effect on other Persons operating in the same industry as Sellers), (D) any outbreak or escalation of hostilities or war (whether declared or not declared) or any act of terrorism that does not have a disproportionate effect on the Business (relative to the effect on other Persons operating in the same industry as Sellers), (E) changes to the extent resulting from the announcement or the existence of, or compliance with, this Agreement and the Transactions (including without limitation any lawsuit related thereto), the impact on relationships with suppliers, customers, employees or others and any action or anticipated action by the FCC or Industry Canada as a result of this Agreement and/or the Transactions, (F) any changes in accounting regulations or principles that does not have a disproportionate effect on the Business (relative to the effect on other Persons operating in the same industry as Sellers), (G) any change in the market price or trading volumes of Sellers (it being understood for the purposes of this subclause (G) that any facts underlying such change that are not otherwise covered by the immediately preceding clauses (A) through (F) may be taken into account in determining whether or not there has been a Material Adverse Effect), and (H) any changes resulting from actions of Sellers expressly agreed to or requested in writing by Purchaser.

“Material Contract” has the meaning set forth in Section 4.8.

“Material Satellite Event” means with respect to MSAT-1, MSAT-2, SkyTerra-1 and SkyTerra-2, as applicable, (A) a Total Loss or (B) a Partial Loss.

“Mobile Satellite System” has the meaning set forth in Section 2.1(h).

“MSAT-1” means the first-generation satellite MSAT-1 and its components.

“MSAT-2” means the second-generation satellite MSAT-2 and its components.

“New Governing Body” has the meaning set forth in Section 3.5(c)(ii).

“Nonassignable Asset” has the meaning set forth in Section 3.4.

“Nonassignable Designated Contract” has the meaning set forth in Section 6.12.

“Non-Assumed Liabilities” has the meaning set forth in Section 2.4.

“Operating Budget” means the budget annexed hereto as Exhibit G, as may be amended from time to time with the consent of Purchaser.

“Owned Intellectual Property” has the meaning set forth in Section 4.7(e).

“Partial Loss” means a reduction of 10% or more to Throughput Capacity as compared to the agreed operating Satellite Performance Specifications of MSAT-1, MSAT-2, SkyTerra-1 or SkyTerra-2, as applicable, for any reason, including by reason of a System Failure.

“Patents” means all patents, patent applications and non-United States counterparts thereof, and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing).

“Permits” means permits, certificates, licenses, filings, approvals and other authorizations of any Governmental Entity, including, without limitation, the FCC Licenses and Industry Canada Licenses and any Coordination Agreements.

“Permitted Liens” means (i) zoning laws and other land use restrictions that do not materially impair the present use or occupancy of the property subject thereto, (ii) any statutory Liens imposed by law for material Taxes that are not yet due and payable, or that a Seller is contesting in good faith in proper proceedings and which are set forth on Section 9.16(b) of the Disclosure Letter, (iii) any mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens arising in the ordinary course of business, consistent with past practice or being contested in good faith, and (iv) with respect to any Real Property, any defects, easement rights of way, restrictions, covenants, claims or other similar charges, that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the use, title, value or possession of such Real Property.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or other entity.

“Plan” has the meaning set forth in the recitals hereto.

“Provincial Sales Tax Laws” means the sales, consumption or use laws of the Provinces of Manitoba, Saskatchewan, British Columbia or any province of territory of Canada that enacts, prior to the Closing Date, a sales, use or consumption tax similar to such provinces.

“Purchase Price” has the meaning set forth in Section 2.5(a).

“Purchaser” has the meaning set forth in the preamble hereof.

“Purchaser Alternative Sale Notice” has the meaning set forth in Section 3.5(b)(i).

“Purchaser Material Adverse Effect” means a material adverse effect on the business, assets, operations, results of operations or financial condition of Purchaser or on Purchaser’s ability to consummate the Transactions or delay the same in any material respect.

“Purchaser Protections Order” means an order of the Bankruptcy Court (together with all exhibits thereto), in form and substance acceptable to Purchaser in its sole discretion: (a) approving the payment of the Break-Up Fee on the terms and conditions set forth in Section 8.3 of this Agreement; (b) approving the Expense Reimbursement on the terms and conditions set forth in Section 8.3 of this Agreement; (c) requiring the initial bid by each party at any auction for the sale of the Acquired Assets to be payable in cash; and (d) requiring the minimum initial overbid at any auction for the sale of the Acquired Assets to exceed the Purchase Price by the sum of (i) the maximum amount of the Expense Reimbursement plus (ii) the amount of the Break-Up Fee plus (iii) $[50,000,000].

“Purchaser Protections Recognition Order” means an Order of the Canadian Court, in form and in substance satisfactory to the Purchaser in its sole discretion, inter alia, recognizing the entry of the Purchaser Protections Order in Canada.

“Quebec Pension Plan” means the retirement pension plan sponsored by the Province of Quebec.

“Real Property” means all real property that is owned or used by any Seller or that is reflected as an Asset of any Seller on the Balance Sheet.

“Real Property Leases” means the real property leases to which any Seller is a party as described in Section 2.1(b).

“Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made), waivers, early termination authorizations, clearances or written confirmation of no intention to initiate legal proceedings from Governmental Entities as required and as set out in Section 4.6 of the Disclosure Letter.

“Required Contracts” shall mean, collectively, (i) Inmarsat Cooperation Agreement and (ii) [Boeing contract].

“Retained Assets” has the meaning set forth in Section 2.2.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, warrants, performance awards, units, dividend equivalent awards, deferred rights, “phantom” stock or other equity or equity-based rights or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price of or value for or which has the right to vote with, shares of capital stock or other voting securities or equity interests of such first Person.

“Sale Hearing” means a hearing under sections 363, 365 and 1123(a)(5) of the Bankruptcy Code to obtain the approval by the Bankruptcy Court of the sale of the Acquired Assets to Purchaser and of the Transactions, which hearing may also be the hearing regarding confirmation of the Plan.

“Sale Order” means an order of the Bankruptcy Court in the form attached as Exhibit F hereto, or otherwise in form and substance satisfactory to Purchaser in its sole discretion, approving the Agreement and authorizing and directing the Sellers to consummate the Transactions under sections 105, 363 and 365 of the Bankruptcy Code, which order may also be an order confirming the Plan.

“Sale Recognition Order” means an Order of the Canadian Court, in form and substance satisfactory to Purchaser in its sole discretion, inter alia, recognizing the entry of the Sale Order (which may also be an order recognizing the Bankruptcy Court’s confirmation of the Plan) and vesting in the Purchaser all of the Sellers’ right, title and interest in and to the Acquired Assets that are owned, controlled, regulated or situated in Canada, free and clear of all Seller Liabilities, Claims, Interests and Liens (other than those in favor of the Purchaser created under this Agreement and/or any Ancillary Agreement, the Assumed Permitted Liens, if any, and the Assumed Liabilities).

“Satellite Performance Specifications” of a satellite means the performance specifications as set forth in the construction contract for such satellite.

“Securities Act” has the meaning set forth in Section 5.9.

“Seller” and “Sellers” each has the meaning set forth in the preamble hereof.

“Seller Alternative Sale Notice” has the meaning set forth in Section 3.5(b)(i).

“Seller Liabilities”  means all Indebtedness, Claims, Liens, demands, expenses, commitments and obligations (whether accrued or not, known or unknown, disclosed or undisclosed, matured or unmatured, fixed or contingent, asserted or unasserted, liquidated or unliquidated, arising prior to, at or after the commencement of the Bankruptcy Cases) of or against any Seller or any of the Acquired Assets.

“Seller Permits” has the meaning set forth in Section 4.12(c).

“Seller Successor” has the meaning set forth in Section 3.5(a).

“SkyTerra-1” means the first-generation satellite SkyTerra-1 and its components.

“SkyTerra-2” means the second-generation satellite SkyTerra-2 and its components.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) computerized databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Specified Regulatory Approvals” means the FCC Consent and the Industry Canada Approval and “Specified Regulatory Approval” means any of them.

“Spectrum” means any radio frequencies that any Seller has any right, title, or interest in, including the radio frequencies that are the subject of any FCC License or Industry Canada License.

“Straddle Period Property Tax” has the meaning set forth in Section 6.9(d).

“Subsidiary” means, with respect to any Person, any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by such Person or (ii) with respect to which such Person possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management.

“System Equipment” has the meaning set forth in Section 2.1(j).

“System Failure” means the failure of any component that supports the overall power supply, operation, and/or maneuverability of a satellite, including solar arrays, momentum wheels, earth sensors, thrusters, propulsion systems, traveling wave tube amplifiers, low noise amplifiers, and other similar equipment.

“Tax” or “Taxes” means any and all United States federal, state, local or non-United States, federal, provincial or municipal taxes, fees, levies, duties, tariffs, imposts, and other similar charges on or with respect to net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, or windfall profit tax, customs duties, value added or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax.

“Tax Authority” means any Governmental Entity with responsibility for, and competent to impose, collect or administer, any form of Tax.

“Tax Return” means any return, claim, election, information return, declaration, report, statement, schedule, or other document required to be filed in respect of Taxes and amended Tax Returns and claims for refund.

“Termination Date” has the meaning set forth in Section 8.1(c).

“Third Party” means any Person other than Sellers, Purchaser or any of their respective Affiliates.

“Third Party Deposits” has the meaning set forth in Section 2.1(p).

“Throughput Capacity” means the rate at which MSAT-1, MSAT-2, SkyTerra-1 or SkyTerra-2, as applicable, is downlinking data at a particular point in time, expressed in megabits per second.

“Total Loss” means the loss of all or substantially all Throughput Capacity for any reason, including by reason of a System Failure.

“Trademarks” means any trademarks, service marks, trade names, corporate names, Internet domain names, designs, trade dress, product configurations, logos, slogans, and general intangibles of like nature, together with all translations, adaptations, derivations and combinations thereof, all goodwill, registrations and applications in any jurisdiction pertaining to the foregoing.

“Transactions” means all the transactions provided for or contemplated by this Agreement and/or the Ancillary Agreements.

“Transfer” means sell, convey, assign, transfer and deliver, and “Transferable” shall have a corollary meaning.

“Transfer Taxes” means all goods and services, harmonized sales, excise, sales, use, transfer, stamp, stamp duty, recording, value added, gross receipts, documentary, filing, and all other similar Taxes or duties, fees  or other like charges, however denominated (including any real property transfer taxes and conveyance and recording fees and notarial fees), in each case including interest, penalties or additions attributable thereto whether or not disputed and for greater certainty includes GST/HST and any other Canadian federal or provincial sales or excise taxes, arising out of or in connection with the Transactions, regardless of whether the Governmental Entity seeks to collect the Transfer Tax from Sellers or Purchasers.

“Transferred Employee” has the meaning set forth in Section 6.7(b).

“Unaudited Financial Statements” has the meaning set forth in Section 4.2(b).

“WARN” has the meaning set forth in Section 6.7(e).

“WARN Obligations” has the meaning set forth in Section 6.7(e).

Section 9.15                             Bulk Transfer Notices.  Sellers and Purchaser hereby waive compliance with any bulk transfer provisions of the Uniform Commercial Code (or any similar Applicable Law), to the extent not repealed in any applicable jurisdiction, in connection with this Agreement and the Transactions.

Section 9.16                             Interpretation.

(a)                                 When a reference is made in this Agreement to a Section, Article, subsection, paragraph, item or Exhibit, such reference shall be to a Section, Article, subsection, paragraph, item or Exhibit of this Agreement unless clearly indicated to the contrary.

(b)                                 Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)                                  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)                                 The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders.  Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)                                  A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f)                                   A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)                                  References to $ are to United States Dollars.

(h)                                 The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.17                             Parent.

(a)                                 Parent agrees to take all action necessary to cause Purchaser to perform all of its agreements, covenants and obligations under this Agreement that arise prior to the Closing Date.  Parent unconditionally guarantees to Sellers the full and complete performance by Purchaser of its obligations under this Agreement with respect to payment of the Purchase Price.  This is a guarantee of payment and performance and not of collectability.  Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Purchaser, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.17.

(b)                                 Parent hereby expressly acknowledges and agrees to be bound by the following provisions of this Agreement: Section 9.3 (Notices), Section 9.4 (Counterparts), Section 9.6 (Severability),  Section 9.7 (Governing Law), Section 9.8 (Exclusive Jurisdiction), Section 9.9 (Remedies), Section 9.10 (Specific Performance), the first sentence of  Section 9.11 (Assignment), Section 9.12 (Headings), Section 9.16 (Interpretation) and Section 9.17 (Parent).

(c)                                  Parent shall be entitled to withhold from any amount payable pursuant to this Section 9.17, such amounts as Parent is required to deduct and withhold with respect to the making of such payment under any provision of applicable federal, state, local or foreign Tax law.  To the extent that amounts are so withheld and paid over to the appropriate Tax Authority by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Purchaser and Sellers have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

SELLERS:

LIGHTSQUARED LP

By:
Name:
Title:

ATC TECHNOLOGIES, LLC

By:
Name:
Title:

LIGHTSQUARED CORP.

By:
Name:
Title:

LIGHTSQUARED INC. OF VIRGINIA

By:
Name:
Title:

[Signature Pages to Purchase Agreement]

LIGHTSQUARED SUBSIDIARY LLC

By:
Name:
Title:

LIGHTSQUARED FINANCE CO.

By:
Name:
Title:

LIGHTSQUARED NETWORK LLC

By:
Name:
Title:

LIGHTSQUARED BERMUDA LTD.

By:
Name:
Title:

[Signature Pages to Purchase Agreement]

SKYTERRA HOLDINGS (CANADA) INC.

By:
Name:
Title:

SKYTERRA (CANADA) INC.

By:
Name:
Title:

PURCHASER:

L-BAND ACQUISITION, LLC

By:
Name:
Title:

PARENT:

[ ] (solely for the purposes of Section 9.17)

By:
Name:
Title:

[Signature Pages to Purchase Agreement]

Exhibit A

Form of Release

Exhibit B

Alternative Sale Procedures

These Procedures will be utilized by Sellers and Purchaser in the marketing for an Alternative Sale.

Purchaser and Sellers shall agree on the selection of an investment bank (“Investment Bank”) to market the Alternative Sale.  If Purchaser and Sellers are unable to agree, Purchaser shall provide Sellers with the names of at least two nationally recognized investment banks and Sellers shall select an investment bank from the list provided by Purchaser to market the Alternative Sale.  The Investment Bank selected to market the Alternative Sale shall be directed to identify bona fide and potential Third Party purchasers for the Alternative Sale.  All fees, expenses and indemnities due to the Investment Bank under its engagement letter shall be paid for by Purchaser to the extent that Purchaser reviews and approves in writing the engagement letter terms, it being understood that Sellers will not be required to engage an Investment Bank until Purchaser approves an engagement letter.  In addition, and to the extent requested and prepaid by Purchaser, Sellers shall engage such other accountants, advisors and other professionals as may be necessary to market the Alternative Sale.  For the avoidance of doubt, Sellers shall not be responsible for any costs associated with or incurred in connection with the Alternative Sale process, all of which costs shall be solely borne by Purchaser.

Sellers shall make themselves, their management team and their advisors available to the Investment Bank during the sale process and shall assist the Investment Bank by providing marketing materials in customary form subject to customary indemnities in favor of Sellers for liabilities they may incur in doing so, provided Purchaser reviews and approves in writing the marketing materials and marketing process.  Sellers shall not be required to provide any cooperation without receipt of such indemnity and reasonable compensation with regard thereto.  Sellers shall further assist the Investment Bank by providing potential purchasers with reasonable access to due diligence information and Sellers’ management team and advisors.  For the avoidance of doubt, Purchaser hereby acknowledges and agrees that during the process of seeking an Alternative Sale, neither Sellers nor the Boards of Directors (or comparable governing body, including any New Governing Body) of any of the Sellers shall have any obligations, fiduciary or otherwise to Purchaser, other than as set forth in this Agreement.

At Purchaser’s election, the Alternative Sale may include all or any portion of the Acquired Assets.

Notwithstanding anything to the contrary in this Exhibit B, at Purchaser’s election, Purchaser may pursue an Alternative Sale and dispose of any of the Acquired Assets through any spectrum auction processes that may be established by the U.S. Congress or by the FCC.

Exhibit C

Form of Bill of Sale

Exhibit D

Form of Escrow Agreement

Exhibit E

Form of Instrument of Assumption

Exhibit F

Form of Sale Order

Exhibit G

Operating Budget

Exhibit H

Inmarsat Side Letter

EXHIBIT C

MILESTONES

1.              The Plan Sponsors shall file the Plan, Disclosure Statement, each in form and substance satisfactory to the Plan Sponsors, on July 23, 2013.

2.              The Plan Sponsors shall file motions for approval of the Bid Procedures and the Disclosure Statement, each in form and substance acceptable to the Plan Sponsors, on or before 12:00 p.m. (Eastern time) on July 29, 2013.

3.              No later than September 20, 2013, the Purchase Agreement shall be in a form that is (a) acceptable to the Plan Sponsors and the Stalking Horse Bidder and (b) substantially complete such that, if a seller accepted the form, it would be capable of execution; provided, however, that for the avoidance of doubt, satisfaction of this Milestone shall not require the actual acceptance of or agreement to such form by any non-Party, including the Debtors or their affiliates.

4.              The Plan Sponsors shall obtain the entry of the Disclosure Statement Order, in form and substance acceptable to the Plan Sponsors, on or before September 20, 2013, and the Canadian Court shall have entered an order in the CCAA Recognition Proceeding, in form and substance acceptable to the Plan Sponsors and the Stalking Horse Bidder, recognizing the Bankruptcy Court’s entry of the Disclosure Statement Order, no later than seven (7) days after entry of the Disclosure Statement Order.

5.              The Plan Sponsors shall obtain the entry of the Bid Procedures Order, in form and substance acceptable to the Plan Sponsors and the Stalking Horse Bidder, on or before September 20, 2013, and the Canadian Court shall have entered an order in the CCAA Recognition Proceeding, in form and substance acceptable to the Plan Sponsors and the Stalking Horse Bidder, recognizing the Bankruptcy Court’s entry of the Bid Procedures Order, no later than seven (7) days after entry of the Bid Procedures Order.

6.              All applicable deadlines established by the Bid Procedures Order shall have been satisfied, unless waived by the Stalking Horse Bidder.

7.              The Plan Sponsors shall obtain the entry of the Confirmation Order, including all exhibits, appendices and related documents, each in form and substance acceptable to the Plan Sponsors (and, to the extent the Confirmation Order approves an LP Sale to the Stalking Horse Bidder, the Stalking Horse Bidder), on or before December 6, 2013, and the Canadian Court shall have entered an order in the CCAA Recognition Proceeding, in form and substance acceptable to the Plan Sponsors (and, to the extent the Confirmation Order approves an LP Sale to the Stalking Horse Bidder, the Stalking Horse Bidder), recognizing the Bankruptcy Court’s entry of the Confirmation Order, no later than seven (7) days after entry of the Confirmation Order.

8.              The Plan shall be consummated on or before December 31, 2013.

EXHIBIT D

BID PROCEDURES

BID PROCEDURES

Set forth below are the procedures (the “Bid Procedures”) to be employed in connection with the proposed auction and sale of substantially all of the assets (the “LP Assets”) of LightSquared LP (“LSLP”), ATC Technologies, LLC, LightSquared Corp., LightSquared Inc. of Virginia, LightSquared Subsidiary LLC, LightSquared Finance Co., LightSquared Network LLC, LightSquared Bermuda Ltd., Skyterra Holdings (Canada) Inc., and SkyTerra (Canada) Inc. (collectively, the “Debtors”), including the Acquired Assets (as defined below).  Reference is made to that certain Purchase Agreement, dated [          ], 2013 (including any related ancillary agreements, the “Stalking Horse Agreement”), by and between the Sellers, L-Band Acquisition, LLC (“Stalking Horse Bidder”) and, as to certain provisions, DISH Network Corporation (the “Parent Entity”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Stalking Horse Agreement.

a.                                      Assets to Be Sold.  The LP Assets will be offered for sale (the “Sale”) pursuant to a joint chapter 11 plan for the Debtors (the “Plan”) proposed by the Plan Sponsors (as defined in the Plan).  The Stalking Horse Agreement provides for the sale and acquisition of certain assets specified in Section 2.1 of the Stalking Horse Agreement (the “Acquired Assets”).

b.                                      The Bidding Process. The Ad Hoc Group exclusive of SPSO(1) (the “Independent Ad Hoc Group”) together with their advisors, in consultation with the Debtors, shall: (i) determine whether any person is a Potential Bidder (as defined below); (ii) coordinate the efforts of Potential Bidders in conducting their respective due diligence investigations regarding the Debtors’ businesses; (iii) receive offers from Qualified Bidders (as defined below); and (iv) negotiate any offer made to purchase the LP Assets together or separately by a Qualified Bidder (collectively, the “Bidding Process”).

c.                                       Due Diligence for Potential Bidders.   The Debtors shall be directed to provide each Potential Bidder reasonable due diligence information upon reasonable request.  Neither the Debtors nor any of their affiliates (nor any of their respective representatives) are obligated to furnish any information relating to the LP Assets to any person except to Potential Bidders prior to the Bid Deadline (as defined below).  Potential Bidders are advised to exercise their own discretion before relying on any information regarding the LP Assets, whether provided by the Debtors or their representatives or any other party.  The due diligence period will end on the Bid Deadline.  To be a “Potential Bidder”, each bidder (other than the Stalking Horse Bidder):

i.                                          must have delivered an executed confidentiality agreement in form and substance satisfactory to the Independent Ad Hoc Group, in consultation with the Debtors, which confidentiality agreement, is no less restrictive to

(1)         The “Ad Hoc Group” means that certain ad hoc group of holders of loans made pursuant to that certain Credit Agreement, dated as of October 1, 2010, by and among LSLP as borrower, certain of LSLP’s affiliates (including, but not limited to, the other Sellers) as guarantors, the lenders party thereto, UBS AG, Stamford Branch, as administrative agent, and UBS Securities LLC, as arranger, syndication agent and documentation, as such group may be reconstituted from time to time (as amended, restated, supplemented and/or modified, the “LP Credit Agreement”).  “SPSO” means SP Special Opportunities, LLC.

the Potential Bidder than the confidentiality agreement that has been or will be executed by the Stalking Horse Bidder;

ii.                                       must have delivered the most current audited and the most current unaudited financial statements (collectively, the “Financials”) of the Potential Bidder, or, if the Potential Bidder is an entity formed for the purpose of acquiring the LP Assets, the Financials of the Potential Bidder’s equity holder(s) or other financial backer(s), or such other form of financial disclosure and evidence acceptable to the Independent Ad Hoc Group, in consultation with the Debtors, demonstrating such Potential Bidder’s financial ability to: (i) close the proposed transaction contemplated by the Stalking Horse Agreement (the “Proposed Transaction”); and (ii) provide adequate assurance of future performance to counterparties to any executory contracts and unexpired leases to be assumed by the Debtors and assigned to the Potential Bidder; provided that if a Potential Bidder is unable to provide Financials, the Independent Ad Hoc Group, in consultation with the Debtors, may, accept such other information sufficient to demonstrate to the Independent Ad Hoc Group’s reasonable satisfaction that such Potential Bidder has the financial wherewithal and ability to consummate the Proposed Transaction; and

iii.                                    shall comply with all reasonable requests for additional information by the Independent Ad Hoc Group, in consultation with the Debtors, or the Independent Ad Hoc Group’s advisors, regarding such Potential Bidder’s financial wherewithal and ability to consummate and perform obligations in connection with the Sale.  Failure by a Potential Bidder to comply with requests for additional information may be a basis for the Independent Ad Hoc Group, in consultation with the Debtors, to determine that a bid made by such Potential Bidder is not a Qualified Bid (as defined below).

d.                                      Participation Requirements.  Unless otherwise ordered by the Bankruptcy Court, for cause shown, or as otherwise determined by the Independent Ad Hoc Group, in consultation with the Debtors, in order to participate in the Bidding Process each person that is a Potential Bidder (a “Qualified Bidder”) must submit a bid that adheres to the requirements below (a “Qualified Bid”).  Notwithstanding anything in these Bid Procedures to the contrary, the Stalking Horse Bidder is deemed to be a Qualified Bidder, and (i) the Stalking Horse Bid (as defined below) shall  (A) be deemed a Qualified Bid for all purposes and (B) be deemed to have complied with the requirements herein, and (ii) the Stalking Horse Bidder shall not be required to take any further action in order to participate at the Auction (if any) or, if the Stalking Horse Bidder is the Successful Bidder (defined below), to be named the Successful Bidder at the hearing to confirm the Plan (the “Confirmation Hearing”).  Nothing in these Bid Procedures shall prohibit Harbinger Capital Partners LLC and its affiliates from submitting a Qualified Bid.

i.                                          Qualified Bidders must deliver written copies of their bids not later than 5:00 p.m. (prevailing Eastern Time) on [                  ], 2013 (the “Bid Deadline”) to: (i) Milbank, Tweed, Hadley & McCloy LLP, One Chase

Manhattan Plaza, New York, NY 10005 (Attn: Matthew S. Barr, Esq. and Karen Gartenberg, Esq.), counsel to the Debtors; (ii) the United States Trustee for the Southern District of New York, Office of the United States Trustee, U.S. Federal Office Building, 201 Varick Street, Room 1006, New York, NY 10014 (Attn: Susan D. Golden, Esq.); (iii) Willkie Farr & Gallagher LLP, 787 7th Avenue, New York, New York 10019-6099 (Attn: Rachel C. Strickland, Esq. and Andrew D. Sorkin, Esq.), counsel to the Stalking Horse Bidder; (iv) White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036 (Attn: Thomas E. Lauria, Esq. and Andrew C. Ambruoso, Esq.), counsel to the Ad Hoc Group (collectively, the “Notice Parties”).

ii.                                       All Qualified Bids must be in the form of an offer letter, which letter states:

(A)                               that such Qualified Bidder offers to purchase the LP Assets upon terms and conditions substantially similar to the Stalking Horse Agreement pursuant to an asset purchase agreement (together with its exhibits and schedules, and any ancillary agreements related thereto, the “Proposed Agreement”), three copies of which (one hard copy executed by an individual authorized to bind such Qualified Bidder and two electronic versions in Word format (one clean and one blacklined against the Stalking Horse Agreement to show amendments and modifications to the Stalking Horse Agreement)), are to be provided to the Notice Parties therewith;

(B)                               that such Qualified Bidder is prepared to consummate the transaction set forth in the Proposed Agreement promptly following (i) entry of an order of this Court confirming the Plan and approving the Sale to the Successful Bidder (as defined below) (the “Confirmation Order”) and (ii) receipt of other requisite governmental and regulatory approvals on the terms set forth in the Stalking Horse Agreement;

(C)                               that the offer shall remain open and irrevocable as provided below; and

(D)                               which of the Debtors’ leases and executory contracts are to be assumed and assigned in connection with the consummation of the Qualified Bidder’s bid.

iii.                                    All Qualified Bids shall be accompanied by a deposit into escrow with the Debtors of an amount in cash equal to $100,000,000 (the “Good Faith Deposit”).

iv.                                   Qualified Bids may provide for forms of consideration that include cash or a combination of cash and other distributable forms of consideration that may be distributed under the Plan (for the avoidance of doubt, other than with respect to assumed liabilities), which shall be delivered to the Debtors on the Closing Date; provided, however, that a Qualified Bid must include a minimum cash component sufficient to pay the amounts set forth in section (d)(v) below plus all distributions under the Plan that are required to be made in cash, including, without limitation, all amounts necessary to fund the Wind Down Reserve and Disputed Claims Reserves (each as defined in the Plan).

v.                                      All Qualified Bids must exceed the aggregate consideration to be paid to or for the benefit of the Debtors’ estates as set forth in the Stalking Horse Bid by at least $118,600,000 (the “Minimum Purchase Price”), which represents the sum of: (i) the break-up fee payable to the Stalking Horse under the Stalking Horse Agreement, i.e., $66,600,000 (the “Break-Up Fee”); (ii) the maximum expense reimbursement payable to the Stalking Horse Bidder under the Stalking Horse Agreement, i.e., $2,000,000 (the “Expense Reimbursement,” and together with the Break-Up Fee, the “Bid Protections”); and (iii) $50,000,000, the minimum overbid increment at the Auction (defined below).

vi.                                   All Qualified Bids shall be accompanied by satisfactory evidence, in the opinion of the Independent Ad Hoc Group, in consultation with the Debtors, of the Qualified Bidder’s ability to: (a) fund the purchase price proposed by the Qualified Bidder with cash on hand (or sources of immediately available funds that are not conditioned on third party approvals or other commitments) or other distributable forms of consideration that may be distributed under the Plan, and (b) otherwise perform all transactions contemplated by the Proposed Agreement.

vii.                                All Qualified Bids must provide for funding of all payments required under the Plan.

viii.                             All Qualified Bids must fully disclose the identity of each entity that will be bidding for the LP Assets or otherwise participating in connection with such bid (including any equity holder or other financial backer if the Qualified Bidder is an entity formed for the purpose of acquiring the LP Assets), and the complete terms of any such participation, as well as whether each such person or entity holds an interest in another mobile satellite service provider and, if so, the name of the mobile satellite service provider and the nature and size of the interest, provided, that the Debtors and the Independent Ad Hoc Group will keep such information confidential and will not disclose such information without the written consent of the applicable Potential Bidder.  Further, each bid must provide sufficient information regarding both the Potential Bidder and any participants (and each of their ultimate controlling persons, if any) to permit the Debtors and the Independent Ad Hoc Group to ascertain whether a petition for declaratory ruling to permit indirect foreign ownership of the Debtors’ Federal Communications Commission (“FCC”) licenses (or the applicable Debtors owning such licenses) must be filed with the FCC.

ix.                                   Qualified Bids cannot contain conditions or contingencies of any kind relating to the outcome of due diligence.  A Qualified Bid cannot provide that receipt of FCC or Industry Canada approval is a condition to funding of the purchase price thereunder (i.e., all Qualified Bids must provide for Early Funding (as defined below)).

x.                                      Qualified Bids must contain evidence that the Qualified Bidder has obtained authorization or approval from its Board of Directors (or comparable governing body) with respect to the submission of its bid and execution of the Proposed Agreement and the consummation of the transactions contemplated thereby.

xi.                                   Qualified Bids must not entitle the Qualified Bidder to any termination or break-up fee, expense reimbursement or similar type of payment.

xii.                                Qualified Bids must be irrevocable until entry by the Bankruptcy Court of the Confirmation Order (unless chosen as the Successful Bid or Second-Highest Bid (each as defined below), in which case such bid shall be irrevocable on the terms set forth in section (i) below).

Pursuant to the terms and conditions of this section (d), the Independent Ad Hoc Group, after consultation with the Debtors, shall notify the Qualified Bidders by the second day prior to the commencement of the Auction, of the Independent Ad Hoc Group’s, after consultation with the Debtors, determination of, and the identity of, the Qualified Bidders.  The Independent Ad Hoc Group, after consultation with the Debtors, shall notify the Qualified Bidders of the Qualified Bid it believes to represent the then highest or otherwise best bid (the “Starting Qualified Bid”).  No later than two (2) calendar days prior to the commencement of the Auction, the Independent Ad Hoc Groups shall distribute copies of the Starting Qualified Bid and all other Qualified Bids to each Qualified Bidder.

e.                                       “As Is, Where Is.”  The sale of the LP Assets shall be on an “as is, where is” basis, “with all faults,” and without representations or warranties (express or implied) of any kind, nature, or description by the Debtors, their agents or estates, except to the extent set forth in the Stalking Horse Agreement or the Proposed Agreement of the Successful Bidder.  Except as otherwise provided in the Stalking Horse Agreement or the Proposed Agreement of the Successful Bidder, all of the Debtors’ right, title and interest in and to the LP Assets shall be sold pursuant to the Plan free and clear of all liens, claims, charges, security interests, restrictions and other encumbrances of any kind or nature thereon and there against (collectively, the “Liens”), with such Liens to be satisfied in accordance with the Plan.  Each bidder (except for the Stalking Horse Bidder (whose acknowledgments and representations are contained in the Stalking Horse Agreement)), shall be deemed to acknowledge and represent that it has relied solely upon its own independent review, investigation and/or inspection of any documents and/or LP Assets in making its bid, and that it did not rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding the LP Assets or the completeness of any information provided in connection with the bidding process, in each case except as expressly stated in the Stalking Horse Agreement or the Proposed Agreement, as applicable.

f.                                        Stalking Horse.  The Stalking Horse Bidder has submitted a Qualified Bid of:  (i) cash in the amount of $2.22 billion; plus (ii) the value of employee obligations assumed by the Stalking Horse Bidder; plus (iii) Excess Cure Amounts; plus (iv) assumption by the Stalking Horse Bidder of certain liabilities specifically designated in the Stalking Horse Agreement as assumed liabilities, which Qualified Bid shall serve as a stalking horse bid (the “Stalking Horse Bid”).  In addition, the Stalking Horse Bid provides that receipt of the FCC Consent and Industry Canada Approval is not a condition precedent for the funding of the cash purchase price payable thereunder (the “Early Funding”).

g.                                       Auction.  Except as otherwise set forth in section (d) hereof, if the Independent Ad Hoc Group receives a Qualified Bid other than the Stalking Horse Bid prior to the Bid Deadline, the Independent Ad Hoc Group shall conduct an auction (the “Auction”) at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, NY 10036 on [              ], 2013 beginning at [ ]:00 [ _ ].m. (prevailing Eastern Time), or such other place (located in New York City) and time as the Independent Ad Hoc Group, after consultation with the Debtors, shall notify all Qualified Bidders and other invitees.  If no Qualified Bids are received other than the Stalking Horse Bid, no Auction will take place and the Plan Sponsors shall request that the Bankruptcy Court approve the Sale to the Stalking Horse Bidder at the Confirmation Hearing.  Only representatives of the Stalking Horse Bidder, the Debtors, the United States Trustee, the Ad Hoc Group and any Qualified Bidders who have timely submitted Qualified Bids shall be entitled to attend the Auction.  The Independent Ad Hoc Group, after consultation with the Debtors, may announce at the Auction additional procedural rules that are reasonable under the circumstances (e.g., the amount of time allotted to make overbids) for conducting the Auction, so long as such rules are not inconsistent with these Bid Procedures, including that bids may be required to be made and received in one room, on an open basis, with all other Qualified Bidders entitled to be present for all bidding.  Based upon the terms of the Qualified Bids received, the number of Qualified Bidders participating in the Auction, and such other information as the Independent Ad Hoc Group, after consultation with the Debtors, determines is relevant, the Independent Ad Hoc Group, after consultation with the Debtors, may conduct the Auction in the manner they determine will achieve the maximum value for the LP Assets.  Bidding at the Auction will be transcribed or videotaped.

•                                          Only a Qualified Bidder (including the Stalking Horse Bidder) and its authorized representatives who have submitted a Qualified Bid will be eligible to participate at the Auction.  The bidding at the Auction shall start at the purchase price stated in the Starting Qualified Bid as disclosed to all Qualified Bidders prior to commencement of the Auction.  Subsequent overbids shall be made in minimum increments of $50,000,000.

•                                          During the course of the Auction, the Independent Ad Hoc Group, after consultation with the Debtors, shall, after the submission of each Qualified Bid, promptly inform each participant which Qualified Bid reflects the highest or otherwise best offer (the “Leading Bid”).  To the extent that such Qualified Bid has been determined to be the highest or otherwise best offer entirely or in part because of the addition, deletion or modification of a provision or provisions in the Stalking Horse Agreement or the applicable Proposed Agreement, other than a provision or provisions related to an increase in the cash purchase price, the Independent Ad Hoc Group, after consultation with the Debtors, shall advise each participant of the value ascribed (as determined by the Independent Ad Hoc Group, after consultation with the Debtors) to any such added, deleted or modified provision or provisions.

•                                          Each Qualified Bidder participating at the Auction will be required to confirm that: (i) it has not engaged in any collusion with respect to the bidding or the Sale and (ii) its Qualified Bid is a good faith bona fide offer and it intends to consummate the Proposed Transaction if selected as the Successful Bidder.

•                                          The Auction may be adjourned to any date the Independent Ad Hoc Group, after consultation with the Debtors, deems appropriate; provided, that notwithstanding the foregoing, the Auction may not be adjourned to a date that is after December 3, 2013.  Reasonable notice of any such adjournment and the time and place (which shall be in New York City) for the resumption of the Auction shall be given to the Stalking Horse Bidder, all other Qualified Bidders who have timely submitted Qualified Bids and the United States Trustee.

•                                          The Independent Ad Hoc Group, after consultation with the Debtors, shall not close the Auction until all Qualified Bidders have been given a reasonable opportunity to submit an overbid at the Auction to the then-existing highest or otherwise best bid, as determined by the Independent Ad Hoc Group, after consultation with the Debtors.

h.                                      Acceptance of Qualified Bids.  At the conclusion of the Auction, (i) the successful bid shall be the bid made in accordance with that order of the Bankruptcy Court approving these Bid Procedures (the “Approval Order”) that represents, in the Independent Ad Hoc Group’s discretion, after consultation with the Debtors, the highest or otherwise best offer for the LP Assets (the “Successful Bid”, and the Qualified Bidder who submitted the Successful Bid, the “Successful Bidder”); and (ii) the Independent Ad Hoc Group, after consultation with the Debtors, shall announce the identity of the Successful Bidder.  There shall be no further bidding after the conclusion of the Auction.

The Debtors’ acceptance of the Successful Bid is conditioned solely upon approval by the Bankruptcy Court of the Successful Bid and the entry of the Confirmation Order.

Subject to the Approval Order, if the final bid of the Stalking Horse Bidder is not the Successful Bid, the Break-Up Fee and Expense Reimbursement shall be paid as described in the Stalking Horse Agreement.

i.                                          Irrevocability of Certain Bids.  The Successful Bid shall remain irrevocable in accordance with the terms of the purchase agreement executed by the Successful Bidder; provided, that (i) the last bid of the bidder (the “Second-Highest Bidder”) that submits the next highest or otherwise best bid (the “Second-Highest Bid”) at the Auction shall be subject to the terms of such Second-Highest Bidder’s purchase agreement, irrevocable until the earlier of: (a) thirty (30) days after entry of the Confirmation Order approving the Successful Bid; and (b) the date on which the Debtors receive the purchase price in connection with the Successful Bid or the Second-Highest Bid (the “Outside Back-up Date”), and (ii) subject to the terms of such Second-Highest Bidder’s purchase agreement, the Good Faith Deposit of the Second-Highest Bidder shall be returned within two (2) business days of the Outside Back-up Date; provided further, that the Stalking Horse shall have no obligation to serve as the Second-Highest Bidder (and its bid shall not be irrevocable under this section (i)), but the Stalking Horse may serve as the Second-Highest Bidder at its option.  The identity of the Second-Highest Bidder and the amount and material terms of the Second-Highest Bid shall be announced by the Debtors at the same time the Debtors announce the identity of the Successful Bidder.  Following the entry of the Confirmation Order, if the Successful Bidder fails to consummate the Sale because of a breach or failure to perform on the part of the Successful Bidder, the Second-Highest Bidder will be deemed to be the Successful Bidder (and the Second-Highest Bid the Successful Bid), and the Debtors will be authorized and directed to consummate the Sale with the Second-Highest Bidder without further order of the Bankruptcy Court.  In such case, the defaulting Successful Bidder’s Good Faith Deposit shall be forfeited to the Debtors and the Debtors shall have the right to seek any and all other remedies and damages from the defaulting Successful Bidder subject to the terms of, and the limitations and restrictions set forth in, the Proposed Agreement or the Stalking Horse Agreement (as the case may be) of the Successful Bidder.

j.                                         Return of Good Faith Deposit. Except as otherwise provided in this paragraph with respect to any Successful Bid and the Second-Highest Bid, if any, the Good Faith Deposits of all Qualified Bidders shall be returned upon or within two (2) business days after the closing of the Auction.  The Good Faith Deposit of the Successful Bidder shall be held until the closing of the Sale and applied in accordance with the Successful Bid.  The Good Faith Deposit of the Second-Highest Bidder shall be returned as set forth in section (i) above.

k.                                      Modifications. At or before the Confirmation Hearing, consistent with the purposes of these Bid Procedures to obtain the highest or otherwise best offer for the LP Assets, the

Independent Ad Hoc Group, after consultation with the Debtors, may impose such other terms and conditions as they may determine to be in the best interests of the Debtors’ estates and creditors.

l.                                          Reservation of Rights.  The Independent Ad Hoc Group, after consultation with the Debtors, may (i) determine which Qualified Bid, if any, is the highest or otherwise best offer and (ii) reject at any time before entry of the Confirmation Order approving a Qualified Bid, any bid (other than the Stalking Horse Bid or any other Qualified Bid for which the applicable Proposed Agreement is identical to the Stalking Horse Agreement in all respects other than with respect to the cash purchase price offered thereunder) that is: (A) inadequate or insufficient; (B) not in conformity with the requirements of the Plan, the Bankruptcy Code, these Bid Procedures or the terms and conditions of the Sale; (C) contrary to the best interests of the Debtors, their estates, their creditors and other parties in interest; or (D) subject to any due diligence, financing condition or other contingencies (including representations, warranties, covenants and timing requirements) of any kind or any other conditions precedent to such party’s obligation to acquire the LP Assets or fund the purchase price offered in connection with such Qualified Bid other than, in any such case, as may be included in the Stalking Horse Agreement.  Nothing in these Bid Procedures shall, or shall be deemed to: (1) amend, modify, limit or otherwise affect the terms or conditions of the Stalking Horse Agreement, or the rights and remedies of the parties thereunder or under applicable bankruptcy law; or (2) except for their consent to the Stalking Horse Agreement, constitute the consent of the lenders under the LP Credit Agreement to any other sale or disposition of their respective collateral.

m.                                  Expenses.  Any bidders presenting bids shall bear their own expenses in connection with the proposed sale, whether or not such sale is ultimately approved, except as provided in the Stalking Horse Agreement with respect to the Expense Reimbursement.

n.                                      Highest Or Otherwise Best Bid.  Whenever these Bid Procedures refer to a determination as to the highest or otherwise best offer, the Independent Ad Hoc Group, after consultation with the Debtors, shall have the final authority to make such determinations.

o.                                      Stalking Horse Agreement.  It shall be a condition precedent to entry of the order of the Bankruptcy Court approving these Bid Procedures (the “Bid Procedures Order”) that the Stalking Horse Agreement shall be in a form that is (a) acceptable to the Independent Ad Hoc Group, SPSO and the Stalking Horse Bidder and (b) substantially complete such that, if a seller accepted the form, it would be capable of execution.

p.                                      Action of Independent Ad Hoc Group.  To the extent these Bid Procedures contemplate the provision of consent or the taking of other actions by the Independent Ad Hoc Group, such consent shall only be provided and/or such actions shall only be taken if supported by members of the Independent Ad Hoc Group holding over 50% in principal amount of the claims under the LP Credit Agreement held by the members of the Independent Ad Hoc Group.

EXHIBIT E

FORM OF TRANSFER AGREEMENT

TRANSFER AND PLAN SUPPORT JOINDER AGREEMENT

This Transfer and Plan Support Joinder Agreement (the “Agreement”) is dated as of                      and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”) in accordance with Section 1.3 of the Plan Support Agreement attached hereto as Exhibit A (the “Plan Support Agreement”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Plan Support Agreement.

WHEREAS, Assignor is a party to the Plan Support Agreement and has assigned to Assignee by separate agreement one or more Covered Claims and/or Interests;

WHEREAS, the assignment by Assignor to Assignee is not effective unless Assignee complies with Section 1.3 of the Plan Support Agreement; and

WHEREAS, Assignee agrees to comply with the Plan Support Agreement by entering into this Agreement.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Assignment and herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.             The Assignee (a) agrees to be bound by the Plan Support Agreement as a Plan Sponsor and (b) assumes the rights and obligations of a Plan Sponsor under the Plan Support Agreement, and shall be deemed for all purposes to be a Plan Sponsor.  The Assignee (a) represents and warrants to each of the other Parties to the Plan Support Agreement that, solely with respect to itself, the statements set forth in Section 2 of the Plan Support Agreement are true, correct and complete as of the date hereof; and (b) further represents and warrants that (i) it is acquiring the Covered Claims and/or Interests from the Assignor in the amounts set forth on Schedule 1 hereof (the “Assigning Claims and/or Interests”), and (ii) upon consummation of such acquisition (the “Acquisition Closing”) under the applicable agreements to which such Assigning Claims and/or Interests relate, it will be the legal or beneficial owner of the Assigning Claims and/or Interests.

2.             Assignee shall deliver a copy of this Agreement to all other Parties (in accordance with the Sections 1.3 and 7.14 of the Plan Support Agreement) no later than three (3) Business Days after the date of this Agreement.

3.             When acknowledged by each of the other Plan Sponsors, this Agreement may be attached to the Plan Support Agreement to evidence the foregoing assumptions and agreements; provided that any failure by the other Parties to acknowledge this Agreement shall not affect the validity or enforceability hereof.

4.             Notwithstanding anything to the contrary herein, Assignor shall remain bound by the Plan Support Agreement until the occurrence of the Acquisition Closing.

5.             THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED

AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OR OF ANY OTHER JURISDICTION, AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

6.             ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN THE BANKRUPTCY COURT, OR IN THE EVENT THAT THE BANKRUPTCY COURT DECLINES TO EXERCISE SUCH JURISDICTION FOR ANY REASON, THEN IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.

7.             This Agreement shall be effective upon execution by the Assignor and Assignee and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Agreement may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Assignment.

[Remainder of page intentionally left blank]

The terms set forth in this Agreement are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

Address:

Telephone:
Facsimile:
Email:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Address:

Telephone:
Facsimile:
Email:

SCHEDULE 1